   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SIMPLEX SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           7371                          77-0492528
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               521 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 617-6100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              PENELOPE A. HERSCHER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            SIMPLEX SOLUTIONS, INC.
                               521 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 617-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             LARRY W. SONSINI, ESQ.                          JUSTIN L. BASTIAN, ESQ.
              ROBERT SANCHEZ, ESQ.                              AMIE PETERS, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                     MONICA HEEMIN CHA, ESQ.
            PROFESSIONAL CORPORATION                         MORRISON & FOERSTER LLP
               650 PAGE MILL ROAD                               755 PAGE MILL ROAD
              PALO ALTO, CA 94304                              PALO ALTO, CA 94304
                 (650) 493-9300                                   (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                 PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
TO BE REGISTERED                                       OFFERING PRICE(1)                REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value.................            $50,000,000                        $13,200
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2000.

                                                 Shares

                            SIMPLEX SOLUTIONS, INC.

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $       and $       per share. We have applied to have our common stock
quoted on The Nasdaq Stock Market's National Market under the symbol "SPLX.".

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                                                                         UNDERWRITING
                                                            PRICE        DISCOUNTS AND   PROCEEDS TO
                                                          TO PUBLIC       COMMISSIONS      SIMPLEX
                                                       ---------------   -------------   -----------
Per Share............................................    $                $              $
Total................................................    $                $              $

     Delivery of the shares of common stock will be made on or about        ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                                      ROBERTSON STEPHENS
                                                             SG COWEN

           The date of this prospectus is                     , 2000

                               ------------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
PROSPECTUS SUMMARY.................     1
RISK FACTORS.......................     5
SPECIAL NOTE REGARDING
  FORWARD-LOOKING STATEMENTS.......    16
USE OF PROCEEDS....................    17
DIVIDEND POLICY....................    17
CAPITALIZATION.....................    18
DILUTION...........................    19
SELECTED CONSOLIDATED FINANCIAL
  DATA.............................    20
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS........    22

                                     PAGE
                                     ----
BUSINESS...........................    35
MANAGEMENT.........................    52
RELATED PARTY TRANSACTIONS.........    61
PRINCIPAL STOCKHOLDERS.............    64
DESCRIPTION OF CAPITAL STOCK.......    66
SHARES ELIGIBLE FOR FUTURE SALE....    69
UNDERWRITING.......................    71
NOTICE TO CANADIAN RESIDENTS.......    74
LEGAL MATTERS......................    75
EXPERTS............................    75
WHERE YOU CAN FIND MORE
  INFORMATION......................    75
INDEX TO FINANCIAL STATEMENTS......   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE ON THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL            , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

                            SIMPLEX SOLUTIONS, INC.

     We provide software and services that enable the design and first-time production success of complex integrated circuits, or ICs, for communications, computer and consumer products. Our products enable our customers to deliver timely, competitive systems-on-chip, or SoCs, implemented in deep submicron, or DSM, technologies. Our customers can gain a competitive advantage by using our products in advance of manufacture to verify that the IC design will perform as intended. Customers successfully using our products include leading chip and system vendors such as AMD, ATI Technologies, Cadence Design Systems, Infineon, Silicon Graphics, STMicroelectronics, Sun Microsystems, Texas Instruments, Toshiba and Vitesse Semiconductor.

     Semiconductor, consumer electronics and other technology product manufacturers depend on their ability to launch products successfully and cost effectively within narrow market windows. First-mover advantage when introducing new products is vital to capture dominant market share for a given product segment, making the efficiency of design and manufacturing processes critical to competitive positioning. Delays caused by unanticipated design flaws can force product launch postponement or cancellation, resulting in the failure of products, divisions and even companies.

     At the same time, demand for portable, power-efficient and high-performance electronic products, such as cell phones, has driven IC manufacturers to design complex SoCs with small feature sizes reaching 0.18 micron and below. "Feature size" relates to the size of an IC's components and is measured in microns, or millionths of a meter. These SoCs integrate digital components, such as microprocessors and memory, together with analog components, such as radio-frequency receivers and analog-to-digital converters, into a single chip. Designers of SoCs face numerous constraints posed by semiconductor physics at small feature sizes, which challenge traditional design software and can result in expensive design and manufacturing iterations. In addition, designers are sometimes unable to diagnose and address design flaws that cause their chips to fail. As IC geometries have decreased to 0.18 micron and below, the percentage of defective chips has increased dramatically. The Collett International Research, Inc. 2000 survey reports that in 1999, 48% of chips released to manufacture in North America required more than one manufacturing iteration for production ramp-up.

     Our software and services offer comprehensive, high-speed verification designed to ensure DSM ICs will function as intended, despite the complex effects of semiconductor physics. The benefits we provide to our customers stem from our expertise in chip design, computer science algorithms and software engineering, and include:

     - Advancing DSM IC design and manufacture: Our full-chip analysis capabilities are a key enabler for electrical correctness throughout the design process. Our products facilitate DSM closure -- the point in the IC design cycle where all DSM-related problems are corrected and power integrity, timing integrity, signal integrity and reliability goals are all met.

     - Accelerating product time-to-market: Our software and services accelerate time-to-market by helping designers deliver ICs that function as intended, with fewer costly design and manufacturing iterations.

     - Delivering lower cost per chip: Our products increase design process efficiency, resulting in lower production costs, increased chip reliability and reduced end product maintenance costs.

     Our customers use our products to successfully design ICs such as microprocessors, application-specific integrated circuits, digital signal processors and high-end graphics processors for many equipment markets including computers, networking, wireless and communications. In addition, we have developed strategic relationships with semiconductor manufacturers and software vendors in our customers' supply chain to integrate our software and services throughout our customers' design-through-production cycle. For example, we work with leading semiconductor manufacturers, or foundries, to measure the accuracy of our products and to obtain access to the most advanced semiconductor processes. These foundries include

Chartered Semiconductor Manufacturing, IBM, NEC, STMicroelectronics, Toshiba, Taiwan Semiconductor Manufacturing and United Microelectronics. Many of these foundries now recommend the use of our products to their customers to help ensure high-quality results from manufacturing. We also participate in software integration programs with Cadence Design Systems, Mentor Graphics and Synopsys.

     We were incorporated in Delaware in April 1995. Our principal executive offices are located at 521 Almanor Avenue, Sunnyvale, California 94085, and our telephone number is (408) 617-6100. Our website is located at www.simplex.com. The information contained on our website does not constitute part of this prospectus.

                              RECENT DEVELOPMENTS

     In September 2000, we entered into a definitive agreement to acquire Altius Solutions, Inc. Altius provides SoC design foundry services, focused on first-to-market and first-to-volume SoC design delivery, and software products which enable accelerated development of complex SoCs. Upon completion of the acquisition, Altius will become our wholly owned subsidiary. We expect to issue approximately 6.5 million shares of our common stock, subject to adjustment, to Altius stockholders in exchange for their shares of Altius common and preferred stock. We will also reserve approximately 2.3 million shares of our common stock for issuance to holders of Altius options and warrants we are assuming in connection with the proposed acquisition. We expect to complete the merger in October 2000. The transaction is subject to a number of contingencies including approval of the merger by Altius stockholders. The acquisition will be accounted for under the purchase method of accounting.

                                  THE OFFERING

Common stock offered by Simplex
Solutions...............................                    shares

Common stock to be outstanding after
this offering...........................                    shares

Use of proceeds.........................     For working capital and general
                                             corporate purposes and,
                                             potentially, for acquisition
                                             opportunities that may arise in the
                                             future.

Proposed Nasdaq National Market
Symbol..................................     SPLX

     The number of shares to be outstanding upon completion of this offering is based on shares outstanding as of June 30, 2000. This number excludes:

     - 7,850,568 shares of common stock reserved for issuance under our 1995 Stock Plan, of which 6,456,755 shares were subject to outstanding options;

     - 4.8 million shares of common stock reserved for issuance under our 2000 Incentive Stock Plan, none of which were subject to outstanding options;

     - 500,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan; and

     - 132,307 shares of preferred stock subject to outstanding warrants at a weighted average exercise price of $2.81.
                               ------------------

     Except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - the conversion of all outstanding shares of our convertible preferred stock into 12,526,255 shares of common stock upon the closing of this offering;

     - the filing of an amended and restated certificate of incorporation after the closing of this offering; and

     - no exercise of the underwriters' over-allotment option to purchase shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary financial information sets forth our historical information for the years ended September 30, 1997, 1998 and 1999 and the nine months ended June 30, 1999 and 2000. The pro forma balance sheet data as of June 30, 2000 reflects the conversion of all outstanding preferred stock and warrants into common stock and warrants upon the closing of the initial public offering. The pro forma, as adjusted balance sheet data gives effect to the net proceeds
from the sale of           shares of common stock in this offering at $     per
share.

                                                     YEAR ENDED               NINE MONTHS ENDED
                                                    SEPTEMBER 30,                 JUNE 30,
                                             ---------------------------    ---------------------
                                              1997      1998      1999         1999        2000
                                             -------   -------   -------    -----------   -------
                                                                            (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue..............................  $ 3,001   $ 6,537   $10,881      $ 6,677     $15,545
Gross profit...............................    2,291     5,640     8,811        5,082      13,203
Total operating expenses...................    7,569    12,782    15,930       12,142      16,162
Operating loss.............................   (5,278)   (7,142)   (7,119)      (7,060)     (2,959)
Net loss...................................   (5,178)   (6,830)   (7,041)      (6,876)     (3,287)

Basic and diluted net loss per share.......  $ (1.39)  $ (1.46)  $ (1.21)     $ (1.21)    $ (0.42)
                                             -------   -------   -------      -------     -------
Number of shares used in calculation of
  basic and diluted net loss per share.....    3,734     4,670     5,833        5,680       7,789
                                             -------   -------   -------      -------     -------
Pro forma basic and diluted net loss per
  share....................................                      $ (0.38)                 $ (0.16)
                                                                 -------                  -------
Number of shares used in calculation of pro
  forma basic and diluted net loss per
  share....................................                       18,359                   20,315
                                                                 -------                  -------

                                                                    AS OF JUNE 30, 2000
                                                             ----------------------------------
                                                                           PRO       PRO FORMA
                                                              ACTUAL      FORMA     AS ADJUSTED
                                                             --------    -------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $  6,745    $ 6,745
Working capital............................................     2,942      2,942
Total assets...............................................    22,669     22,669
Convertible preferred stock and warrants...................    24,184         --
Total common stock and other stockholders' equity
  (deficit)................................................   (11,698)    12,486

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES. IF WE FAIL TO ACHIEVE AND TO MAINTAIN PROFITABILITY IN THE FUTURE, OUR STOCK PRICE COULD BE MATERIALLY AND ADVERSELY AFFECTED.

     We have spent significant funds to date to develop and to refine our current technologies and services and to develop our sales and marketing resources. If we are unable to execute on our strategy to become profitable, our stock price could be negatively affected. We have incurred significant operating losses in the past and have not yet achieved profitability. As of June 30, 2000, we had an accumulated deficit of $24.7 million. In addition, we expect to continue to invest significantly in our next-generation research and development projects and to continue to hire additional people in all other areas of our company to support our growing business. As a result of these factors, to achieve profitability we will need to increase our customer base and to increase the number of and amounts of products and services purchased by our customers. We cannot assure you that we will be able to increase our revenues or operating efficiencies in this manner. Because we expect to continue to increase our investment in new areas of our business, our investment could outpace growth in our revenue, thus preventing our ability to achieve and maintain profitability. If we are unable to achieve and maintain profitability, our stock price could be materially adversely affected.

IF WE FAIL TO RESPOND ADEQUATELY TO UNEXPECTED QUARTERLY REVENUE FLUCTUATIONS, OUR OPERATING RESULTS MIGHT SUFFER, AND OUR STOCK PRICE MIGHT DROP.

     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, all of which are at least partially beyond our control. As a result of such fluctuations our quarterly operating results might not meet expectations of securities analysts following our stock, and therefore could negatively affect our stock price.

     Factors that could cause our quarterly results and stock price to fluctuate materially include:

     - our ability to hire and retain the sales force necessary to promote our products;

     - our ability to develop high quality innovative products that are responsive to customer needs;

     - timely delivery of our next generation products;

     - our dependence on the license of certain technology that enables or facilitates the operation of our products;

     - our ability to manage the seasonality of our sales cycle;

     - our ability to assure the electronic delivery of our products during the quarter in which they were purchased;

     - timing and structure of our product license agreements;

     - timing of research and development payments and hiring of sufficient research and development personnel;

     - changes in our pricing policies or those of our competitors; and

     - changes in accounting policies or standards, specifically changes affecting methods of revenue recognition.

     These factors, among others, make it difficult to predict our financial performance. As our quarterly results fluctuate, they may fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may drop.

OUR LIMITED OPERATING HISTORY MAKES OUR BUSINESS PROSPECTS DIFFICULT TO EVALUATE. IF WE ARE UNABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

     We were incorporated in April 1995 and shipped our first product in November 1996. Our limited operating history makes it difficult to evaluate our business, our prospects, or our ability to carry out our business plan. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Some of the risks we face relate to our ability to:

     - convince the semiconductor industry to adopt our proprietary technology and software products;

     - expand our base of customers that purchase our products and serve as reference accounts for our ongoing sales efforts;

     - continue to develop and upgrade our technology to add additional features required by customers, such as new interfaces with adjacent products and additional functionality, such as speed, accuracy and capacity;

     - continue to attract and retain qualified personnel, specifically engineers and sales personnel; and

     - geographically expand our sales channels into regions that are not currently covered and regions that are not adequately covered.

     We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address these risks or difficulties adequately, our business will likely suffer.

OUR RECENT ACQUISITION OF SNAKETECH, S.A. HAS REQUIRED SIGNIFICANT MANAGEMENT ATTENTION AND MIGHT FURTHER DISTRACT OUR MANAGEMENT AND DISRUPT OUR BUSINESS.

     We acquired Snaketech, S.A., a French societe anonyme, in March 2000. If we fail to successfully integrate Snaketech or any future acquisition into our company, the revenue and operating results of the combined company would decline. To realize the benefits of this recent acquisition, we must successfully integrate Snaketech's research and development facility into our existing operations despite differences in culture, language and legal environments, such as the mandated 35 hour work week in France and different tax treatments related to the issuance of equity to employees. Such integration has required and will continue to require significant time and resources to manage; we may not be able to manage such integration successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel of orders for our products.

FUTURE ACQUISITIONS, INCLUDING OUR PROPOSED ACQUISITION OF ALTIUS, MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     We intend to continue to make investments in complementary companies, products or technologies. If we buy a company or a division of a company, we could have difficulty in assimilating that company or division's personnel and operations which could negatively affect our operating results. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions could have a negative impact on our business, financial condition and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.

     For example on September 7, 2000, we entered into an agreement pursuant to which one of our wholly owned subsidiaries will merge with and into Altius Solutions, Inc., a provider of SoC design foundry services. Upon the closing of this merger, Altius will become our wholly owned subsidiary and we will issue approximately 6.3 million shares of our common stock, subject to adjustment, to Altius stockholders in exchange for their outstanding shares of Altius common and preferred stock. We will also reserve for issuance upon the exercise of options we are assuming in connection with the proposed merger approximately 2.5 million shares of our common stock, subject to adjustment. We anticipate that the Altius merger will close by the end of October, 2000. The Altius merger is subject to a number of contingencies including approval of the merger by the Altius stockholders and customary closing conditions. As a result, there can be no assurance that the Altius merger will be completed. If the Altius merger is completed, there can be no assurance that we will successfully integrate the additional personnel, operations, acquired technology and products into our business, or retain key personnel. Further, we cannot be sure that the acquisition of Altius will not have a negative impact on our business and financial condition.

IF OUR SEMICONDUCTOR DESIGN AND MANUFACTURER CUSTOMERS DO NOT DESIGN ICS AT DSM GEOMETRIES, THEY MIGHT NOT ADOPT OUR SOFTWARE PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     The semiconductor and design software industries are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our success depends upon the widespread adoption of deep submicron, or DSM, geometries for IC design, our ability to successfully market our current products that aid in IC design at such geometries. If the majority of semiconductor designers and manufacturers do not choose to design ICs at DSM geometries, or if our software products do not perform as designed, demand for our products and services will not develop and our financial results will suffer.

IF WE ARE UNABLE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY AND GROWTH OF OUR BUSINESS, OUR PRODUCTS AND SERVICES MIGHT BECOME OBSOLETE OR UNMARKETABLE, RESULTING IN REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE.

     We devote a substantial amount of our resources to research and development to enable us to enhance current products and develop new technologies. If we fail to enhance our current products and develop and introduce new generations of technology and products on a timely basis, or if we develop products that achieve limited market acceptance, we will not be able to address the increasingly sophisticated needs of our customers and our results of operations will be harmed. As our business grows, it may become more difficult to develop new products in a timely manner to meet market demand, which would harm our business. In addition, if we devote substantial resources to the development of technology or services that we are subsequently unable to successfully commercialize, our business could be harmed. We cannot assure you that we will be successful in developing and marketing product enhancements or new products that respond to technological change, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that our new products and product enhancements will achieve market acceptance. If we are unable to develop, introduce and successfully market products and services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition might be materially and adversely affected.

IF IC DESIGNERS AND MANUFACTURERS DO NOT INTEGRATE OUR SOFTWARE INTO EXISTING SOFTWARE AND DESIGN FLOWS OR IF OTHER SOFTWARE COMPANIES DO NOT COOPERATE IN INTEGRATING OUR PRODUCTS WITH THEIR PRODUCTS, DEMAND FOR OUR PRODUCTS WILL SUFFER.

     To successfully implement our business strategy, we must provide products that are integrable with the software of other design software companies. Execution of our business strategy is dependent upon our ability to develop superior products and cooperative relationships with competitors so that they work with us to integrate our software into a customers' design flow. Most of these bigger design software companies offer software intended to address a larger part of the market, including software which offer similar functionality as our software at highly discounted prices. Therefore, to successfully market our products, we must both convince our customers of the technological superiority of our products and convince our competitors to cooperate in integrating our software with their products that provide different functionality. Currently, we have integrated our software with the existing software of Cadence, Mentor Graphics, Synopsys and other interoperability partners. To date, one large competitor has refused to cooperate in integrating our software with its existing products. While we perform integration with this competitor's software on our customers' premises, it is more costly and time consuming without cooperation in the integration process. If we are unable to convince customers to adopt our software solutions over those of competitors offering a broader set of products or if we are unable to convince other semiconductor companies to cooperate in integrating our software with theirs to meet the complete demands of IC designers and manufacturers, our business and operating results will suffer.

IF OUR PRODUCTS DO NOT PERFORM AS EXPECTED OUR REVENUE AND MARKET SHARE COULD DECREASE AND OUR REPUTATION COULD BE HARMED.

     If the software that we provide to our customers performs poorly, contains errors or defects or is otherwise unreliable, our customers would likely be dissatisfied. Any failure or poor performance of our products could result in:

     - delayed or lost revenue;

     - hindered market acceptance of our products due to adverse customer reaction;

     - negative publicity or loss of reputation regarding us and our products and services;

     - diversion of research and development and management resources; and

     - claims for substantial damages against us.

OUR PRODUCTS HAVE A TYPICALLY LONG SALES CYCLE THAT MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

     The period between our initial contact with a potential customer and their purchase of our products and services is relatively long making it difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. If we do not correctly predict the timing of our sales, the amount of revenue we recognize in that quarter could be negatively impacted, which could negatively effect our operating results. Our sales cycle is long due to several factors, including:

     - limited access to key decision-makers of potential customers to authorize the adoption of our products;

     - long periods of time for potential customers to perform technical evaluations of our products and validation of the integration flow of our products with their existing products;

     - the significant investment of resources required by a customer to purchase and integrate our products;

     - budget cycles of our customers which affect the timing of purchases; and

     - delay of purchases due to announcements or planned introductions of new products by us or our competitors.

     The delay or failure to complete large orders and sales in a particular quarter could significantly reduce revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenue, could cause us not to meet research analysts expectations and cause our stock price to suffer. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

OUR MAINTENANCE OF OPERATIONS IN SEVERAL DIFFERENT COUNTRIES EXPOSES US TO RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     We currently operate Simplex Solutions, S.A. and Simplex Solutions, S.A.R.L. in France, Simplex Solutions K.K. in Japan and Simplex Solutions U.K. Limited in the United Kingdom. Maintenance of these entities subjects us to risks of conducting business internationally which could harm our business, financial condition and results of operations. These risks include, among others:

     - proper maintenance of corporate formalities for our international entities;

     - the uncertainty of Japanese sales due to the typically lengthy Japanese sales cycle;

     - potential adverse tax consequences, including restrictions on repatriation of earnings and taxation of equity compensation for employees and consultants;

     - foreign currency exchange rate fluctuations;

     - greater difficulty in collecting accounts receivable; and

     - burdens of complying with foreign laws, particularly with respect to intellectual property.

     We generated 23% of our consolidated revenue from sales outside of North America in fiscal 1999 and 31% of our consolidated revenue from sales outside North America in the nine months ended June 30, 2000. All of our international sales to date have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Conversely, a decrease in the value of the U.S. dollar relative to foreign currencies would increase the cost of our overseas operations, which would reduce our gross margins.

FAILURE TO MANAGE OUR RAPID GROWTH SUCCESSFULLY COULD HARM OUR BUSINESS.

     We have grown rapidly since our inception and need to grow quickly in the future. Any failure to manage this growth could strain our resources, which would impede our ability to increase revenue and achieve profitability. For example, the number of our employees increased from 83 at July 1999 to 125 at July 2000. We expect this growth in personnel to continue and increase. We currently anticipate that our growth will require us to relocate to larger corporate offices within a year. Future expansion could be expensive and strain our management and other resources. To manage growth effectively, we must:

     - maintain a high level of customer service and support;

     - improve our management, financial and information systems and controls;

     - manage and expand our sales operations, which are in several locations;
       and

     - hire, train, manage and integrate new personnel.

     There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our product and service offerings and expand our target markets. The strains imposed by these demands are magnified by our relatively limited operating history. If we cannot manage our growth effectively, our business and results of operations could be adversely affected.

BECAUSE A LIMITED NUMBER OF CUSTOMERS REPRESENT A HIGH PERCENTAGE OF OUR TOTAL REVENUE, THE LOSS OF ANY OF THESE CUSTOMERS COULD SUBSTANTIALLY IMPACT OUR REVENUE.

     We currently derive, and we expect to continue to derive, a large percentage of our total revenue from a relatively small number of customers. If any of these customers terminates its relationship with us, our revenue could decline significantly. Revenue concentration among our largest customers is as follows:

     - our 10 largest customers accounted for approximately 53.5% of our revenue in fiscal 1999 and 52.4% of our revenue in the first nine months of fiscal 2000;

     - our largest single customer, Toshiba, accounted for approximately 4.7% of our revenue in fiscal 1999 and approximately 17.7% of our revenue in the first nine months of fiscal 2000.

     The loss of revenue from any of our major customers could negatively impact our results of operations, or limit our ability to execute our strategy. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenue in future periods.

BECAUSE MANY OF OUR CURRENT COMPETITORS HAVE LONGER OPERATING HISTORIES AND SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL, MARKETING AND OTHER RESOURCES THAN WE DO, WE MIGHT NOT BE ABLE TO ACHIEVE SUFFICIENT MARKET PENETRATION TO SUSTAIN PROFITABILITY OR BE ABLE TO GAIN ADDITIONAL MARKET SHARE.

     Our current competitors control significantly greater market share than we do. If we are unable to gain additional market share due to their pre-existing relationships with our potential customers, our operating results could be harmed. The design software industry is comprised of companies that offer software products that are used to facilitate the IC design process. Our products are used to facilitate complex DSM IC designs. Our competitors who offer products that are used for other segments of the IC design process often bundle their products together to offer discounts on products competitive with those we offer, making it extremely attractive for our customers to use alternative products to ours. In addition, these competitors may not support our effort to integrate our products into their existing software. These competitors include such companies as Avant!, Cadence, Mentor Graphics and Synopsys. Since these competitors offer a more comprehensive range of products than we do, they are often able to respond more quickly or price more effectively to take advantage of new or changing opportunities and respond to new technologies and customer requirements. If we lose such opportunities to our competitors, our results of operations could be harmed.

AS THE DSM MARKET CONTINUES TO GROW, COMPETITORS MAY INCREASE THEIR FOCUS ON THIS MARKET AND APPLY SUBSTANTIALLY GREATER RESOURCES TO THE DEVELOPMENT AND DISTRIBUTION OF DESIGN SOFTWARE DIRECTLY COMPETITIVE WITH OUR SOFTWARE.

     We currently encounter direct competition from competitors such as Avant!, Cadence, Mentor Graphics and Synopsys for design software at DSM. If the market for design software at 0.18 micron geometries and below continues to grow, some of our competitors may increase their focus on offering design software directly competitive with ours, whether by internal development, external development or acquisition. If competition for software competitive with ours increases, our competitors may attempt to keep us from integrating our software with theirs, making it more difficult for our customers to adopt our software in their design flows. If such increased competition were to result in resistance to integration of our software with those of our competitors, our business would be harmed.

IF WE CANNOT CONTINUALLY ATTRACT AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL, OUR RESULTS OF OPERATIONS WILL BE HARMED.

     Our future success depends on our continuing ability to attract and retain highly qualified technical personnel, particularly engineers, and qualified sales and marketing personnel. If we cannot attract and retain the necessary individuals we may not be able to continue our innovation and sell our products which could negatively effect our operating results. We have experienced and expect to continue to experience difficulty in hiring and retaining engineers qualified to support our current products and develop next generation technologies. We need to expand substantially our sales operations and marketing efforts, both domestically and internationally, to try to increase market awareness and sales of our products and services. We will also need to increase our technical staff to service customers and perform continued research and development. Competition for such employees is intense, particularly in the Silicon Valley, and we may not be able to attract or retain such key personnel. We have previously experienced significant turnover in our sales force and any future turnover might effect our revenues because initial sales by new sales personnel are expected to be low. If we are unable to hire and retain qualified personnel in the future, our business could be seriously harmed and our operating results could suffer.

IF WE ARE UNABLE TO RETAIN OUR EXECUTIVE OFFICERS AND KEY PERSONNEL, OUR BUSINESS COULD BE HARMED.

     Our future success depends upon the continued service of our executive officers and other key personnel, and their ability to work together. Of particular importance to our continued operation are:

     - Penelope A. Herscher, Chairman and Chief Executive Officer;

     - Aki Fujimura, President and Chief Operating Officer;

     - Luis P. Buhler, Chief Financial Officer;

     - Steven L. Teig, Chief Technical Officer; and

     - James D. Behrens, Vice President of Worldwide Field Operations.

     Searching for replacements for our key management could divert management's time and result in increased operating expenses. None of our executive officers or key employees is bound by an employment agreement for any specific term and we do not maintain any key person life insurance policies. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be seriously harmed.

ANY INABILITY TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE ADVANTAGE, DIVERT MANAGEMENT ATTENTION, REQUIRE ADDITIONAL INTELLECTUAL PROPERTY TO BE DEVELOPED AND/OR CAUSE US TO INCUR EXPENSES TO ENFORCE OUR RIGHTS.

     Because our products are based on the technology in our software, our success depends on our ability to protect our intellectual property. If we are not able to successfully protect our technology domestically and abroad, our results of operations could suffer. We rely on a combination of patent, copyright, trademark and trade secrets to establish and protect our intellectual property rights. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those with access to our intellectual property to execute nondisclosure agreements with us and restricting access to our technology. We currently have one issued U.S. patent and we have several patents pending relating to our technology. We cannot provide any assurance that these applications will be granted. In addition, we cannot assure that, even if granted, third parties have not or will not develop competitive technologies or products without infringing our current patent or any future patents, or that such patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents.

     Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy our software or obtain and use information we regard as proprietary. Policing unauthorized use of software is difficult, especially internationally. The laws of some foreign countries in which we do business do not protect our intellectual property to as great an extent as do the laws of the United States. Patent infringement and trade secret misappropriation litigation is highly visible and increasing in our industry. As a result of all these factors, our means of protecting our intellectual property may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our intellectual property.

IF THIRD PARTIES ASSERT, REGARDLESS OF MERIT, THAT OUR TECHNOLOGIES INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, OUR REPUTATION AND ABILITY TO LICENSE OR SELL OUR PRODUCTS COULD BE HARMED.

     We license certain portions of our technology from third parties. We expect that, like other software developers, we may increasingly be subject to infringement claims. Any claims relating to such licensed technology or our intellectual property, regardless of merit, would be costly and time-consuming to defend against and could seriously harm our ability to develop and market our products and manage our daily operations. Our customer contracts generally require us to indemnify customers for losses resulting from third party infringement claims resulting from the use of our products. Thus, in addition to any claims brought directly against us, we could be responsible to indemnify customers for claims brought against them. The competitive nature of the semiconductor industry and the importance of our software products to our customers' design flows and competitors' businesses may contribute to a higher likelihood of being subject to third party claims of infringement.

IF WE NEED TO RAISE ADDITIONAL FUNDS IN THE FORESEEABLE FUTURE TO FUND OUR OPERATIONS OR FUTURE ACQUISITIONS, THEY MIGHT NOT BE AVAILABLE TO US, ON FAVORABLE TERMS OR AT ALL, AND IF UNAVAILABLE, COULD IMPAIR OUR ABILITY TO RUN OUR BUSINESS.

     We anticipate that our cash resources will be sufficient to meet our currently predicted working capital and capital expenditure requirements for at least the next 18 months. We might, however, need to raise additional funds through public or private financings, strategic relationships or other arrangements to do any of the following:

     - develop next-generation technologies or enhance current products;

     - fund additional sales and marketing programs;

     - acquire complementary businesses or technologies;

     - hire additional personnel;

     - expand our operations faster than currently anticipated; or

     - respond to competitive pressures in our industry.

     If we are unable to fund such potential business requirements, our results of operations could be harmed.

                         RISKS RELATED TO OUR INDUSTRY

IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS EXPERIENCE RECESSION OR OTHER CYCLICAL EFFECTS IMPACTING OUR CUSTOMERS' RESEARCH AND DEVELOPMENT BUDGETS, OUR OPERATING RESULTS COULD BE NEGATIVELY IMPACTED.

     The primary customers for our products are semiconductor design and manufacturing companies. Any significant downturn in our customers' markets, in particular, or in general economic conditions which result in the cut back of research and development budgets would likely result in a reduction in demand for our products and services and could harm our business. The markets for semiconductor products are cyclical. For example, in recent years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for IC design tools which, in turn, negatively impacted us. Our business is harmed when research and development budgets of our customers are curtailed. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. Such industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR RESOURCES IN ANTICIPATION OF THE EXPECTED SEASONALITY OF OUR REVENUE, OUR QUARTERLY OPERATING RESULTS MAY SUFFER AND OUR STOCK PRICE MAY DECLINE.

     We expect to experience significant seasonal variations in our revenue due to sales incentives that result in increased sales efforts at the end of the fiscal year. These seasonal trends materially affect our quarter to quarter operating results, which, if not effectively managed, could negatively impact our stock price. Based on our limited operating history, we expect that our revenue in the first quarter each year will typically be lower than revenue in other quarters. If we are unable to effectively manage our resources in anticipation of the seasonality of our revenue and the costs we expect to incur during periods of lower revenue, our operating results might be lower than anticipated by investors. This would likely cause the trading price of our stock to fall.

IF WE FAIL TO MAINTAIN COMPETITIVE STOCK OPTION PACKAGES FOR OUR EMPLOYEES, OR IF OUR STOCK DECLINES MATERIALLY FOR A PROTRACTED PERIOD OF TIME, WE MIGHT HAVE DIFFICULTY RETAINING OUR EMPLOYEES, PARTICULARLY IN THE SILICON VALLEY, AND OUR BUSINESS MAY BE HARMED.

     In today's competitive technology industry, employment decisions of highly skilled personnel are influenced by stock option packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company's stock price. If our stock price declines due to market conditions, investors' perceptions of the technology industry or managerial or performance problems we have, our stock option incentives may lose value to key employees and we may lose such employees or be forced to grant additional options to retain such employees, which could result in the following material adverse consequences to us:

     - loss of employees due to negative impact on our option packages;

     - immediate and substantial dilution to investors resulting from the grant of additional options necessary to retain employees; and

     - potential compensation charges against the company which could negatively impact our operating results.

WE MIGHT BECOME SUBJECT TO LITIGATION BY COMPETITORS OR PRIOR EMPLOYEES, WHICH COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION FROM FOCUSING ON OUR BUSINESS AND OPERATIONS.

     We may be subject to claims by competitors for infringement of their intellectual property or prior employees for human resources-related claims. Our insurance is limited to specific amounts per claim depending on the type of claim involved. A successful liability claim brought against us in excess of corresponding insurance coverage could be costly, which would harm our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT WITH WHICH THEY MAY DISAGREE REGARDING THE USE OF PROCEEDS FROM THIS OFFERING.

     We do not have a definitive quantified plan with respect to the use of the net proceeds of this offering and have not committed the substantial majority of these proceeds to any particular purpose, as more fully described in "Use of Proceeds." Accordingly, our management will have broad discretion with respect to the use of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. These investments may not yield a favorable return. We have only made preliminary determinations as to the amount of net proceeds to be used based upon our current expectations regarding our financial performance and business needs over the foreseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve.

As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current allocation plans.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. The net tangible book value of a share of common stock purchased at an assumed initial public offering
price of $     per share will be only $          . Additional dilution may be
incurred if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD DEPRESS OUR STOCK PRICE.

     Upon completion of this offering, based upon shares outstanding as of
            , 2000, we will have                shares of our common stock
outstanding, of which:

     - all of the shares we are selling in this offering may be resold in the public market immediately;

     - another                shares are subject to the lock-up agreements
       described in "Underwriting" and will become available for resale in the public market beginning 180 days after the date of this prospectus, and

     - an additional                shares subject to outstanding options will
       be available for sale in the public market beginning 180 days after the date of this prospectus.

     In addition, some of our current stockholders have "demand" and/or "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights provide for notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act, and grant such holders the right to include their shares in the registration statement. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

     As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR PRINCIPAL STOCKHOLDERS CAN EXERCISE A CONTROLLING INFLUENCE OVER OUR BUSINESS AFFAIRS.

     Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 22% of our common stock following this offering. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could cause our stock price to drop. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, AND DISCOURAGE A TAKEOVER.

     Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock-Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter Documents" for a more complete description of these provisions.

NEGOTIATIONS BETWEEN THE UNDERWRITERS AND US DETERMINED OUR INITIAL PUBLIC OFFERING PRICE, BUT THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price of our common stock may vary from the market price of our common stock following this offering. The market price of our common stock may fluctuate in response to various factors, some of which are beyond our control. Such factors include:

     - changes in market valuations of our competitors or other technology companies;

     - actual or anticipated fluctuations in our operating results;

     - technological advances in our industry either by us or our competitors;

     - loss of key personnel;

     - sale of significant amounts of our common stock or other securities in the open market; and

     - volume fluctuations, which are common for technology companies.

     General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. Please see "Underwriting."

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED, AND OUR STOCK MAY BE ILLIQUID, RESULTING IN MORE VOLATILITY.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

MARKET PRICES OF TECHNOLOGY COMPANIES HAVE BEEN HIGHLY VOLATILE AND THE MARKET FOR OUR STOCK MAY BE VOLATILE AS WELL.

     The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally have been extremely volatile. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

     This prospectus contains forward-looking statements that involve inherent risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "expect," "anticipate," "project," "believe," "plan," "intend," "future" and other similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

     You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our common stock is delivered.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the                shares of common
stock offered by us are estimated to be $ million, after deducting the underwriting discount and estimated offering expenses and assuming no exercise
of the underwriters' over-allotment option to purchase                shares
from us.

     The principal purposes of this offering are to facilitate growth in operations, to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. We expect to use the net proceeds of this offering for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing lines of credit prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth our total capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of
       shares of common stock at an assumed initial public offering price of
       $     per share in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us.

     You should read this information together with the consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                       JUNE 30, 2000
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Notes payable and capital lease obligations, net of
  current portion.........................................  $    381    $    381      $
                                                            --------    --------
Convertible preferred stock, $0.001 par value; 14,000,000
  shares authorized, 12,526,255 shares issued and
  outstanding, actual; no shares, issued and outstanding
  pro forma and pro forma, as adjusted....................    24,184          --
                                                            --------    --------
Common stock and other stockholders' equity (deficit):
  Common stock; $0.001 par value, 34,000,000 shares
     authorized, 10,697,293 shares issued and outstanding,
     actual; 23,223,548 shares issued and outstanding, pro
     forma and                shares issued and
     outstanding pro forma, as adjusted...................        11          23
  Additional paid-in capital..............................    17,074      41,246
  Notes receivable from stockholders......................    (1,679)     (1,679)
  Unearned stock-based compensation.......................    (2,384)     (2,384)
  Accumulated deficit.....................................   (24,720)    (24,720)
                                                            --------    --------      --------
     Total common stock and other stockholders' equity
       (deficit)..........................................   (11,698)     12,486
                                                            --------    --------      --------
     Total capitalization.................................  $ 12,867    $ 12,867      $
                                                            ========    ========      ========

     This table does not include:

     - 6,456,755 shares subject to outstanding options as of June 30, 2000 at a weighted average exercise price of $2.20;

     - 1,393,813 additional shares available for grant as of June 30, 2000 under our 1995 Stock Plan;

     - 4.8 million shares reserved for issuance under our 2000 Incentive Stock Plan;

     - 500,000 shares reserved for issuance under our Employee Stock Purchase Plan 2000;

     - 132,307 shares of common stock subject to outstanding warrants as of June 30, 2000 at a weighted average exercise price of $2.81;

     - the amendment to our certificate of incorporation upon completion of this offering to increase our authorized common stock and to decrease our authorized preferred stock; and

     - approximately 6.5 million shares of common stock to be issued in exchange for outstanding shares of Altius preferred and common stock, and approximately 2.3 million shares reserved for issuance upon exercise of options and warrants we will assume in connection with the proposed Altius acquisition.

     Upon completion of this offering, each outstanding share of convertible preferred stock will convert into one share of common stock.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was approximately $4.4 million, or $0.19 per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. Dilution in net tangible bank value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of the shares of our common stock offered hereby at an assumed initial
public offering price of $     per share and after deducting underwriting
discounts and commissions and estimated offering expenses, our pro forma net tangible book value, as adjusted at June 30, 2000 would have been approximately
$          , or $     per share. This represents an immediate increase in the
pro forma net tangible book value of $     per share to existing stockholders
and an immediate dilution of $     per share to new investors purchasing shares
at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $0.19
  Increase in pro forma tangible book value, as adjusted,
     per share attributable to new investors................
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new public investors based upon an assumed
initial public offering price of $     per share before deducting underwriting
discounts and commissions and estimated offering expenses and after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering:

                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
Existing stockholders..............  23,223,548         %     $36,891,000         %         $1.59
New public investors...............
                                     ----------      ---      -----------      ---          -----
  Total............................                     %     $                   %         $
                                     ==========      ===      ===========      ===          =====

     If the underwriters over-allotment option is exercised in full, the number
of shares held by new investors increase to        , or      %, of the total
shares of common stock outstanding after this offering.

     The above discussion and tables assume no exercise of stock options or warrants outstanding as of June 30, 2000. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this prospectus. The consolidated statement of operations data for the years ended September 30, 1997, 1998 and 1999 and the nine months ended June 30, 2000 and the balance sheet data as of September 30, 1998 and 1999 and June 30, 2000 have been derived from our consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations data for the nine month periods ended June 30, 1999 included elsewhere in this prospectus, are derived from our unaudited consolidated financial statements that include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for such period. Historical results are not necessarily indicative of results to be expected in any future period.

                                                                                                        NINE MONTHS
                                       PERIOD ENDED            YEAR ENDED SEPTEMBER 30,               ENDED JUNE 30,
                                       SEPTEMBER 30,   -----------------------------------------   ---------------------
                                           1995           1996        1997      1998      1999        1999        2000
                                       -------------   -----------   -------   -------   -------   -----------   -------
                                        (UNAUDITED)    (UNAUDITED)                                 (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue:
  License............................     $   --         $    --     $ 2,751   $ 5,385   $ 7,704     $ 4,989     $10,329
  Services...........................         --             224         250     1,152     3,177       1,688       5,216
                                          ------         -------     -------   -------   -------     -------     -------
    Total revenue....................         --             224       3,001     6,537    10,881       6,677      15,545
                                          ------         -------     -------   -------   -------     -------     -------
Costs of revenue:
  License............................         --              --         512       458        96          22          75
  Services...........................         --               3         198       439     1,974       1,573       2,267
                                          ------         -------     -------   -------   -------     -------     -------
    Total cost of revenue............         --               3         710       897     2,070       1,595       2,342
                                          ------         -------     -------   -------   -------     -------     -------
Gross profit.........................         --             221       2,291     5,640     8,811       5,082      13,203
                                          ------         -------     -------   -------   -------     -------     -------
Operating expenses:
  Research and development...........        102           1,443       3,166     5,038     6,378       4,964       3,457
  Selling and marketing..............          2             463       3,394     6,288     7,314       5,476       7,027
  General and administrative.........         90             528       1,002     1,407     2,225       1,689       2,061
  Amortization of goodwill and other
    intangibles......................         --              --          --        --        --          --       1,261
  Stock-based compensation...........         --              --           7        49        13          13       1,256
  In-process research and
    development......................         --              --          --        --        --          --       1,100
                                          ------         -------     -------   -------   -------     -------     -------
    Total operating expenses.........        194           2,434       7,569    12,782    15,930      12,142      16,162
                                          ------         -------     -------   -------   -------     -------     -------
Operating loss.......................       (194)         (2,213)     (5,278)   (7,142)   (7,119)     (7,060)     (2,959)
Interest and other income (expense),
  net................................          1              22         100       312        78         184        (328)
                                          ------         -------     -------   -------   -------     -------     -------
Net loss.............................     $ (193)        $(2,191)    $(5,178)  $(6,830)  $(7,041)    $(6,876)    $(3,287)
                                          ======         =======     =======   =======   =======     =======     =======
Basic and diluted net loss per
  share..............................     $(0.08)        $ (0.75)    $ (1.39)  $ (1.46)  $ (1.21)    $ (1.21)    $ (0.42)
                                          ======         =======     =======   =======   =======     =======     =======
Number of shares used in calculation
  of basic and diluted net loss per
  share..............................      2,445           2,921       3,734     4,670     5,833       5,680       7,789
                                          ======         =======     =======   =======   =======     =======     =======

                                                                        SEPTEMBER 30,
                                                  ---------------------------------------------------------   JUNE 30,
                                                     1995          1996        1997       1998       1999       2000
                                                  -----------   -----------   -------   --------   --------   --------
                                                  (UNAUDITED)   (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...................................    $  936        $ 2,081     $ 3,277   $  7,041   $  4,466   $  6,745
Working capital.................................       921          1,800       2,360      6,631      3,382      2,942
Total assets....................................     1,030          2,736       6,261     10,727     11,803     22,669
Convertible preferred stock and warrants........     1,113          4,404      11,044     23,333     24,184     24,184
Total common stock and other stockholder's
  deficit.......................................      (202)        (2,276)     (7,414)   (14,854)   (21,651)   (11,698)

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The pro forma statements of operations data for the year ended September 30, 1999 and the nine months ended June 30, 2000 are derived from the unaudited pro forma combined financial information, which reflect the acquisition of Snaketech and Altius as if such acquisitions had occurred on October 1, 1998, and are included herein. The pro forma statements of operations data are presented for informational purposes only and may not be indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1999            2000
                                                              -------------    -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net revenue.................................................    $ 13,520         $22,292
Cost of revenue:............................................       3,013           4,936
                                                                --------         -------
Gross profit................................................      10,507          17,356
Operating expenses:
  Research and development..................................       7,468           5,512
  Sales and marketing.......................................       8,098           8,605
  General and administrative................................       3,090           3,097
  Amortization of goodwill and other intangibles............       9,836           5,936
  Stock-based compensation..................................       1,875           2,626
  In-process research and development.......................       1,100              --
                                                                --------         -------
     Total operating expenses...............................      31,467          25,776
                                                                --------         -------
Loss from operations........................................     (20,960)         (8,420)
Interest and other income (expense), net....................         273             129
Interest expense............................................        (134)           (318)
                                                                --------         -------
Net loss....................................................     (20,821)         (8,609)
                                                                ========         =======
Basic and diluted net loss per share........................    $  (1.38)        $ (0.53)
                                                                ========         =======
Shares used in computing pro forma basic and diluted net
  loss per share............................................      15,120          16,140
                                                                ========         =======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Our actual results could differ materially from those discussed in the forward-looking statements contained in this section. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

OVERVIEW

     We provide software and services that enable the design and first-time production success of complex integrated circuits, or ICs, for communications, computer and consumer products. Our products are designed to enable our customers to deliver timely, competitive systems-on-chip, or SoCs, implemented in deep submicron, or DSM, technologies.

     From our incorporation in April 1995 until we shipped our first product in November 1996, we primarily focused our activities on conducting research and development for our software products. In November 1996, we shipped our first product suite which included Fire & Ice and the predecessor to VoltageStorm SoC. In January 1999, we introduced VoltageStorm along with the ElectronStorm, ClockStorm and SI Report options. During the last two years, we have substantially extended and improved our products. In September 1999, we shipped our next-generation proprietary modeling product, Fire & Ice QX, that resulted in a 100x speedup over the prior version. In June 2000, we introduced our next-generation power integrity product, VoltageStorm SoC, which addresses the unique challenges of SoC design earlier in our customers' design flow.

     In March 2000, we acquired all the outstanding capital stock of Snaketech S.A., or Snaketech, in exchange for a total of approximately 2.8 million shares of common stock and options to purchase approximately 311,000 shares of our common stock. The acquisition of Snaketech added SubstrateStorm to our SoC verification product family. The acquisition was accounted for using the purchase method of accounting.

  Source of Revenue

     We derive our revenue from software licenses, maintenance, consulting, training and the development of technologies under research and development contracts. Our end customers include microprocessor companies, embedded memory or digital signal processor suppliers, design and engineering service companies, application-specific IC vendors and application-specific standard products companies building high-end graphics, networking, wireless and communications systems.

  License Revenue

     We generate our revenue under time-based licenses and term licenses. Our time-based licenses are typically 1- to 3-year contracts. Our term licenses are typically 3- or 20-year licenses. We intend to increase the percentage of revenue derived from our time-based licenses and our 3-year term licenses. Time-based licenses are renewed by customers on a periodic basis. License revenue was 66% of total revenue for the nine months ended June 30, 2000 and 71% of our total revenue in fiscal year 1999.

  Services

     Services revenue is generated from:

     - maintenance services;

     - short-term consulting and training; and

     - research and development contracts.

     Maintenance is sold to customers with perpetual and term licenses and is renewed by customers on an annual basis. We perform short-term consulting for and provide training to end customers. We also have a research and development project with one customer. Services revenue accounted for 34% of our total revenue for the nine months ended June 30, 2000 and 29% of our total revenue in fiscal 1999.

  International Revenue

     We have international sales offices located in the United Kingdom, France, and Japan. North American sales offices are located in North Carolina, Texas and California. We also use distributors and sales agents in Taiwan and Korea. Our international sales offices and distributors accounted for 35% of our total revenue for the nine months ended June 30, 2000 and 31% of our total revenue in fiscal year 1999.

  Revenue Recognition

     We report revenue in two categories: license revenue and services revenue. License revenue is derived from product sales to end users and distributors. Services revenue is derived from providing consulting and training, and maintenance and support services to end users and under research and development contracts.

     We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, ("SOP 97-2") and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. License revenue is derived from term and time-based licenses. License revenue from term licenses is recognized upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable and collection is deemed probable. We do not generally include acceptance criteria or rights of return in our arrangements.

     For contracts with multiple obligations (e.g., product licenses, maintenance and other services), we allocate revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is based on either the price when each component is sold separately, or the renewal rates for maintenance in future years as specified in the arrangement. We recognize revenue allocated to undelivered products and services when the criteria for revenue set forth above are met.

     License and maintenance revenue from time-based licenses for a term of one year or less is recognized ratably over the period of the license, as maintenance for these licenses is never sold separately from the license.

     Services revenue from consulting, installation and training is recognized as the related services are performed, when collectibility is probable and the fee is fixed and determinable. Revenue from maintenance and support agreements are deferred and recognized on a straight-line basis over the term of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

     Prior to the adoption of SOP 97-2, we recognized revenue from the sale of product licenses upon shipment if remaining obligations were insignificant, collections of resulting accounts receivable was probable and product returns reasonably estimable.

     We recognize revenues derived from research and development contracts in accordance with American Institute of Certified Public Accountants Statement of Position No. 81-1, Contract Accounting under the percentage-of-completion method of accounting based on the estimated stage of completion of individual contracts.

  Cost of Revenue

     Cost of license revenue consists primarily of the expenses related to royalties, amortization and maintenance related to purchased or licensed technologies. We deliver our product and associated documentation electronically. Cost of services revenue consists primarily of personnel expenses, costs related to outside consultants, travel and overhead expenses related to program management, software installation, customer and technical support, fees for sub-contractors and training.

  Operating Expenses

     Operating expenses consist of research and development expenses, selling and marketing expenses, general and administrative expenses, stock-based compensation expenses and amortization of acquired intangibles and in-process research and development expenses. We allocate the total costs for overhead and facilities based on headcount to each of the functional areas that use the relevant services. These allocated charges include general overhead items such as building rent, equipment-leasing costs, telecommunications charges and depreciation expense.

  Sales and Marketing

     Sales and marketing expenses consist primarily of compensation and benefits for direct sales and marketing personnel, travel cost, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs.

  Research and Development

     Research and development costs consist primarily of expenses related to the development of new functionality and upgrades of our software. These expenses include compensation and benefits for software developers, quality assurance personnel and for third-party contract development costs.

  General and Administrative

     General and administrative expenses consist primarily of compensation and benefits for general and administrative employees and fees for professional advisors.

  Amortization of Goodwill and Other Intangibles

     Amortization of goodwill and other intangibles consists of amortization of goodwill and other intangible assets arising through our acquisition of Snaketech. This acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Goodwill and other intangible assets are amortized on a straight-line basis over their respective estimated useful lives from one to seven years.

  Stock-based Compensation

     During the nine-months ended June 30, 2000 we granted stock options and issued restricted stock to our officers, employees and consultants at prices deemed to be below the estimated fair value of the underlying common stock. As a result, we recorded unearned stock-based compensation of $3.6 million for the nine months ended June 30, 2000. For employees, such amount represents the difference at the grant date between the exercise price of each stock option granted or the purchase price for each share of restricted stock and the fair market value of the underlying common stock. This amount is being amortized, using the accelerated vesting method, over the vesting period of the options or restricted stock, generally four years. Stock-based compensation related to consultants is measured on a fair-value basis using the Black-Scholes methodology.

RESULTS OF OPERATIONS

     The following table presents certain financial data as a percentage of total revenue for the periods indicated:

                                                         YEARS ENDED          NINE MONTHS ENDED
                                                        SEPTEMBER 30,             JUNE 30,
                                                     --------------------    -------------------
                                                     1997    1998    1999       1999        2000
                                                     ----    ----    ----    -----------    ----
                                                                             (UNAUDITED)
Net revenue:
  License..........................................    92%     82%    71%         75%        66%
  Services.........................................     8      18     29          25         34
                                                     ----    ----    ---        ----        ---
     Total revenue.................................   100     100    100         100        100
                                                     ----    ----    ---        ----        ---
Cost of revenue:
  License..........................................    17       7      1          --         --
  Services.........................................     7       7     18          24         15
                                                     ----    ----    ---        ----        ---
     Total cost of revenue.........................    24      14     19          24         15
                                                     ----    ----    ---        ----        ---
Gross profit.......................................    76      86     81          76         85
                                                     ----    ----    ---        ----        ---
Operating expenses:
  Research and development.........................   105      77     59          74         22
  Sales and marketing..............................   114      96     67          82         46
  General and administrative.......................    33      22     20          25         13
  Amortization of goodwill and other intangibles...    --      --     --          --          8
  Stock-based compensation.........................    --      --     --          --          8
  In-process research and development..............    --      --     --          --          7
                                                     ----    ----    ---        ----        ---
     Total operating expenses......................   252     195    146         181        104
                                                     ----    ----    ---        ----        ---
Operating loss.....................................  (176)   (109)   (65)       (105)       (19)
Interest and other income (expense), net...........     3       5     --           2         (2)
                                                     ----    ----    ---        ----        ---
Net loss...........................................  (173)%  (104)%  (65)%      (103)%      (21)%
                                                     ====    ====    ===        ====        ===

NINE MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000

  Revenue

     Total Revenue. Total revenue increased 133% from $6.7 million for the nine months ended June 30, 1999 to $15.5 million for the nine months ended June 30, 2000. Our contracts with Toshiba accounted for 18% of total revenue for the nine months ended June 30, 2000. As a percentage of total revenue, license revenue accounted for 75% for the nine months ended June 30, 1999 and 66% for the nine months ended June 30, 2000. Total revenue from sales to customers outside the United States accounted for 23% of total revenue for the nine months ended June 30, 1999 and 35% of total revenue for the nine months ended June 30, 2000. We expect that revenue derived from overseas customers will continue to account for a significant portion of our future revenue.

     License Revenue. License revenue increased 107% from $5.0 million for the nine months ended June 30, 1999 to $10.3 million for the nine months ended June 30, 2000 due to the introduction of our next generation modeling product, Fire and Ice QX, as well as an increase in the demand for existing products.

     Services Revenue. Services revenue increased 209% from $1.7 million for the nine months ended June 30, 1999 to $5.2 million for the nine months ended June 30, 2000. This increase was due to an approximately $4.1 million increase in maintenance and other support of our customers and approximately $1.1 million in revenue related to our research contract.

  Cost of Revenue

     Licenses. Cost of licenses increased 241% from $22,000 for the nine months ended June 30, 1999 to $75,000 for the nine months ended June 30, 2000, due to higher royalties incurred. As a percentage of licenses revenue, cost of licenses were 0.4% for the nine months ended June 30, 1999, and 0.7% for the nine months ended June 30, 2000.

     Services. Cost of services increased 44% from $1.6 million in the nine months ended June 30, 1999 to $2.3 million in the nine months ended June 30, 2000, due to cost of services related to our research contract offset by a cost-saving program that included a decrease in the use of outside consultants utilized for application engineering in early fiscal 1999. As a percentage of services revenue, cost of services was 93% for the nine months ended June 30, 1999, and 43% for the nine months ended June 30, 2000.

  Operating Expenses

     Research and Development. Research and development expenses decreased 30% from $5.0 million for the nine months ended June 30, 1999 to $3.5 million for the nine months ended June 30, 2000. During the second quarter of fiscal 1999, we limited the use of higher-priced outside consultants resulting in lower expenses. We started increasing the level of staffing for research and development after the acquisition of Snaketech in the third quarter of fiscal 2000. As a percentage of total revenue, research and development expenses were 74% for the nine months ended June 30, 1999 and 22% for the nine months ended June 30, 2000, attributable to increases in total revenue and lower expenses. We believe that continued increase in our investment in research and development is necessary to expand our market presence and to expand the technology and product leadership. Therefore, we expect that research and development expenses will increase in the future.

     Sales and Marketing. Sales and marketing expenses increased 28% from $5.5 million for the nine months ended June 30, 1999 to $7.0 million for the nine months ended June 30, 2000. Approximately $1.1 million of this increase was due to the addition of sales personnel and increased commissions paid. As a percentage of total revenue, sales and marketing expenses were 82% for the nine months ended June 30, 1999 and 45% for the nine months ended June 30, 2000, due to the growth of revenue outpacing the increase of sales and marketing expenses.

     General and Administrative. General and administrative expenses increased 22% from $1.7 million for the nine months ended June 30, 1999 to $2.1 million for the nine months ended June 30, 2000 due to the addition of personnel and increased use of consultants and third party advisors. As a percentage of total revenue, general and administrative expenses were 25% for the nine months ended June 30, 1999 and 13% for the nine months ended June 30, 2000. We expect general and administrative expenses to continue to increase as a result of expenses associated with being a public company, including annual and other public reporting costs, increased directors and officers liability insurance, investor relations programs and accounting and legal fees. Such expenses, however, are expected to decline as a percentage of total revenue.

     Amortization of Goodwill and Other Intangibles. Amortization of acquired intangibles was $1.3 million for the nine months ended June 30, 2000. This amount was due to the acquisition of Snaketech in March 2000. No amortization expense was recorded in the nine months ended June 30, 1999.

     Stock-based Compensation. We recorded unearned stock-based compensation of $3.6 million for the nine months ended June 30, 2000 and $20,000 for the nine months ended June 30, 1999. Amortization of stock-based compensation was $1.3 million for the nine months ended June 30, 2000 and $13,000 for the nine months ended June 30, 1999. This increased expense resulted from the increased level of stock option grants and restricted stock issuances and increases in the deemed fair market value of the underlying common stock.

     In-process Research and Development. On March 31, 2000, we acquired Snaketech. In connection with this acquisition, $1.1 million of acquired in-process research and development has been allocated based on established valuation techniques. At the date of the acquisition, this amount was expensed as a non-recurring charge as the in-process technology had not yet reached technological feasibility and had no alternative future use. Snaketech had one major in-process research and development project in progress at the time of the acquisition. We expect to incorporate this technology into our product development efforts.

     Net Interest and Other Income (Expense). Net interest and other income was $184,000 for the nine months ended June 30, 1999 and an expense of $328,000 for the nine months ended June 30, 2000. Net interest and other expense for the nine months ended June 30, 2000 includes interest expense incurred on our line of credit and capital leases, amortization of debt discount and foreign currency translation loss, offset by interest income earned on our cash and cash equivalent balances. We utilized the line of credit starting June 1999.

YEARS ENDED SEPTEMBER 30, 1998 AND 1999

  Revenue

     Total Revenue. Total revenue increased 66% from $6.5 million in fiscal 1998 to $10.9 million in fiscal 1999. AMD accounted for 12.6% and Sun Microsystems accounted for 11.1% of total revenue in fiscal 1998. No customer accounted for more than 10% of total revenue in fiscal 1999. As a percentage of total revenue, license revenue accounted for 82% in fiscal 1998 and 71% in fiscal 1999. Total revenue from sales to customers outside the United States accounted for 13% of total revenue in fiscal 1998 and 31% of total revenue in fiscal 1999.

     License Revenue. License revenue increased 43% from $5.4 million in fiscal 1998 to $7.7 million in fiscal 1999. This increase was attributable to expansion of our distribution channels both in North America and internationally during fiscal 1999.

     Services Revenue. Services revenue increased 176% from $1.2 million in fiscal 1998 to $3.2 million in fiscal 1999. The increase was primarily attributable to approximately $1.5 million in additional maintenance and other support in connection with the continued growth of the installed base of customers licensing our products and approximately $500,000 in research and development contract revenue. Most of our customers have purchased annual maintenance contracts on initial licenses and have renewed such contracts upon expiration.

  Cost of Revenue

     Licenses. Cost of licenses decreased from $458,000 in fiscal 1998 to $96,000 in fiscal 1999. As a percentage of license revenue, cost of product licenses were 9% in fiscal 1998 and 1% in fiscal 1999. The decrease in absolute dollars was principally due to reduced sales of older products which continued to incur royalty costs. We expect the cost of licenses to continue to decline as a percentage of total revenue.

     Services. Cost of services increased from $439,000 in fiscal 1998 to $2.0 million in fiscal 1999. As a percentage of services revenue, cost of services were 38% in fiscal 1998 and 62% in fiscal 1999. The increase in fiscal 1999 was a result of the expansion of application engineering that focuses on the provision of maintenance and support services.

  Operating Expenses

     Research and Development. Research and development expenses increased by 27% from $5.0 million in fiscal 1998 to $6.4 million in fiscal 1999. This increase was attributable to an approximately $1.6 million increase in engineering compensation and benefits, offset by a reduction of high-priced outside consultant expenses. As a percentage of total revenue, research and development expenses were 77% of total revenue in fiscal 1998 and 59% of total revenue in 1999. The decrease was attributable to an increase in total revenue.

     Sales and Marketing. Sales and marketing expenses increased by 16% from $6.3 million in fiscal 1998 to $7.3 million in fiscal 1999. As a percentage of total revenue, sales and marketing expenses were 96% of total revenue in fiscal 1998 and 67% of total revenue in fiscal 1999. Sales and marketing expenses increased due to the expansion of our worldwide direct sales and marketing organization. During fiscal 1999, we established direct sales and support offices in the United States, Europe, Taiwan and Japan.

     General and Administrative. General and administrative expenses increased 58% from $1.4 million in fiscal 1998 to $2.2 million in fiscal 1999. As a percentage of total revenue, general and administrative expenses were 22% of total revenue in fiscal 1998 and 20% of total revenue in fiscal 1999. This increase resulted from the addition of new management and administrative personnel to support our growth.

     Stock-based Compensation. We recorded unearned stock-based compensation of $45,000 in fiscal 1998 and $20,000 in fiscal 1999. Amortization of stock-based compensation was $49,000 in fiscal 1998 and $13,000 in fiscal 1999. This expense resulted from stock options granted to non-employees.

     Net Interest and Other Income (Expense). Net interest and other income decreased from $312,000 in fiscal 1998 to $78,000 in fiscal 1999. This decrease was due to decreased cash and cash equivalent balances.

YEARS ENDED SEPTEMBER 30, 1997 AND 1998

     Total Revenue. Total revenue increased 118% from $3.0 million in fiscal 1997 to $6.5 million in fiscal 1998. Sun Microsystems accounted for 26% of our revenue in fiscal 1997. AMD accounted for 12.6% and Sun Microsystems accounted for 11.1% of total revenue in fiscal 1998. As a percentage of total revenue, license revenue accounted for 92% in fiscal 1997 and 82% in fiscal 1998.

     License Revenue. License revenue increased 96% from $2.8 million in fiscal 1997 to $5.4 million in fiscal 1998. This increase was attributable to market acceptance of our initial products. Total revenue from sales to customers outside the United States accounted for 7% of total revenue in fiscal 1997 and 13% of total license revenue in fiscal 1998.

     Services Revenue. Services revenue increased 361% from $250,000 in fiscal 1997 to $1.2 million in fiscal 1998. This increase was attributable to maintenance and other support in connection with our installed base of customers licensing our products.

  Cost of Revenue

     Licenses. Cost of licenses decreased 11% from $512,000 to $458,000, in fiscal 1998. The decrease was due to reduced sales of older products which incur royalty costs. As a percentage of license revenue, cost of licenses was 19% in fiscal 1997 and 9% in 1998.

     Services. Cost of services increased 122% from $198,000 in fiscal 1997 to $439,000 in fiscal 1998. As a percentage of services revenue, cost of services was 79% in 1997 and 38% in 1998. This increase in absolute dollars was due to the expansion of application engineering in fiscal 1998.

  Operating Expenses

     Research and Development. Research and development expenses increased 59% from $3.2 million in fiscal 1997 to $5.0 million in fiscal 1998. This increase was attributable to approximately $0.9 million in increased engineering compensation and benefit expenses and approximately $0.5 million in increased overhead expenses. Our first product was completed and shipped in November 1996. As a percentage of total revenue, research and development expenses were 105% of total revenue in fiscal 1997 and 77% in fiscal 1998.

     Sales and Marketing. Sales and marketing expenses increased 85% from $3.4 million in fiscal 1997 to $6.3 million in fiscal 1998. As a percentage of total revenue, sales and marketing expenses were 114% in fiscal 1997 and 96% in fiscal 1998. Sales and marketing expenses increased in each fiscal period due to the expansion of our direct sales and marketing organization and increased commissions associated with increased bookings.

     General and Administrative. General and administrative expenses increased 40% from $1.0 million in fiscal 1997 to $1.4 million in fiscal 1998. As a percentage of total revenue, general and administrative expenses were 33% of total revenue in fiscal 1997 and 22% in fiscal 1998. These increases in general and administrative expenses resulted from the addition of personnel to support our growth.

     Stock-based Compensation. We recorded unearned stock-based compensation of $20,000 in fiscal 1997 and $45,000 in fiscal 1998. Amortization of stock-based compensation was $7,000 in fiscal 1997 and $49,000 in fiscal 1998. This expense was in relation to stock options granted to non-employees.

     Net Interest and other Income (Expense). Net interest income increased from $100,000 in fiscal 1997 to $312,000 in fiscal 1998. This increase was due to increased cash and cash equivalent balances as a result of receiving $12.1 million in connection with the issuance of Series E convertible preferred stock in fiscal 1998.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly results of operations in dollar amounts and as a percentage of total revenues for each quarter of fiscal 1999 and the first three quarters of fiscal 2000. You should read the following table in conjunction with our consolidated financial statements and the notes related thereto. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from our quarterly results of operations.

                                                                           QUARTER ENDED
                                     -----------------------------------------------------------------------------------------
                                     DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                         1998         1999        1999         1999            1999         2000        2000
                                     ------------   ---------   --------   -------------   ------------   ---------   --------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenue:
  License.........................     $ 1,642       $ 1,342    $ 2,006       $2,714          $3,192       $ 3,154    $ 3,983
  Services........................         495           529        662        1,491           1,050         1,997      2,169
                                       -------       -------    -------       ------          ------       -------    -------
  Total revenue...................       2,137         1,871      2,668        4,205           4,242         5,151      6,152
                                       -------       -------    -------       ------          ------       -------    -------
Cost of revenue:
  License.........................           1            18          3           74              24            27         24
  Services........................         574           599        400          401             579           712        976
                                       -------       -------    -------       ------          ------       -------    -------
  Total cost of revenue...........         575           617        403          475             603           739      1,000
                                       -------       -------    -------       ------          ------       -------    -------
Research and development..........       1,566         1,762      1,636        1,414             910         1,046      1,501
Sales and marketing...............       1,838         1,961      1,677        1,838           2,022         2,490      2,515
General and administrative........         522           629        543          531             647           663        751
Amortization of goodwill and other
  intangibles.....................          --            --         --           --              --            --      1,261
Stock-based compensation..........           2             2          4            5              29           692        535
In-process research and
  development.....................          --            --         --           --              --         1,100         --
                                       -------       -------    -------       ------          ------       -------    -------
  Total operating expenses........       3,928         4,354      3,860        3,788           3,608         5,991      6,563
                                       -------       -------    -------       ------          ------       -------    -------
Operating profit (loss)...........      (2,366)       (3,100)    (1,595)         (58)             31        (1,579)    (1,411)
  Other (expense) income..........          74            60         47         (103)            (83)         (116)      (129)
                                       -------       -------    -------       ------          ------       -------    -------
Net loss..........................     $(2,292)      $(3,040)   $(1,548)      $ (161)         $  (52)      $(1,695)   $(1,540)
                                       =======       =======    =======       ======          ======       =======    =======

                                                                           QUARTER ENDED
                                     -----------------------------------------------------------------------------------------
                                     DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                         1998         1999        1999         1999            1999         2000        2000
                                     ------------   ---------   --------   -------------   ------------   ---------   --------
                                                                          (IN THOUSANDS)
AS A PERCENTAGE OF TOTAL REVENUE:
Net revenue:
  License.........................          77%           72%        75%          65%             75%           61%        65%
  Services........................          23            28         25           35              25            39         35
                                       -------       -------    -------       ------          ------       -------    -------
  Total revenue...................         100           100        100          100             100           100        100
                                       -------       -------    -------       ------          ------       -------    -------
Cost of revenue:
  License.........................          --             1         --            2              --             1         --
  Services........................          27            32         15           10              14            14         16
                                       -------       -------    -------       ------          ------       -------    -------
  Total cost of revenue...........          27            33         15           12              14            15         16
                                       -------       -------    -------       ------          ------       -------    -------
Research and development..........          73            94         61           33              21            21         24
Sales and marketing...............          86           105         63           44              49            48         41
General and administrative........          25            34         21           12              15            13         12
Amortization of goodwill and other
  intangibles.....................          --            --         --           --              --            --         21
Stock-based compensation..........          --            --         --           --              --            13          9
In-process research and
  development.....................          --            --         --           --              --            21         --
                                       -------       -------    -------       ------          ------       -------    -------
  Total operating expenses........         184           233        145           89              85           116        107
                                       -------       -------    -------       ------          ------       -------    -------
Operating profit (loss)...........        (111)         (166)       (60)          (1)              1           (31)       (23)
  Other (expense) income..........           4             3          2           (3)             (2)           (2)        (2)
                                       -------       -------    -------       ------          ------       -------    -------
Net loss..........................        (107)%        (163)%      (58)%         (4)%            (1)%         (33)%      (25)%
                                       =======       =======    =======       ======          ======       =======    =======

     Lower revenue in the quarter ended March 31, 1999 was the result of the retroactive application of an accounting change, which required that revenue from time-based licenses of 1 year or less be recognized ratably instead of at the time of shipment. This revenue was recognized in the subsequent quarters. In June 1999, we announced the introduction of Fire & Ice QX which included a 100X increase in speed. Fire and Ice QX was first shipped in the our fourth quarter ended September 30, 1999. Our new product introduction, along with the increased efforts of our sales force due to traditional year-end incentives, produced an increase in license revenue in the quarter ended September 30, 1999. In the quarter ended December 31, 1999, sales continued to increase due to strong demand for our new products.

     During the March 31, 1999 quarter, we began a cost-savings program which included a shift away from the utilization of higher cost consulting personnel to in-house employees. As a result, research and development, sales and marketing and general and administrative expenses each began to decrease in the following quarter. In-process research and development expenses of $1.1 million in the quarter ended March 31, 2000 resulted from the Snaketech acquisition. During the quarter ended June 30, 2000, we recognized amortization expenses of $1.3 million related to the acquisition.

  Provision for Income Taxes

     No provision for federal and state income taxes has been recorded since inception because we have experienced significant net losses, which have resulted in federal and state operating loss carryforwards of approximately $17.8 million at June 30, 2000. In light of our cumulative operating losses, we have provided a full valuation allowance for all deferred tax assets as we are presently unable to conclude that it is more likely than not that the deferred tax asset will be realized.

  Liquidity and Capital Resources

     Since inception, we have financed our operations primarily through private sales of preferred stock in aggregate of approximately $24.2 million, internally generated funds, and the use of our line of credit with Transamerica Business Credit Corporation. As of June 30, 2000, we had $6.7 million of cash and cash equivalents. As of June 30, 2000, we had $2.5 million outstanding under our $5.0 million credit facility with Transamerica. Borrowing under this credit facility bears interest at a minimum rate of 9.0% (13.25% as of June 30, 2000). We anticipate using available cash to fund growth in operations and for working capital.

     Net cash provided by operating activities was $646,000 for the nine months ended June 30, 2000. Net cash used in operating activities was $5.4 million in fiscal 1999, $6.5 million in fiscal 1998 and $4.1 million in fiscal 1997.

     Net cash provided by investing activities was $1.3 million for the nine months ended June 30, 2000. Net cash used in investing activities was $696,000 in fiscal 1999, $1.1 million in fiscal 1998 and $1.1 million in fiscal 1997. Net cash provided by investing activities consisted primarily of cash received in the acquisition of Snaketech and the proceeds from available-for-sale securities. Cash used in investing activities consists primarily of purchases of property and equipment.

     Net cash provided by financing activities was $551,000 for the nine months ended June 30, 2000, $3.2 million in fiscal 1999, $11.4 million in fiscal 1998 and $6.4 million in fiscal 1997. Cash provided by financing activities during these periods was primarily due to proceeds from the issuance of preferred stock and common stock, stock options exercised by employees and borrowings under our line of credit facility.

     We currently anticipate that our available cash resources combined with the cash generated from operations will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 18 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds to finance more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences or privileges senior to those of our stockholders.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000. We are assessing the potential impact of this pronouncement on the financial statements; however, we do not expect any significant impact.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. We believe that our company currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. We are assessing the potential impact of this Interpretation on the consolidated financial statements.

  Qualitative and Quantitative Disclosures about Market Risk

     We develop products in the United States and France and sell our products globally, through our direct sales force and independent distributors. Our products are sold primarily in North America, Europe and Japan. Most of our sales are currently denominated in U.S. dollars; however we anticipate an increasing amount of sales to be denominated in the Japanese yen and possibly the euro. As a result, our financial results may be directly affected by changes in foreign currency exchange rates and weak economic conditions in foreign markets.

     We currently do not invest in, or hold for trading or other purposes, any financial instruments subject to market risk. As of June 30, 2000, we had $6.7 million of cash and cash equivalents. Our interest income is sensitive to changes in the general level of United States interest rates and any declines of interest rates over time would reduce our interest income from our portfolio. As of June 30, 2000, we had total debt of $2.8 million, most of which accrues interest based on the prime rate. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate. However, as we expect to repay the outstanding debts with the proceeds of this offering, we do not expect our exposure to market risk from changes in interest rates to be material.

ALTIUS RESULTS OF OPERATIONS

     In September 2000, we entered into a definitive agreement to acquire Altius Solutions, Inc. Altius provides SoC design foundry services which enable accelerated development of complex SoCs. Altius was incorporated in December, 1999, and received its first revenue for SoC design services in March, 2000. Past growth and results of business and operations are not necessarily indicative of future performance. The transaction is subject to a number of contingencies including approval of the merger by Altius stockholders. As a result, we cannot assure you that this transaction will be completed or that it will be completed in the expected time frame. This transaction will be accounted for under the purchase method of accounting.

     The following table presents certain Altius financial data derived from audited financial statements for the year ended December 31, 1999 and from unaudited financial statements for the six month periods ended June 30, 1999 and 2000. In the opinion of management, the unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the financial statements and notes to those financial statements included elsewhere in this prospectus (in thousands):

                                                                              SIX MONTHS ENDED
                                                               YEAR ENDED         JUNE 30,
                                                              DECEMBER 31,    -----------------
                                                                  1999         1999      2000
                                                              ------------    ------    -------
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  SoC design services.......................................     $2,037       $ 478     $4,558
  License...................................................        441         164         --
  Maintenance and other services............................        541          29        290
                                                                 ------       -----     ------
     Total revenue..........................................      3,019         671      4,848
                                                                 ------       -----     ------
Cost of revenue:
  SoC design services.......................................      1,605         384      2,510
  License...................................................         51          32         --
  Maintenance and other services............................        106          --        149
                                                                 ------       -----     ------
     Total cost of revenue..................................      1,762         416      2,659
                                                                 ------       -----     ------
Gross profit................................................      1,257         255      2,189
                                                                 ------       -----     ------
Operating expenses:
  Research and development..................................        497         203        337
  Sales and marketing.......................................        363         186        584
  General and administrative................................        180          66        540
  Stock-based compensation..................................         63          --        108
                                                                 ------       -----     ------
     Total operating expenses...............................      1,103         455      1,569
                                                                 ------       -----     ------
Operating profit/(loss) from operations.....................        154        (200)       620
Other income (expense), net.................................         40           5         29
                                                                 ------       -----     ------
Income/(loss) before income taxes...........................        194        (195)       649
Provision for income taxes..................................         95           1        291
                                                                 ------       -----     ------
Net income (loss)...........................................     $   99       $(196)    $  358
                                                                 ======       =====     ======

RESULTS OF OPERATIONS FOR ALTIUS SOLUTIONS, INC.

  Six Months Ended June 30, 1999 and 2000

     Total Revenue. Total revenue increased from $671,000 for the six months ended June 30, 1999 to $4.8 million for the six months ended June 30, 2000. Two customers accounted for 71% of total revenues for the six months ended June 30, 1999. Two customers accounted for 73% of total revenue for the six months ended June 30, 2000. As a percentage of total revenue, design services revenue accounted for 71% in the six months ended June 30, 1999 and 94% in the six months ended June 30, 2000. There were no sales to customers outside the United States for the six months ended June 30, 1999. Total revenue from sales to customers outside the United States accounted for 68% of total revenue for the six months ended June 30, 2000.

     SoC Design Services Revenue. SoC Design services revenue increased from $478,000 for the six months ended June 30, 1999 to $4.6 million for the six months ended June 30, 2000 as Altius achieved increased market adoption of its initial services.

     License Revenue. License revenue decreased from $164,000 for the six months ended June 30, 1999 to $0 for the six months ended June 30, 2000. The elimination of license revenue was due to the cessation of third party license sales in anticipation of commencing sale of its own license product. Altius expects to commence sale of its software licenses during the third quarter of 2000.

     Maintenance and Other Services Revenue. Maintenance and other services revenue increased from $29,000 for the six months ended June 30, 1999 to $290,000 for the six months ended June 30, 2000 due to assuming maintenance services for the installed base of third party license products. The third party license products were assumed by Altius starting in the quarter ended June 30, 1999.

  Cost of Revenue

     SoC Design Services. Cost of SoC design services increased from $384,000 for the six months ended June 30, 1999 to $2.5 million for the six months ended June 30, 2000 due to approximately $150,000 in increased licensing fees associated with software design tools, $1.7 million in increased compensation and benefits expense and $250,000 in increased overhead allocation. As a percentage of SoC design services revenue, cost of design services were 80% for the six months ended June 30, 1999 and 55% for the six months ended June 30, 2000.

     Licenses. Cost of licenses decreased from $32,000 for the six months ended June 30, 1999 to $0 for the six months ended June 30, 2000 due to the cessation of third party license sales. The costs consisted of royalty payments to a third party. As a percentage of licenses revenue, cost of licenses were 20% for the six months ended June 30, 1999. There were no license sales for the six months ended June 30, 2000.

     Maintenance and Other Services. Cost of maintenance and other services increased from $0 for the six months ended June 30, 1999 to $149,000 for the six months ended June 30, 2000 due to the addition of a customer service platform, including hot-line and on-site installation assistance services.

  Operating Expenses

     Research and Development. Research and development expenses increased from $203,000 for the six months ended June 30, 1999 to $337,000 for the six months ended June 30, 2000. During the first quarter of fiscal 2000, one of Altius' software projects achieved technological feasibility and, as a result, we capitalized approximately $306,000 of research and development costs. As a percentage of total revenue, research and development expenses were 30% for the six months ended June 30, 1999 and 7% for the six months ended June 30, 2000. The decrease was attributable to the commencement of capitalization of research and development in accordance with the requirements of United States generally accepted accounting principles.

     Sales and Marketing. Sales and marketing expenses increased from $186,000 for the six months ended June 30, 1999 to $584,000 for the six months ended June 30, 2000 due to approximately $230,000 in increased compensation for sales personnel, $80,000 in increased cost incurred for trade show expenses and $90,000 in increased overhead allocation. As a percentage of total revenue, sales and marketing expenses were 28% for the six months ended June 30, 1999 and 12% for the six months ended June 30, 2000. The decrease as a percentage of total revenue is due to the higher levels of total revenue.

     General and Administrative. General and administrative expenses increased from $66,000 for the six months ended June 30, 1999 to $540,000 for the six months ended June 30, 2000 due to approximately $400,000 in increased compensation and benefit expenses and $70,000 in increased overhead allocation. As a percentage of total revenue, general and administrative expenses were 10% for the six months ended June 30, 1999 and 11% for the six months June 30, 2000.

     Stock-based Compensation. Altius did not incur any stock-based compensation expense for the six months ended June 30, 1999. Altius recorded unearned stock-based compensation of $494,000 in the six months ended June 30, 2000. Amortization of stock-based compensation was $108,000 for the six months ended June 30, 2000. This expense resulted from stock options granted to employees.

     Interest and Other Income (Expense), net. Interest and other income (expense), net increased from $5,000 for the six months ended June 30, 1999 to $29,000 for the six months ended June 30, 2000. Interest and other income (expense), net for the six months ended June 30, 1999 consists of interest earned on Altius' money market investments, partially offset by interest expenses incurred on a term loan.

                                    BUSINESS

INTRODUCTION

     We provide software and services that enable the design and first-time production success of complex integrated circuits, or ICs, for communications, computer and consumer products. Our products are designed to enable our customers to deliver timely, competitive systems-on-chip, or SoCs, implemented in deep submicron, or DSM, technologies. By using our products to verify that the IC design will perform as intended in advance of manufacture, our customers can gain a competitive advantage.

     Demand for electronic products that are portable, power-efficient and high-performance, such as cell phones, has driven IC manufacturers to design complex SoCs with small feature sizes reaching 0.18 micron and below. These SoCs integrate digital components, such as microprocessors and memory, together with analog components, such as radio-frequency receivers and analog-to-digital converters, into a single chip. Successful development and commercialization of SoCs require the design and manufacture of ICs with increasingly small feature sizes. Designing SoCs with these small feature sizes magnifies semiconductor physics constraints, which presents significant challenges to designers and traditional design software. Sometimes, designers are unable to diagnose and therefore to correct the design decisions that cause their designs to fail.

INDUSTRY BACKGROUND

     Advances in the communications and electronics industries have stimulated consumer and business demand for communications and networking equipment, desktop computers, handheld computing wireless devices and other semiconductor-powered products. Demand for SoCs is increasing dramatically as manufacturers seek to remain competitive by rapidly introducing products with higher performance, lower cost and smaller size. According to the Integrated Circuit Industry report (ICE -- 2000), the worldwide market for SoCs and application-specific ICs is expected to grow from $30 billion in 1999 to $70 billion in 2004.

  Breakthrough IC Design Technology

     Successful development and commercialization of SoCs requires the design and manufacture of ICs with extremely small features, or geometries. Feature size, which is measured in millionths of a meter, or microns, refers to the size of physical structures that underlie a semiconductor device's transistors and the wires, or interconnect, that connect these transistors. The configuration of the transistors and interconnect together make up the IC's geometry.

     Advances in IC manufacturing technology have reduced feature sizes from 3.0 micron in 1980 to 0.18 micron and below in today's advanced semiconductors. IC geometries at or below 0.18 micron are commonly referred to as DSM geometries. Reductions in feature size make it possible to increase the number of transistors on each chip dramatically, producing corresponding increases in IC computing power and functionality. According to Dataquest, 25% of ICs manufactured in 2000 will incorporate geometries at or below 0.18 micron geometries, with continuing adoption expected to grow to 62% by 2003. Dataquest also reports that in 1998, only 2% of the engineers were doing designs with more than 10 million transistors whereas in 2000, 32% will be using more than 20 million transistors.

  The New Era of Physics-Dominated IC Design

     Designing SoCs with geometries at 0.18 micron or below presents major challenges both to designers and to traditional design software, making it extremely difficult to build chips that function as intended. These challenges are analogous to the complexity of powering a city. Ten years ago, the complexity of the power grid on a typical chip could be compared with that powering Des Moines, Iowa. The power grids on today's chips are as complex as that powering the entire state of California, with every citizen toggling a light switch one billion times per second. As geometries shrink, IC devices and interconnect become so densely packed that the different components of a chip interact in unintended ways and impact the proper functioning of the whole chip. These unintended interactions, which are negligible at larger geometries and thus have traditionally been ignored in chip design, are particularly acute at geometries of 0.18 micron and below. As IC designs become more dense, accurate analysis, or modeling, of interconnect signal transmission becomes fundamental to first-time production success of complex ICs.

     The laws of semiconductor physics ultimately dictate an IC's behavior. Yet, properly accounting for the effects of semiconductor physics at 0.18 micron represents a significant barrier to the successful manufacture of today's DSM designs. At DSM geometries, modeling the entire semiconductor chip, including transistors, interconnect and the underlying silicon, or substrate structure, has become essential to timely, cost-effective IC production. Historically, IC design focused on modeling the electrical properties of only the transistors to predict IC performance and functionality because the effects of other chip components were negligible.

                        PHYSICAL CROSS-SECTION OF AN IC

     [Heading: "Physical Cross-Section of an IC" Graphic: representation of the physical cross-section of an IC, including the interconnect, device and substrate layers. Description of cross section: "Internet & Device & Substrate"]

                                    GRAPHIC

     Discontinuity Between Manufacturing Capability and Effective Design. The IC industry's ability to manufacture ICs at DSM geometries has surpassed designers' ability to deliver IC designs that function as intended once manufactured in such densely configured geometries. The continued move to DSM has had an inordinate impact on design and manufacturing process efficiency including, but not limited to:

     - increasing the likelihood of prototype failure;

     - diminishing the ability to predict chip performance;

     - lowering manufacturing yield;

     - decreasing the reliability of end-products used by customers over time;
       and

     - increasing run-time for analysis and completion of complex designs.

     To avoid these adverse effects, IC designers have increasingly recognized a need for improved design methodologies and enabling technologies that can analyze DSM effects on all of the chip's components without sacrificing speed or accuracy.

As a result, full-chip analysis has become critical due to the interrelated nature of electrical current flow across an IC's transistors, interconnect and substrate. Segmented analyses of separate SoC components and regions are frequently too inaccurate to ensure that new ICs will be fully operational.

     Specific factors that govern IC performance include:

     - Power Integrity: Each subsection of an IC requires a consistent voltage supply for proper operation. Localized reductions or fluctuations in voltage can result in total chip failure, analogous to a "blackout," or failure to operate at intended speeds, analogous to a "brownout." Because electrical current follows the path of least resistance, the current flowing across an IC may be drawn from one section to another in an unexpected way, making full-chip analysis essential. Most currently available technologies lack the capacity to analyze all sections of the chip simultaneously, which limits their ability to detect potential power integrity problems.

     - Timing Integrity: A chip's proper operation requires internal signals to arrive at intended device locations at precise time intervals. Timing analysis requires accurate modeling of the electrical properties of the IC's interconnect in order to predict the arrival time of these signals correctly. As geometries shrink, the interconnect physics become more difficult to model, and proper signal arrival times thus become increasingly difficult to predict. Inaccuracies in timing of the arrival of the signals produce errors in IC function or insufficient performance. Most currently available technology lacks an adequate ability to model the interconnect physics for the full chip at practical speeds.

     - Signal Integrity: When many signals operate in close proximity at extremely high speeds, current flowing through one wire can disrupt the current flow in an adjacent wire, causing unintended interference between signals and possibly even chip failure. Similarly, in designs with both digital and analog components, or mixed-signal designs, current fluctuations caused by the switching of digital components can unexpectedly flow through the substrate on which the transistors and interconnect are placed. This can affect signal levels in an unintended manner, causing the chip to fail. Most currently available technology lacks the ability to build accurate models of the substrate and interconnect physics or the flow of current and so fails to detect such unanticipated and unintended current flow.

     - Reliability: Decreasing the width of the interconnect increases the probability that the interconnect will be designed without sufficient capacity to carry the intended current flow over time, ultimately causing wires to break and chips to fail. Because a chip might not immediately fail, faulty design is not always immediately evident. Therefore, proper design tools are needed to ensure that the interconnect can support the expected operating current of the IC over the anticipated lifetime of the chip. Most currently available technology lacks the capacity to analyze current flow across the entire chip, resulting in an inability to predict and to detect where breakages will occur.

     Trend of Market Disaggregation. Over the last 10 years, the semiconductor industry has been disaggregating as many companies have outsourced silicon manufacturing, focusing instead on system and IC design and reducing the costs and risks associated with increasingly complex semiconductor fabrication. This outsourcing of manufacturing has led to the rise of silicon foundries, or fabs, for hire as well as the growth of the fabless semiconductor industry. As the complexities of designing a SoC increase, and the costs of late schedules and manufacturing also increase, some companies have chosen to focus on chip design and as a result have begun to outsource chip design as well, much as they have outsourced semiconductor manufacturing in the past.

     [Graphic: depiction of the design process of SoCs and the shifting away of the design process from traditional semiconductor companies to system companies]

                                    GRAPHIC

  Business Challenges Facing SoC Design Companies

     Time-to-market Delays. In today's increasingly competitive high-technology economy, the inability to launch products successfully and cost-effectively into narrow market windows can mean the success or failure of products, divisions and even companies. First-mover advantage in introducing new products is vital to capturing dominant market share for a given product segment, making the efficiency of design and manufacturing processes critical to competitive positioning. Delays introduced by unanticipated design flaws can force product launch postponement or cancellation. As IC geometries have reached 0.18 micron and below, the percentage of defective chips has increased dramatically. The Collett International Research, Inc. 2000 survey reports that in 1999, 48% of chips released to manufacture in North America required more than one manufacturing iteration for production ramp-up. Design decisions that cause chips to fail are frequently not identified until significant manufacturing resources have been committed. As DSM design becomes more prevalent, design companies are increasingly experiencing time-to-market delays along with an increased incidence of design flaws.

     Increased Incidence of Design Flaws Identified after Manufacturing. The lack of accurate software used throughout the design and final testing, or sign-off verification, processes has increased the incidence of manufactured design flaws. Whether design flaws are evident upon initial manufacture or become evident over time with a product's use, the costs associated with IC redesign and remanufacture are significant. Dataquest estimates that direct, non-recurring engineering costs per 0.18 micron SoC design are $500,000.

     Managing the complexity of DSM effects has emerged as a critical barrier to the design and first-time production success of SoCs with the desired levels of performance. Advances in manufacturing technologies alone can no longer mitigate the increased risk of delayed SoC product introduction or failure without corresponding advances in design technologies. As a result, the IC design industry must integrate advanced methodologies and software products that manage design complexity and that incorporate full-chip DSM effects into all aspects of their design process.

OUR SOLUTION

     Our software and services offer a comprehensive, high-speed solution for chip verification that performs complex modeling and analysis of the physical effects of DSM in SoC designs. Our customers gain a competitive advantage by using our products in advance of manufacture to verify that the IC design will perform as intended. The benefits of our platform, which stem from our expertise in chip design, computer science algorithms and software engineering, include the following key benefits:

     Enabling DSM IC Design and Manufacture. Our design technology is engineered to analyze DSM effects throughout an IC without sacrificing speed or accuracy. In the environment of increasingly complex chip designs and correspondingly increased SoC design requirements, we believe that we enable electrical correctness throughout the full chip during the design process. Our modeling and analysis capabilities are designed to enable our customers to verify the integrity of their designs prior to completing the design process and manufacturing the chip. A number of chips designed with current technology fail without designers locating the cause of such fatal failures. We believe our products provide our customers with a competitive advantage in the design and delivery of high-performance ICs.

     Accelerating Time-to-Market. Using our products, our customers accelerate their time-to-market by incorporating DSM effects during the design cycle, not simply after the designs are released to manufacture, thus preventing unanticipated design and manufacture iterations. Our software and services help to provide customers with designs ready for production volume, thus avoiding a significant delay and the corresponding loss of revenue for the design supplier.

     Lowering Cost per Chip. By reducing design iterations for each design, our products help enable faster, more efficient design processes that substantially reduce production costs. Designers using our products test their IC designs during the design cycle. Our software is designed to limit the number of iterations required to design a reliable chip, therefore decreasing both the production cost per chip and the opportunity cost of time spent redesigning instead of innovating.

     Our software and services offer the following key attributes:

     Comprehensive Platform for SoC Verification. We provide software products that model the entire semiconductor and enable the delivery of designs with power integrity, timing integrity, signal integrity, and reliability. These products analyze complete SoC designs without compromising speed or accuracy, enabling our customers to design and to test complex, highly integrated ICs.

     High-performance and High-accuracy Verification. Our products have the capacity and speed to verify the full chip without partitioning it into smaller blocks. Our products also capture the higher accuracy of transistor-level models in the simpler, gate-level at which transistors are grouped into blocks. Gate-level refers to the simplified representation of frequently used groups of transistors. As a result, we provide our customers with transistor-level accuracy at gate-level speeds.

     Advanced Design Services for SoC Implementation. Upon completion of our acquisition of Altius, we will be able to offer services designed to help our customers be first-to-market and first-to-volume by delivering electrically correct ICs. We expect to achieve this through the combination of our software with Altius' proprietary SoC design methodology and software.

     Integrated Total Solution with Semiconductor Manufacturing
Foundries. Anticipating the essential role physics would play in the IC design process, we are one of the first in the industry to create and to market an integration program with silicon foundries. Our program enables our research and development staff to work on site at silicon foundries to develop and to certify models of the foundries' semiconductor processes for use with our software. Our program provides us with validation that our software is accurate and scalable. It also gives us a first-hand look at the manufacturers' present and future technologies enabling us to focus our innovation in areas that will serve our customers' needs. The resulting models are made available to our customers for use during SoC design verification. To date, Chartered Semiconductor Manufacturing, IBM Corporation, NEC, ST Microelectronics, Toshiba, TSMC and UMC are among the members of our integration program.

STRATEGY

     It is our objective to make our customers more successful by enabling them to effectively design DSM SoCs with ever decreasing geometries. In order to achieve this objective, we have adopted the following strategy:

     Increase Market Penetration Through Sales and Support Organization Development. To date, we have developed a strong market position within the application-specific integrated circuit, or ASIC, communications and integrated device manufacturer, or IDM, markets through our global direct sales force. We intend to expand our direct sales force and to grow our global market share while maintaining our focus on customer satisfaction by opening facilities close to our customers. In this regard, in 1998 and 1999, we opened offices in the United Kingdom, France and Japan to expand penetration of the semiconductor design market in these regions while simultaneously increasing support and close working relationships with our customers.

     Extend Market Leadership into Newer Products. We hold a strong market position in the power integrity and reliability verification markets. We intend to use our leadership in these SoC verification markets to introduce newer software products to our customers. In our experience, once customers have adopted our power integrity products, they have proven to be more likely to adopt our other products.

     Broaden Addressable Markets. Upon completion of our acquisition of Altius, we intend to expand our design capacity to develop broader market acceptance of our SoC design foundry products. As SoC design becomes more prevalent, both SoC design and DSM physics expertise will become increasingly vital to the successful design of ICs. We intend to leverage our expertise to help customers not only verify but also create new IC designs and design techniques. In addition, we anticipate that many companies will find it valuable to outsource design capability due to the high cost of keeping up with changing technology.

     Continued Commitment to Quality and Customer Satisfaction. We focus on the development of high-quality software, and we believe we have a strong emphasis on customer service. Our customer support services are highly regarded in the industry not only for our ability to integrate products from a variety of vendors, but also for our proactive working relationships with chip manufacturers and designers. We focus on the development of quality software without the need for additional development time. This Quality-on-Time(TM) approach to software development is a key component to customer satisfaction with our software and services. Through our intensive focus on company-wide quality, our engineering and support resources have the freedom to devote more time and energy to innovation.

     Advance and Develop Strategic Relationships. We intend to expand our industry-partner relationships with technology leaders to deliver to our customers further integration of the technologies and design capabilities critical to successful SoC design and production. We will continue to develop relationships with leading semiconductor manufacturers such as IBM, TSMC and UMC for the next generation of our integration program. In addition, we intend to expand our integration relationships with leading design tool vendors so that we are able to provide customers with integrated software solutions using our products as well as the products of other vendors.

     Pursue Strategic Acquisitions; Invest in Next-generation Technology. We intend to acquire strategic technology that will broaden our product offerings into related markets or will expand or improve our product line in SoC verification.

TECHNOLOGY

     The adoption of geometries at 0.18 micron and below has widened the gap between the performance potential of IC manufacturing technology and designers' ability to create high-performance designs.

Because preparing an IC design for manufacture is increasingly expensive and time-consuming, it has become even more critical to design with electrically correct methodology and to verify in advance that each IC, once manufactured, will work as specified. Further, the rapid emergence of SoC design styles has introduced new requirements for design tools and methodologies that overcome the limitations of previously available solutions.

     To satisfy these requirements, we create software models that capture the intricate details of semiconductor physics that are relevant to real-world IC designs. Our analysis tools then apply these models efficiently to a full chip, providing the designer with an accurate assessment of the expected performance and reliability of an IC before manufacturing. It is only by bridging the disparate disciplines of semiconductor physics, computer science and IC design that we have been able to develop our innovative technologies, and our strong emphasis on advanced software engineering methodologies has resulted in the rapid development of high-quality software products.

     Semiconductor Physics. An IC's behavior is ultimately dictated by the laws of semiconductor physics. The complexity of the interaction between different components of an IC increases with higher design speeds and dense geometries, and phenomena such as crosstalk, voltage drops, and noise become severe. The continuing, dramatic increase in the number of devices on a chip concomitantly increases the likelihood of DSM-related design failures.

     Our technical staff has an unusual breadth and depth of experience, both in industry and academia, at modeling semiconductor physics, and our expertise manifests itself in the correlation of our models to silicon. To keep our products and the designs we create at the forefront of semiconductor technology, we maintain close relationships with semiconductor manufacturers worldwide, providing us with ongoing access to the leading experts in the field and to the most advanced fabrication technologies.

     Computer Science and Software Engineering. The rapidly rising complexity of today's DSM ICs can pose an overwhelming challenge to both the designer and traditional design software, making it extremely difficult to prevent chip failure. For example, the power grid on a typical chip today is more than ten times as complex as the power grids of just five or six years ago, and transistors now switch more than one billion times per second on the highest-performance ICs. Even with today's fast computers, accurately analyzing tens of millions of wires overnight can be very difficult, and we address this problem through continual innovation in computer science. For example, our unique technologies for computational geometry, including the QIC engine and our adaptive substrate grid, and our matrix solver provide high speed and capacity, while the adaptive analytical modeling technology provides high accuracy. Our extensive computer science expertise draws from disciplines as diverse as cartography, aeronautics, computational chemistry, statistics and electronics.

     IC Design and Manufacturing. The design and manufacture of today's ICs involves dozens of complex steps, each of which contains potential sources of error. Without a deep understanding of each step and its consequences, it is impossible to design ICs that work upon first manufacture and to develop effective verification solutions. Across our organization including design engineers, software developers, salespeople, applications engineers and marketing and executive staff, we apply our broad expertise in both IC design and fabrication in developing our products and in building relationships with our customers.

     The intersection of these three key disciplines, physics, software and design, is the foundation on which we have built and continue to build our diverse technologies. Our principal technologies and algorithms are listed below.

                       SELECTED PROPRIETARY TECHNOLOGIES

--------------------------------------------------------------------------------------------
      TECHNOLOGY             DESCRIPTION                          BENEFITS
--------------------------------------------------------------------------------------------
 QIC Engine             Novel geometry data     Fastest commercial interconnect modeling and
                        processing              power integrity analysis
                                                Modeling of more than 10 million gates
                                                overnight on one processor
                                                200,000+ nets per hour on a single processor
--------------------------------------------------------------------------------------------
 Lightning              High-capacity matrix    Automatic computation of current
                        solver                  distribution
                                                Solving networks with more than 200 million
                                                resistors overnight
                                                Capacity to handle designs of more than
                                                120 million transistors
--------------------------------------------------------------------------------------------
 Thunder                Dynamic circuit         High-capacity for full chip simulation
                        simulation              100x faster than the industry standard SPICE
--------------------------------------------------------------------------------------------
 Accura                 Static power            Vector-independent solution
                        estimation              World's first statistical power estimation
                                                technology
                                                Combined speed and accuracy
--------------------------------------------------------------------------------------------
 Adaptive Analytical    High accuracy wire      Accuracy to a standard deviation of 4%
 3D Extraction          modeling                versus
                                                silicon
                                                200,000+ nets per hour on a single processor
--------------------------------------------------------------------------------------------
 Self-adjusting grid    Self-adjusting grid     Highest-accuracy commercially available
                        generation for          substrate modeling
                        substrate modeling      100x improved performance over fixed-grid
                                                solution
--------------------------------------------------------------------------------------------
 COSMIC                 Semiconductor process   Capacitance measurement on silicon to
                        characterization        femtofarad (10(-15) F) precision
                                                Certified models to foundry customers
                                                A standard for evaluating and tuning
                                                software
                                                models
--------------------------------------------------------------------------------------------

                       PROPRIETARY SOFTWARE METHODOLOGIES

--------------------------------------------------------------------------------------------
      TECHNOLOGY             DESCRIPTION                          BENEFITS
--------------------------------------------------------------------------------------------
 DFT                    Design for testability  Improved software quality and reliability
                        (software engineering   Increased software development productivity
                        technology)
--------------------------------------------------------------------------------------------
 APIGen(TM)             Automatic code          Accelerated software development cycles
                        generation              Reduction of common software errors
--------------------------------------------------------------------------------------------
 QoT(TM)                Quality on Time         High quality of software on schedule
                                                Enhanced internal efficiency
                                                Software product management with quality on
                                                time
--------------------------------------------------------------------------------------------

     Upon the completion of our acquisition, Altius will provide us with additional expertise in the fields of timing characterization and analysis.

                        ALTIUS PROPRIETARY TECHNOLOGIES

--------------------------------------------------------------------------------------------
      TECHNOLOGY             DESCRIPTION                          BENEFITS
--------------------------------------------------------------------------------------------
 ECSM(TM)               Efficient current       Improved performance of characterization
                        source model            Accuracy within 2% of SPICE
--------------------------------------------------------------------------------------------

SOC DESIGN PROCESS OVERVIEW

  IC Design Flow

     In today's SoC design methodology, the IC design flow involves the following steps:

     System-level Design. In the system-level design phase, the designer specifies the architecture and overall design of an IC, partitioning the proposed system into hardware and software components and defining which hardware is appropriate.

     Logic and Physical Design. Logic and physical design is an implementation phase that maps the IC design into a combination of primitive elements and assigns a location for each of these elements and their connections. Once logic and physical design is complete, physical verification is necessary to ensure that the manufactured IC will function correctly.

     Physical Verification. The physical verification step certifies that the results of physical design contain only those connections specified by the designer and that they satisfy manufacturing requirements.

                                 IC DESIGN FLOW

     [Graphic: rendition of the flow of IC design from system -- level design to logic and physical design to physical verification to IC manufacturing and the integration of SOC verification at the logic and physical design and physical verification stages]

                                    GRAPHIC

                                 IC DESIGN FLOW

  Simplex SoC Verification Process

     Our software products can be used to perform SoC verification both concurrently with the physical design tasks and as part of the final sign-off procedures. When used concurrently, SoC verification software provides early feedback to the designers in order for them to reach DSM closure. DSM closure is the point in the IC design cycle where all DSM-related problems are corrected, and power integrity, timing integrity, signal integrity and reliability goals are all met. Used in final sign-off, our SoC verification products provide the last opportunity to ensure the integrity of the design before the expensive manufacturing process begins.

                                SOC VERIFICATION

     [Graphic: rendition of SoC verification consisting of the three major steps: technology characterization, interconnect, device, and substrate modeling; and the combination of power integrity, timing integrity, signal integrity and reliability]

                                    GRAPHIC

     SoC verification consists of three major steps: technology characterization; interconnect, device, and substrate modeling; and the combination of power integrity, timing integrity, signal integrity and reliability analysis.

     Technology Characterization. Our technology characterization constructs models by simulating the semiconductor process using highly accurate field solvers, which are high-resolution simulators of the physics of electromagnetic fields. This characterization step is an essential part of the process because it provides correlation between silicon and the software models used by the SoC verification software. This task is performed in close cooperation with the semiconductor manufacturers to benefit from the expertise of their process engineers.

     Interconnect, Device and Substrate Modeling. The electrical properties of the IC's interconnect, devices and underlying substrate must be modeled in order to perform power integrity, timing integrity, signal and reliability verifications. This modeling must be accurate for meaningful verification. Our modeling software simultaneously delivers the accuracy, speed and capacity required to create the models that describe the electrical behavior of ICs.

     Power Integrity. To verify the power integrity of complex ICs, it is essential to perform a full-chip analysis with transistor-level accuracy. Our products combine the accuracy obtained by modeling ICs at the transistor level with the efficiency and performance of modeling ICs, a simplified representation of frequently used groups of transistors for faster analysis. Our solution is integrated at various points in the IC design flow to provide early feedback as well as final sign-off.

     Timing Integrity. The timing integrity of complex ICs with geometries at or below 0.18 micron is dictated by the performance of the interconnect. Timing analysis products, such as those provided by our interoperability partners, require the combination of accurate models of an IC's interconnect with accurate delay calculation in order to predict IC timing behavior. By providing both transistor-level and gate-level interconnect modeling, we address the timing integrity needs of each segment of the semiconductor community.

     Signal Integrity. Frequently, noise problems, or interference between signals, are incorrectly diagnosed as manufacturing problems as they can be intermittent, appearing only on certain chips when tested at certain operating speeds. Identifying and modeling noise propagation through complex ICs is essential to ensure the performance and functionality of both mixed-signal and high-performance digital designs. Our signal integrity verification product performs a detailed, transistor-level analysis of the noise propagation through the interconnect and the substrate, providing an accurate measure of circuit noise behavior. This technology is critical for radio-frequency, mixed-signal and high-end digital IC designs.

     Reliability. The increasing operating frequencies of today's ICs, when combined with the reduction of power supply levels, introduce significant electromigration risks. Electromigration is an excessive wear of the interconnect, potentially resulting in breakage due to the high density of current flow. Identifying portions of the design where the current density is excessive and can cause reliability problems is an extremely complex task. The technologies in our reliability product analyze the complete current flows through both signal and supply wires, providing feedback to designers so they can improve design reliability.

PRODUCTS

     Our products address the needs of SoC verification as described in this table:

------------------------------------------------------------------------------------------------------------
           PRODUCT                     FEATURES                SEGMENTS                  BENEFITS
------------------------------------------------------------------------------------------------------------
SOC VERIFICATION PRODUCTS
------------------------------------------------------------------------------------------------------------
 VoltageStorm SoC              Power grid voltage and     Power Integrity and  Large design capacity (over
                               electromigration for IC    Reliability          100 million transistors)
                               designs                                         Proven technology (over 300
                                                                                designs verified)
                                                                               Static and dynamic analysis
------------------------------------------------------------------------------------------------------------
 Fire & Ice QX                 Modeling interconnect in   Interconnect and     Designed for high throughput
                               ICs for timing integrity   Device Modeling      Architected for unlimited
                                                                                capacity
                                                                               4% standard deviation to
                                                                                silicon
------------------------------------------------------------------------------------------------------------
 SubstrateStorm                IC modeling and noise      Substrate Modeling   Estimate of interference
                               analysis for radio-        Signal Integrity     between sensitive analog and
                               frequency, analog and                            noisy digital circuitry
                               mixed-signal designs                            Support of most advanced
                                                                                semiconductor processes
                                                                               Graphical user interface for
                                                                               identifying noise-critical
                                                                               path
------------------------------------------------------------------------------------------------------------
 OTHER ANALYSIS PRODUCTS
------------------------------------------------------------------------------------------------------------
 ElectronStorm option          Electromigration analysis  Reliability          Full-chip reliability
                               option to VoltageStorm                          solution
                               SoC                                             Identification of design
                                                                               flaws affecting ICs'
                                                                               longevity and manufacturing
                                                                                     yields
------------------------------------------------------------------------------------------------------------
 ClockStorm option             High-speed clock analysis  Timing Integrity     Transistor-level analysis
                               option to VoltageStorm                          providing timing accuracy
                               SoC                                              within 10% of industry-
                                                                                standard SPICE
                                                                               Designed to handle complex
                                                                               design styles
                                                                               Accounting for non-uniformity
                                                                               of power distribution
------------------------------------------------------------------------------------------------------------
 SI Report option              Noise Analysis option to   Signal Integrity     Automatic calculation of
                               Fire & Ice QX                                   worst-
                                                                               case noise conditions on
                                                                               full-chip
                                                                               Full integration for very
                                                                               high
                                                                               performance and reduced data
                                                                                file size
------------------------------------------------------------------------------------------------------------

     Upon the completion of our acquisition of Altius we will offer the following additional software product.

------------------------------------------------------------------------------------------------------------
           PRODUCT                     FEATURES                SEGMENTS                  BENEFITS
------------------------------------------------------------------------------------------------------------
ALTIUS SOFTWARE PRODUCT
------------------------------------------------------------------------------------------------------------
 IP_Station                    Analysis for SoC           Timing Integrity     Automatic IP characterization
                               electrical sign-off        Power Integrity      Accurate within 2% of SPICE
                                                          Signal Integrity     Function recognition for
                                                                               complete automation
------------------------------------------------------------------------------------------------------------

SERVICES

     In addition to our software products, we provide service to our customers to verify their most complex designs. We emphasize customer satisfaction and proficiency in the usage of our software products, which helps to increase the adoption of our technology.

----------------------------------------------------------------------------------------------------------
        SERVICES                   DESCRIPTION                                BENEFITS
----------------------------------------------------------------------------------------------------------
  SoC Verification          Single or multiple full-      Targeted use of our expertise on critical
  Services                  chip verification             designs
                                                          Fastest adoption/rollout of our products and
                                                          solutions
                                                          Additional support to meet customer's project
                                                          schedules
----------------------------------------------------------------------------------------------------------
  Technology Integration    Software integration in IC    Custom integration for improved efficiency
  Services                  design flow                   Fast adoption/rollout of the technology
                                                          Custom interface to 3rd party solutions
                                                          Available for end customers and software vendors
----------------------------------------------------------------------------------------------------------
  Research Services         Contract research             Development of specialized technology on a
                                                          contract basis
----------------------------------------------------------------------------------------------------------

CUSTOMERS

     We have customers in each segment of the semiconductor community, including:

     - design and engineering services;

     - microprocessor suppliers;

     - embedded-memory manufacturers and designers;

     - digital signal processor DSP, suppliers;

     - application-specific ICs or ASIC, vendors;

     - application-specific standard products, or ASSP;

     - high-end graphics; and

     - networking, wireless and communications systems.

     The customers in these market segments use our products independently or integrated with other IC design software in their design process or flow:

                               SIMPLEX CUSTOMERS

----------------------------------------------------------------------------------------------------------
HIGH-PERFORMANCE DATA                DESIGN AND                                     WIRELESS, NETWORKING
PROCESSING/HIGH-END GRAPHICS         ENGINEERING SERVICES    ASIC SUPPLIERS         AND COMMUNICATIONS
----------------------------------------------------------------------------------------------------------
  Advanced Micro Devices             Aspec Technology        Infineon Technologies  Adaptec
  ATI Technologies                   Cadence Design Systems  AG                     Conexant Systems
  Fujitsu                            Quadic Systems          Kawasaki Steel         Cypress Semiconductor
  HAL Computer Systems               Tality Corporation      Corporation            empowerTel Networks
  Matrox Electronics                                         LSI Logic              ICS
    Systems                                                  Lucent                 Lara Networks
  MIPS Technologies                                          NEC Corporation        Mitel Semiconductor
  Quantum Effect Devices                                     Philips/VLSI           MMC Networks
  Quickturn -- a                                             ST Microelectronics    Oren Semiconductor
    Cadence division                                         Toshiba                Rosun Technologies
  S3 Incorporated                                                                   Vitesse Semiconductor
  Silicon Graphics
  SiByte
  SiliconMagic Corporation
  SiliconMotion
  Sony Electronics
  Sun Microsystems
  Texas Instruments
----------------------------------------------------------------------------------------------------------

                                ALTIUS CUSTOMERS

     Upon the completion of our acquisition, we will add the following Altius customers to those that accounted for license, maintenance and design services revenue of more than $200,000 in 1999 and 2000:

-----------------------------------                          ---------------------
HIGH-PERFORMANCE DATA                                                               WIRELESS, NETWORKING
PROCESSING/HIGH-END GRAPHICS                                 ASIC SUPPLIERS         AND COMMUNICATIONS
-----------------------------------                          ---------------------
  Cirrus Logic                                               Matsushita             PLX
  Silicon Storage Technology
  Sony Electronics
  Stream Machine
-----------------------------------                          ---------------------

CUSTOMER CASE STUDIES

     STMICROELECTRONICS. STMicroelectronics (formerly SGS-THOMSON
Microelectronics) is the second-largest global supplier of analog and mixed-signal ASSPs and ASICs.

     Business challenge. In order to exploit the potential of semiconductor processes, STMicroelectronics must continue to develop designs that incorporate the most advanced fabrication technologies. As feature sizes continue to decrease, a major barrier to successful integration of mixed-signal circuits is interference between the highly sensitive analog circuitry and the digital blocks residing on the same IC.

     Solution. After evaluating the different solutions available on the market, STMicroelectronics chose Simplex's substrate modeling and analysis tools for their speed and accuracy in simulating interference caused by substrate noise. STMicroelectronics now includes SubstrateStorm in their standard 0.18 micron CMOS, BiCMOS and RFCMOS design kits, and several of their design teams have already deployed these tools in their production design flows. STMicroelectronics has successfully applied Simplex's technologies to several mixed-signal designs, one of which is an advanced, single-chip, satellite radio frequency receiver for cable television. Simplex's verification tools helped the design team achieve first-time silicon success.

     TOSHIBA. Toshiba Semiconductor Company is one of the world's leading manufacturers and suppliers of semiconductor products including LSIs, microprocessors and controllers, and advanced memory products, in addition to discrete and bipolar components.

     Business challenge. Toshiba realized that the tools they used for 0.35 and
0.25 micron designs were not sufficient to meet the challenges they faced designing for their 0.18 and 0.14 micron, system-level integration ASIC family featuring embedded DRAM and CPU cores. Toshiba recognized that power integrity and timing integrity were primary issues for DSM design as it became increasingly difficult to predict whether their ICs would work once manufactured.

     Solution. Consequently, Toshiba chose to integrate Simplex's VoltageStorm SoC and Fire & Ice QX, into their design flow for their 0.18 and 0.14 micron SLI ASIC family to address the power integrity problems and to increase their efficiency and performance by avoiding excessive overdesign. We believe that it would be virtually impossible for Toshiba's design teams to produce ICs in these advanced technologies today without the use of Simplex tools.

     CONEXANT. Conexant Systems is the world's largest company focused exclusively on providing semiconductor products for communications electronics.

     Business challenge. Developing highly complex ASSPs in the most advanced process technologies, Conexant design teams require advanced design tools in order to reduce their time to market while creating high-performance, differentiated products. When Conexant designers started to adopt 0.18 micron process technologies, they could no longer guarantee the timing integrity of their designs from within their design flow.

     Solution. After an extensive evaluation of the products targeting their needs, Conexant selected Simplex's Fire & Ice QX technology, which combined the performance, capacity and accuracy levels required for their advanced IC designs. Today, Conexant guarantees the timing integrity of the most demanding digital ICs they develop using Simplex tools.

     SUN MICROSYSTEMS. Sun Microsystems is the leading provider of industrial-strength hardware, software and services that power the Internet. The Processor Product Group of Sun Microsystems is responsible for the development of high-performance microprocessor solutions, including the company's flagship UltraSPARC(TM) processor products. The UltraSPARC processors leverage a unique combination of semiconductor design expertise and industry leading functionality; powering systems that interact seamlessly in complex, multifaceted networked environments that demand nothing less than peak performance.

     Business challenge. Sun's IC designers are at the forefront of the intensely competitive high-performance microprocessor market by developing UltraSPARC processors that incorporate the most advanced deep sub-micron fabrication technology and expand design limits. The deep sub-micron technology presents new challenges in the physical design verification of power integrity and signal integrity.

     Solution. Following a complete evaluation of the physical verification solutions available, Sun Microsystems has adopted Simplex's physical design verification solutions as a vital part of its design methodology for next generation UltraSPARC processor products. Sun depends on Simplex's products to verify IC designs for power integrity, signal integrity and reliability using Voltage Storm, Fire and Ice Qx and ElectronStorm during final signoff of the design.

STRATEGIC ALLIANCES

     Through our wide network of industry partners, we seek to ensure complete interoperability of our software products with those of our partners to facilitate faster adoption and increased ease of use.

     Interoperability. By working closely with the leading providers of complementary technologies, we provide seamless integration with our products. These alliances range from interoperability programs, for validation of our products' interoperability, to relationships through which customer-specific applications are jointly developed.

     Foundry. We have developed relationships with the leading foundries and semiconductor companies worldwide to demonstrate the accuracy of our SoC verification products. By jointly developing and supporting accurate models of the most commonly-used semiconductor processes, we provide our mutual customers with validated verification products. Part of our close relationship with foundries revolves around our integration program.

     Integration Program. Our integration program with semiconductor industry leaders for the standardization of the measurement and characterization of interconnect on silicon. Leading semiconductor vendors have successfully used our integration standard to manufacture test chips and to validate the accuracy of our SoC verification tools. To date, we have completed test chips with Chartered Semiconductor Manufacturing, IBM, NEC, TSMC, and UMC Group.

    Interoperability relationships    Artisan Components              Cadence Design Systems
                                      CadMOS Design Technology        Magma Design Automation
                                      Mentor Graphics                 MIPS Technologies
                                      Monterey Design Systems         Nassda
                                      Sapphire Design Automation      SiliconPerspective
                                      Silvaco International           Synopsys
    Foundry relationships             Chartered Semiconductor         IBM
                                      Manufacturing                   STMicroelectronics
                                      NEC                             Taiwan Semiconductor
                                      Toshiba                         Manufacturing Co.
                                      United Microelectronics

SALES AND MARKETING

     We sell and market our services primarily through a direct sales force. In fiscal 1999, our sales and marketing expenses were $7.3 million, excluding stock-based compensation. As of August 31, 2000, we had 43 sales and marketing employees. Our sales organization is segmented by geographic location, and we intend to expand our direct sales organization to all major global markets.

     We focus our marketing efforts on achieving brand recognition, market awareness and sales campaign support. We market our services through direct advertising and targeted events, including trade shows, conferences, technical publications and live and web-based seminars. Our current customers provide references, and we feature customer recommendations in our promotional activities.

RESEARCH AND DEVELOPMENT

     In fiscal 1999, our research and development expenses were $6.4 million, excluding stock-based compensation. As of August 31, 2000, we had 56 employees in our research and development team. Research and development capabilities are essential to our strategy to enhance and expand our products and services. We have invested, and expect to continue to invest, significant resources in creating a structured process for undertaking all of our research and development and have recruited personnel with the appropriate computer science and software engineering experience. The complexity of SoC design verification at DSM levels requires expertise in semiconductor physics, computer science and software engineering, and IC design and manufacturing. We believe that the multidisciplinary expertise of our team of scientists and engineers will continue to advance our market and technological leadership.

COMPETITION

     We compete with suppliers of software for the design of ICs. We believe that the key competitive factors in this market are product capabilities and performance, quality, price, interoperability and a reputation for technical excellence and integrity. We believe that we compete favorably with respect to each of these factors.

     We compete with domestic and international suppliers of software for IC design. Our principal competitors include Avant!, Cadence Design Systems, Mentor Graphics and Synopsys.

     Many of our competitors have longer operating histories and presence in key markets, great name recognition, access to larger customer bases and significantly greater financial, sales and marketing, technical and other resources. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. Current and potential competitors have established or might establish financial or strategic relationships among themselves or with existing or potential customers or third parties. Accordingly, new competitors or alliances among existing competitors might emerge and rapidly acquire significant market share. In addition, our competitors might develop technologies in the future that more effectively address the design of ICs at DSM levels at a lower cost.

INTELLECTUAL PROPERTY

     We regard the protection of our copyrights, service marks, trademarks and trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions, such as confidentiality and nondisclosure agreements and licensing arrangements, to protect our proprietary rights in products and services. The license agreements with our customers limit their rights to the technologies that we offer and develop for our customers. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements and restricting access to such information. We also rely on technologies that we license from third parties. These licenses might not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we might be required to develop or obtain substitute technology at additional cost. We have applied for registration of the following trademarks: ClockStorm, COSMIC, ElectronStorm, SignalStorm, Simplex Solutions and VoltageStorm. Fire & Ice QX is our registered trademark. In addition, we have filed applications for five patents. We currently have one patent.

EMPLOYEES

     As of August 31, 2000, we had 124 employees, including 43 in sales and marketing, 56 in research and development, 11 in cost of service and 14 in general and administrative. None of our employees is represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.

FACILITIES

     Our headquarters includes approximately 30,000 square feet in Sunnyvale, California pursuant to a lease that expires May 15, 2002. Although we believe our facilities are adequate for our needs in the intermediate term, we might need either to lease or to find alternative facilities in order to accommodate future expansion. In addition, we have sales offices in Texas and North Carolina, and we lease space in United Kingdom, France and Japan.

LEGAL PROCEEDINGS

     We are not currently a party to any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of our executive officers and directors as of August 28, 2000 are as follows:

            NAME              AGE                               POSITION
            ----              ---                               --------
Penelope A. Herscher........  40     Chief Executive Officer and Chairman of the Board of Directors
Aki Fujimura................  41     President, Chief Operating Officer and Director
James D. Behrens............  49     Vice President, Worldwide Field Operations
Luis P. Buhler..............  47     Chief Financial Officer
Steven L. Teig..............  39     Chief Technical Officer
Joseph B. Costello(1).......  47     Director
Harvey C. Jones,              47     Director
  Jr.(1)(2).................
F. Gibson Myers, Jr.(2).....  58     Director
A. Richard Newton(1)(2).....  49     Director
Larry W. Sonsini............  59     Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Penelope A. Herscher has served as our Chief Executive Officer since April 1996. From May 1996 to July 2000 Ms. Herscher served as our President. In July 2000, Ms. Herscher was appointed Chairman of our Board of Directors. From June 1988 to April 1996 Ms. Herscher held several management positions at Synopsys, Inc., an electronic design automation company, including Director of Product Marketing, Vice President of Marketing and Vice President and General Manager. Ms. Herscher serves on the board of directors of both Mizbiz.com Inc. and the EDA Consortium. Ms. Herscher holds a B.A. in mathematics from Cambridge University in England.

     Aki Fujimura has served as our Chief Operating Officer and as a member of our Board of Directors since August 1997. In July 2000, Mr. Fujimura was appointed our President. From April 1993 to October 1996, Mr. Fujimura served on the Board of Directors and as Vice President for Pure Software, a developer of automated software quality products and services. Mr. Fujimura serves on the Board of Directors of Bristol Technology Inc. Mr. Fujimura holds a B.S. and an M.S. in electronic engineering and computer science from the Massachusetts Institute of Technology.

     James D. Behrens has served as our Vice President of Worldwide Field Operations since April, 2000. From August 1999 to April 2000, Mr. Behrens served as President and Chief Executive Officer of Snaketech, S.A., which we acquired in March 2000. From January 1999 to August 1999, Mr. Behrens served as a partner at Quanah Consulting. From February, 1998 to January 1999, Mr. Behrens served as Vice President of Business Development for Aspec Technology, Inc. (now Ingenuus Corporation), a provider of electronic design automation software tools. From August 1997 to February 1998 Mr. Behrens served as President of SIS Microelectronics, which was acquired by Aspec Technology in February 1998. From November 1989 to March 1997 Mr. Behrens held various management roles at Cadence Design Systems, Inc. Mr. Behrens holds a B.S. in chemistry from Colorado State University.

     Luis P. Buhler has served as our Chief Financial Officer since January 1999. From February 1998 to January 1999, Mr. Buhler served as a consultant and as a principal at Rockledge Associates, a finance and public affairs consulting firm. From January 1997 to February 1998, Mr. Buhler served as Deputy Secretary for Economic Development at the California Trade and Commerce Agency, which included acting as Executive Director for California Infrastructure and Economic Development Bank. From August 1988 to September 1996, Mr. Buhler held several positions at Trans Ocean Ltd., an international equipment leasing company, including Vice President of International Marketing and Vice President

Treasurer. Mr. Buhler holds a B.A. in economics and an M.B.A. from Stanford University and an M.A. in Urban Studies from Occidental College.

     Steven L. Teig has served as our Chief Technical Officer since August 1998. From April 1995 to August 1998, Mr. Teig served as Vice-President, Advanced Technology at CombiChem, Inc., a drug discovery company, where he developed their core Discovery Engine Technology. In June 1989, Mr. Teig co-founded BioCAD Corporation, the commercial developer of the Catalyst drug discovery software, and served as its Chief Technical Officer until its merger with Molecular Simulations Inc. in August 1994. Thereafter, Mr. Teig served as President and Chief Technical Officer of Entropix Corp., a subsidiary of Molecular Solutions, from August 1994 through April 1995. Mr. Teig holds a B.S.E. in Electrical Engineering and Computer Science from Princeton University.

     Joseph B. Costello has served on our Board of Directors since March 2000. Mr. Costello has served as President and Chief Executive Officer of think3, Inc. since January 1998. Prior to joining think3, from September 1984 to November 1997, Mr. Costello was president and CEO of Cadence Design Systems, Inc., a provider of electronic design automation products and services. Mr. Costello holds a B.S. in mathematics and physics from Harvey Mudd College, an M.S. in physics from Yale University and an M.S. in physics from the University of California, Berkeley. Mr. Costello serves on the board of directors of several private companies.

     Harvey C. Jones, Jr. has served on our Board of Directors since December 1995. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys Inc., a developer of electronic design automation software, where he served as President through December 1992, Chief Executive Officer until January 1994 and as Executive Chairman of the Board until February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Limited, a computer-aided engineering company he co-founded in 1981. Mr. Jones is a director of nVidia, Remedy, Numerical Technologies Inc. and Synopsys. Mr. Jones also serves on the board of directors of several private companies. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University and an M.S. in management from MIT's Sloan School of Management.

     F. Gibson Myers, Jr. has served on our Board of Directors since July 1995. Mr. Myers serves as a partner emeritus of the Mayfield Fund, which he joined in 1970. Mr. Myers serves on the board of directors of Latitude Communications, Inc., a provider of enterprise e-conferencing solutions and SpectraLink Corporation, a provider of on premises wireless telephone systems. Mr. Myers holds an A.B. in engineering from Dartmouth University and an M.B.A. from Stanford University.

     A. Richard Newton has served on our Board of Directors since July 1995. Mr. Newton has been a professor at the University of California at Berkeley since 1979 in the Department of Electrical Engineering and Computer Sciences and currently serves as Dean of the College of Engineering. Mr. Newton has served as a Venture Partner at the Mayfield Fund since 1998. From November 1994 to July 1995, Professor Newton was the acting President and CEO of Silicon Light Machines (formerly Echelle, Inc), a private company which is developing display systems based on the application of micromachined silicon light-valves. Mr. Newton is a director of Synopsys and several private companies. Mr. Newton holds B.Eng. and M.Eng.Sci degrees from the University of Melbourne, Australia and a Ph.D. degree from the University of California at Berkeley in 1978.

     Larry W. Sonsini has served on our Board of Directors since June 1998. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1966 and currently serves as the Chairman and CEO of the firm. Mr. Sonsini also serves as a director of Brocade Communications Systems, Inc., Commerce One, Inc., Lattice Semiconductor Corporation, LSI Logic Corporation, Novell, Inc., Pixar Animation Studios and Tibco Software, Inc. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.

CLASSIFIED BOARD

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees to the board will be elected to a one-year term, three will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Larry W. Sonsini has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders. F. Gibson Myers, Jr., Penelope A. Herscher and A. Richard Newton have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Harvey
C. Jones, Jr., Joseph B. Costello and Aki Fujimura have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders. For more information on the classified board, see the section entitled "Description of Capital Stock -- Anti-takeover Effects of Provisions of Our Certificate and Bylaws and Delaware Law."

     Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     On May 13, 1998, our board of directors designated a Compensation Committee and on September 7, 2000 an Audit Committee. Prior thereto, there were no such committees of the board of directors and decisions regarding the compensation of executive officers were made by the board of directors as a whole. The Compensation Committee, which consists of Messrs. Jones, Myers and Newton, makes recommendations to the board concerning the compensation of our officers and directors and the administration of our 1995 Stock Plan, 2000 Incentive Stock Plan and 2000 Employee Stock Purchase Plan. The Audit Committee, which consists of Messrs. Jones, Newton and Costello, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

  Director Compensation

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Jones, Myers and Newton. Prior to the formation of the Compensation Committee, the board of directors performed the functions typically assigned to a compensation committee. Each of Ms. Herscher and Mr. Fujimura participated in the board's deliberations concerning the compensation of officers other than themselves. No member of the Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation paid by us during the fiscal year ended September 30, 1999 to our Chief Executive Officer and our other executive officers who earned more than $100,000 during the fiscal year. In this prospectus, these individuals are referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                     ANNUAL COMPENSATION     SECURITIES
                                                     --------------------    UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY      BONUS      OPTIONS(1)    COMPENSATION
        ---------------------------           ----   ---------   --------   ------------   ------------
Penelope A. Herscher........................  1999   $161,000    $    --            --      $  8,438(2)
  Chief Executive Officer and Chairman of
  the Board of Directors
Aki Fujimura................................  1999    161,000         --       241,667        97,174(3)
  President, Chief Operating Officer and
  Director
Steven L. Teig..............................  1999    150,000     25,000            --         7,396(4)
  Chief Technical Officer
Luis P. Buhler..............................  1999    101,154         --       300,000*        2,435(5)
  Chief Financial Officer

---------------
* Excludes a grant of options to purchase 100,000 shares dated March 9, 1999 which were subsequently cancelled prior to vesting.
---------------
(1) Information regarding the number of options granted consists of all options granted in the fiscal year ended September 30, 1999.

(2) Includes $7,755 in health insurance premiums and $683 in life insurance premiums.

(3) Includes forgiveness of $93,750 of indebtedness in accordance with the terms of a promissory note issued by Mr. Fujimura in favor of us dated February 12, 1998. Also includes $2,866 in health insurance premiums and $558 in life insurance premiums.

(4) Includes $4,037 as a performance bonus for meeting milestones. Also includes $2,866 in health insurance premiums and $493 in life insurance premiums.

(5) Includes $2,110 in health insurance premiums and $326 in life insurance premiums.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended September 30, 1999.

     The information regarding stock options granted to the named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 2,014,459 shares of common stock that were granted to all employees as a group, including the named executive officers, in the fiscal year ended September 30, 1999.

                                           INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                         ------------------------------------------------------      AT ASSUMED ANNUAL RATE
                         NUMBER OF      PERCENT OF                                       OF STOCK PRICE
                         SECURITIES    TOTAL OPTIONS                                      APPRECIATION
                         UNDERLYING     GRANTED TO      EXERCISE                        FOR OPTION TERM
                          OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION    --------------------------
                          GRANTED       FISCAL YEAR     PER SHARE       DATE           5%             10%
                         ----------    -------------    ---------    ----------    -----------    -----------
Penelope A. Herscher...        --             --%         $  --             --      $     --       $     --
Aki Fujimura*..........   100,000           4.96           2.00       01/20/09       125,779        318,748
Steven L. Teig.........        --             --             --             --            --             --
Luis P. Buhler**.......   300,000          14.89           2.00       01/20/09       377,337        956,245

-------------
 * Excludes a grant of options to purchase 141,667 shares dated January 20, 1999 by Mr. Fujimura which were subsequently cancelled prior to vesting.

** Excludes a grant of options to purchase 100,000 shares dated January 20, 1999 which was subsequently cancelled prior to vesting.

     The potential realizable value is calculated based on the term for the option, which is 10 years. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price per share on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at its appreciated price.

     All options indicated in the table above have a ten year term, vest as to 25% of the shares one year from the vesting commencement date and vest at the rate of 1/48 of the shares at the end of each month thereafter, subject to continued service as an employee or consultant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                        VALUE OF
                                SHARES                     NUMBER OF OPTIONS AT       IN-THE-MONEY
                               ACQUIRED                     SEPTEMBER 30, 1999         OPTIONS(2)
                              ON OPTIONS       VALUE       --------------------    ------------------
            NAME               EXERCISE     REALIZED(1)     VESTED     UNVESTED    VESTED    UNVESTED
            ----              ----------    -----------    --------    --------    ------    --------
Penelope A. Herscher........        --          $--         723,958     276,042     $          $
Aki Fujimura................   141,667           --         397,916     603,751
Steven L. Teig..............   193,125           --         133,926     424,199
Luis P. Buhler..............   100,000           --               0     300,000

---------------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) Based upon the assumed initial public offering price of $     per share less
    the exercise price per share.

COMPENSATION PLANS

  Amended and Restated 1995 Stock Plan

     Our amended and restated 1995 Stock Plan was adopted by our board of directors and approved by our stockholders in September 1995. The maximum number of shares that may be issued under the 1995

Stock Plan is 11,756,205 shares of our common stock. As of June 30, 2000, options to purchase 6,456,655 shares of our common stock were outstanding with a weighted average exercise price of $2.20 per share, 4,110,757 shares subject to options had been exercised and 1,393,813 shares were available for future grant. Our board of directors has decided that no further options will be granted under the 1995 Stock Plan. However, the provisions of our 1995 Stock Plan will still govern outstanding options. The 1995 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. Additionally, we adopted a sub-plan pursuant to the 1995 Stock Plan that allows us to grant options to our French employees allowing such employees to receive preferential treatment under French tax laws. In the event of our merger with or into another corporation where the successor corporation issues its securities to our stockholders or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the successor corporation refuses to assume or substitute for outstanding options or stock purchase rights, such options or stock purchase rights will terminate upon the consummation of such merger or sale of assets.

  2000 Incentive Stock Plan

     Our board of directors adopted the 2000 Incentive Stock Plan, or 2000 Stock Plan, in September 2000 and the stockholders initially approved our 2000 Stock Plan in September 2000. Our 2000 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

     Number of Shares of Common Stock Available under the 2000 Stock Plan. As of September, 2000, a total of 4,800,000 shares of our common stock were reserved for issuance pursuant to the 2000 Stock Plan, of which no options were issued and outstanding as of that date. The 2000 Stock Plan will become effective on the completion of this offering. At that time, the remaining shares reserved under the 1995 Stock Plan will be transferred to the 2000 Stock Plan and no further grants will be made under the 1995 Stock Plan. In addition, our 2000 Stock Plan provides for annual increases in the number of shares available for issuance under our 2000 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 6% of the outstanding shares of common stock on the first day of our fiscal year, 5,000,000 shares or an amount our board may determine.

     Administration of the 2000 Stock Plan. Our board of directors or a committee of our board administers the 2000 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

     Options. The administrator determines the exercise price of options granted under the 2000 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option generally may not exceed ten years and the administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 2,000,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

     Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

     Transferability of Options and Stock Purchase Rights. Our 2000 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     French Sub-Plan. The 2000 Stock Plan has an addendum that will apply to options granted to our French employees allowing us and the employees granted options under its terms to receive preferential tax treatment under French tax laws. The addendum provides that options may not be granted for less than fair market value on the date of grant. To receive the preferential treatment, holders of options must not sell the shares subject to the option for a statutorily mandated period of time from the date of grant, which is currently 5 years. The addendum will be effective for 5 years from the effective date of the 2000 Stock Plan. In most other respects the options granted under the addendum will have the same terms as options not granted under the addendum.

     Adjustments upon Merger or Asset Sale. Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If following the assumption or substitution of an option automatically granted to one of our outside directors any such outside director is terminated other than by his or her voluntary resignation, then he or she will have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable.

     If there is no assumption or substitution of outstanding options or stock purchase rights, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     Amendment and Termination of our 2000 Stock Plan. Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan provided it does not adversely affect any option previously granted under it.

  2000 Employee Stock Purchase Plan

     Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan, or Purchase Plan.

     Number of Shares of Common Stock Available under the Purchase Plan. A total of 500,000 shares of our common stock will be made available for sale. In addition, our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of the fiscal year, 1,600,000 shares, or such other amount as may be determined by our board of directors.

     Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

     Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary, or

     - whose rights to purchase stock under all of our employee stock purchase plans and of our subsidiary accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Offering Periods and Contributions. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after the earlier of (i) November 1, 2002 or (ii) 27 months from the beginning of the first offering period.

     Our Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base, 50% commissions and bonuses but exclusive of other compensation remuneration paid directly to the employee. A participant may purchase a maximum of 10,000 shares during a 6-month purchase period.

     Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Upon termination, an employee may participate for up to 3 months following such termination. Upon the expiration of such 3 month period, participation shall automatically end.

     Transferability of Rights. A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

     Adjustments upon Merger or Change of Control. In the event of our merger or change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Amendment and Termination of the Purchase Plan. Our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) RETIREMENT PLAN

     On October 1, 1996, we adopted the Simplex 401(k) Retirement Plan, which covers all of our eligible employees who have attained the age of 21 and have completed one month of service with us. The 401(k) Plan currently excludes from participation employees of affiliated employers, collectively bargained employees and nonresident alien employees. The 401(k) Plan is intended to qualify under Sections 401(a) of the Internal Revenue Code and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees, and the investment earnings thereon, are not taxable to such employees until withdrawn and are 100% vested immediately. Our eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit, and to have such salary reductions contributed on their behalf to the 401(k) Plan and related trust.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation provides that we are authorized to indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether we would have the power to indemnify him or her under Delaware law.

     In addition to the indemnification provided for in our certificate of incorporation, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these directors and executive officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by these persons in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or executive officer for us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and executive officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

                              CERTAIN TRANSACTIONS

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK SALES

     In March 1997, we sold an aggregate of 2,213,781 shares of Series D Preferred Stock, at a purchase price of $3.36 per share, and sold warrants to acquire Series D Preferred Stock, at an exercise price of $3.36 per share. If we sell shares in this offering below a certain price, holders of our Series D Preferred Stock will receive additional shares of our common stock. In April 1998, we sold an aggregate of 3,253,336 shares of Series E Preferred Stock, at a purchase price of $3.75 per share, and sold warrants to acquire Series E Preferred Stock, at an exercise price of $3.75 per share. If we sell shares in this offering below a certain price, holders of our Series E Preferred Stock will receive additional shares of our common stock.

     The following directors, officers, 5% stockholders and their respective family members purchased shares in the following preferred stock financings:

                                                               NO. OF
                                                               SHARES
                                                                 OF        NO. OF
                                                               SERIES     SHARES OF
                                                                  D       SERIES E                  AGGREGATE
                         PURCHASER                            PREFERRED   PREFERRED     TOTAL     CONSIDERATION
                         ---------                            ---------   ---------   ---------   -------------
Harvey C. Jones, Jr.(1)                                         27,407           --      27,407    $   92,088
Penelope A. Herscher(2)                                        100,000           --     100,000       336,000
Aki Fujimura Trust U/D/T Dated October 31, 1996(3)             200,000           --     200,000       672,000
Entities affiliated with Mayfield Fund:(4)
  Mayfield Associates Fund II                                   34,738       13,333      48,071       166,718
  Mayfield VII                                                 660,021      253,334     913,355     3,167,673
Intel Corporation(5)                                                --    1,866,667   1,866,667     7,000,001

---------------
(1) Harvey C. Jones, Jr. is a director of Simplex.

(2) Penelope A. Herscher is the Chairman and Chief Executive Officer of Simplex.

(3) Aki Fujimura, the President and Chief Operating Officer of Simplex and a Director of Simplex, is the Trustee of the Aki Fujimura Trust U/D/T dated October 31, 1996.

(4) Entities affiliated with Mayfield Fund are a holder of more than 5% of our stock in the aggregate. F. Gibson Myers, Jr., one of our directors, is a partner emeritus at Mayfield Fund.

(5) Intel Corporation is a holder of more than 5% of our stock in the aggregate.

COMMON STOCK SALES

     On February 12, 1998, we sold 750,000 shares of our common stock to Aki Fujimura, our President, Chief Operating Officer and Director, at a purchase price of $0.68 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $509,250 and $750 in cash. On March 30, 1999, we sold 141,667 shares of our common stock to Mr. Fujimura at a purchase price of $2.00 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $283,334. Mr. Fujimura's shares are subject to a repurchase option by us. Our repurchase right lapses 25% after the date of the respective agreements and 1/48 each month thereafter. See "Loans to Executive Officers and Directors" for more information.

     On May 26, 1998, we sold 100,000 shares of our common stock to Shashank Goel at a purchase price of $5.50 per share. Mr. Goel paid for his shares with a Loan and Pledge Agreement.

     On January 19, 1999, we sold 193,125 shares of our common stock to Steven
L. Teig, our Chief Technical Officer, at a purchase price of $1.25 per share. Mr. Teig paid for his shares with a promissory note in the amount of $241,406. We have the right to repurchase Mr. Teig's shares at their original purchase price of $1.25 per share in the event of voluntary or involuntary termination of employment with us. Our repurchase right lapsed as to 20% of the shares on August 1, 1999 and has and will continue to lapse as to 1/60 of the total number of shares at the end of each month thereafter. See "Loans to Executive Officers and Directors" for more information.

     On March 30, 1999, we sold 100,000 shares of our common stock to Luis P. Buhler, our Chief Financial Officer, at a purchase price of $2.00 per share. Mr. Buhler paid for his shares with a promissory note in the amount of $200,000. We have the right to repurchase Mr. Buhler's shares at their original purchase price of $2.00 per share in the event of voluntary or involuntary termination of employment with us. Our repurchase right lapsed as to 25% of the shares on January 20, 2000 and has and will continue to lapse as to 1/48 of the total number of shares at the end of each month thereafter. See "Loans to Executive Officers and Directors" for more information.

     In connection with the above transactions, we entered into an agreement with the investors providing for registration rights with respect to these shares. For more information regarding this agreement, see "Description of Capital Stock -- Registration Rights."

     In September 2000, we entered into a definitive agreement to acquire Altius Solutions, Inc. in exchange for approximately 6.5 million shares of common stock and assumption of options to purchase approximately 2.3 million shares of our common stock. Joseph B. Costello, one of our directors, is a director of Altius. The transaction is subject to a number of contingencies, including approval of Altius stockholders. If the merger is completed, Mr. Costello will receive approximately 787,000 shares of our common stock in respect of shares of Altius capital stock he owns.

SALES TO STOCKHOLDERS

     Intel Corporation, a holder of more than 5% of our stock in the aggregate, through its subsidiary Level One Communications, purchased products and services totaling $217,500 in fiscal year 1999 and $302,438 in the nine months ended June 30, 2000.

EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

     In March 2000, we entered into an offer letter with James D. Behrens, our Vice President of Worldwide Field Operations, pursuant to which we agreed to pay Mr. Behrens an initial minimum salary of $175,000. Under the offer letter, if Mr. Behrens is terminated involuntarily for any reason other than for cause before March 31, 2001, Mr. Behrens is entitled to receive a severance payment equal to three months' base salary as then in effect and accelerated vesting of 50% of his initial option grant. Mr. Behrens employment with us is on an at-will basis.

     We entered into management continuity agreements with our named executive officers, Penelope A. Herscher, Aki Fujimura, Steven L. Teig and Luis P. Buhler. These agreements provide that, except for Luis P. Buhler, in the event that we terminate the employment of such executive officers other than for cause within six months of a change in control, our repurchase option in with respect to any unvested shares of our common stock shall partially lapse and such executive officer shall become vested as to that number of shares that would have vested as of the date twelve months after the date of termination. If such executive officer continues to be employed by us six months following a change in control, he or she will be entitled to twelve months from such date of accelerated vesting. Under our management continuity agreement with Luis P. Buhler, Mr. Buhler is entitled to the greater of (i) twelve months of accelerated vesting or
(ii) 150,000 shares in the event of his continued employment six months following a change in control. Under these management continuity agreements, the accelerated vesting provisions may become null and void if the non-employee Board members unanimously determine that any acceleration would preclude pooling of interest accounting for any business combination involving a change of control.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     On February 12, 1998, Aki Fujimura borrowed $509,250 from us pursuant to a Pledge and Security Agreement, Secured Loan Agreement and full recourse Secured Promissory Note to exercise his warrant to purchase 750,000 shares of our common stock. This loan is payable on termination or cessation of employment with us, accrues interest at a rate of 6.0% per annum is forgiven up to $375,000, $93,750 of which was forgiven August 13, 1998 and an additional $7,812.50 has been and will be forgiven on a monthly basis until $375,000 has been forgiven as long as Mr. Fujimura remains employed with us. The $509,250 loan is secured by the 750,000 shares of our common stock. On February 12, 1998, Mr. Fujimura borrowed $671,800 pursuant to a Secured Loan Agreement and full recourse Secured Promissory Note to exercise his warrant to purchase 200,000 shares of our Series D Preferred Stock. This loan is payable on termination or cessation of employment with us, accrues interest at a rate of 5.7% per annum and is secured by the 200,000 shares of our common stock. The $671,800 loan was paid in full on March 5, 1999. On March 30, 1999, Mr. Fujimura borrowed $283,334 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 141,667 shares of our common stock. The loan accrues interest at a rate of 4.83% per annum, is secured by 141,667 shares of our common stock and is payable upon termination or cessation of employment with us, and in any event no later than March 30, 2004.

     On January 19, 1999, Steven L. Teig borrowed $241,406 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 193,125 shares of our common stock. The loan accrues interest at a rate of 4.63% per annum, is secured by 193,125 shares of our common stock and is payable upon termination or cessation of employment with us, and in any event no later than January 19, 2004.

     On March 30, 1999, Luis P. Buhler borrowed $200,000 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 100,000 shares of our common stock. The loan accrues interest at a rate of 4.83% per annum, is secured by 100,000 shares of our common stock and the entire unpaid balance is payable upon termination or cessation of employment with us, and in any event no later than March 30, 2004.

     On May 26, 1998, Shashank Goel, pursuant to a severance arrangement, borrowed $556,190 from us pursuant to a Loan and Pledge Agreement in exchange for our option to purchase 100,000 shares of our common stock of the 170,000 shares pledged as collateral. The non-recourse loan accrues interest at a rate of 5.69% per annum, is secured by 170,000 shares of our common stock and is payable on or before the earlier of (i) May 15, 2002 or (ii) one year after the closing of this offering, in both cases subject to prepayment obligations under certain circumstances.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 28, 2000, and as adjusted to reflect the sale of common stock offered hereby, by the following:

     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.

     As of August 28, 2000, there would have been 23,361,977 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that will become exercisable within 60 days after August 28, 2000 are deemed outstanding, while such shares are not deemed outstanding for the purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is c/o Simplex Solutions, Inc., 521 Almanor Avenue, Sunnyvale, CA 94085.

                                                                               PERCENTAGE OF SHARES
                                                                                  OUTSTANDING(2)
                                                  NUMBER OF SHARES       ---------------------------------
               NAME AND ADDRESS                 BENEFICIALLY OWNED(1)    BEFORE OFFERING    AFTER OFFERING
               ----------------                 ---------------------    ---------------    --------------
Entities affiliated with Mayfield Fund, F.
  Gibson Myers, Jr.(1)........................        6,946,777               29.7%
  2800 Sand Hill Road
  Menlo Park, CA 94025
Intel Corporation(2)..........................        1,866,667                8.0
  2625 Walsh Avenue SC4
  Santa Clara, CA 95052
Resve Saleh(3)................................        1,191,700                5.1
  410-1388 Nelson St
  Vancouver, BC
  Canada V6E 1J9
Penelope A. Herscher(4).......................          997,641                4.2
Aki Fujimura(5)...............................        1,128,017                4.8
Steven L. Teig(6).............................          588,269                2.5
Luis P. Buhler(7).............................          172,495                  *
Joseph B. Costello(8).........................          282,978                1.2
Harvey C. Jones, Jr.(9).......................          423,121                2.0
A. Richard Newton(10).........................          330,714                1.4
Larry W. Sonsini(11)..........................           25,000                  *
James Behrens(12).............................          175,041                  *
All directors and officers as a group (10
  persons)(13)................................        4,123,276               20.3

-------------------------
  *  Less than 1% of the outstanding shares of common stock.
-------------------------
 (1) Includes 347,336 shares held by Mayfield Associates II, a California Limited Partnership and 6,599,441 shares held by Mayfield VII, a California Limited Partnership. F. Gibson Myers, Jr. is a member of our board of directors and a partner emeritus of Mayfield Fund. Mr. Myers disclaims beneficial ownership of all the shares held by the entities affiliated with Mayfield Fund except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Mayfield
     Fund: F. Gibson Myers, Jr., A. Grant Heidrich, III, Michael J. Levinthal, William D. Unger, Wendell G. Van Auken, III, Kevin A. Fond, and Yogen K. Dalal.

 (2) Includes 1,866,667 shares held by Intel Corporation. The following natural persons exercise voting and/or dispositive powers for the shares held by Intel Corporation: Michael Ye.

 (3) Includes 3,000 shares issued to Dr. Saleh's wife, Lynn Hilchie Saleh.

 (4) Includes 188,541 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000; also includes 20,000 shares held by Penelope Herscher as custodian for Melanie Herscher and Sebastian Herscher.

 (5) Includes 91,250 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000; also includes 1,036,667 shares held by Aki Fujimura as trustee for the Aki Fujimura Trust U/D/T dated October 31, 1996 of which 56,076 shares are subject to a right of repurchase by us which lapses at a rate of 2,951 shares each month, subject to continued employment. Aki Fujimura is a member of our Board of Directors, President and Chief Operator Officer.

 (6) Includes 198,124 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000; also includes 115,875 shares subject to a right of repurchase by us which lapses at a rate of 3,219 shares each month, subject to continued employment.

 (7) Includes 14,063 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000; also includes 60,417 shares subject to a right of repurchase by us which lapses at a rate of 2,083 shares each month thereafter, subject to continued employment.

 (8) Includes 4,376 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000.

 (9) Includes 65,000 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000.

(10) Includes 25,000 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000.

(11) Includes 25,000 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of August 28, 2000.

(12) Includes 175,041 shares issuable upon the exercise of options exercisable within sixty days as of August 28, 2000.

(13) Includes 232,368 shares subject to a right of repurchase by us which lapses over time, subject to continued employment

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock as of August 28, 2000 consisted of 34,000,000 shares of common stock, and 14,000,000 shares of preferred stock. As of August 28, 2000, there were outstanding 10,835,722 shares of common stock and 12,526,255 shares of preferred stock. These shares were held of record by a total of 274 stockholders.

     Upon the closing of this offering:

     - our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock; and

     - all shares of preferred stock will convert into common stock, and a total of 23,361,977 shares of common stock and no shares of preferred stock will be outstanding, based on the number of shares outstanding as of August 28, 2000 and assuming no exercise of the underwriters' over-allotment option.

  Common Stock

     The holders of our common stock are entitled to receive dividends as may be declared by our board of directors and paid out of legally available funds. Holders of shares of common stock are entitled to one vote per share upon all matters upon which stockholders have the right to vote. Cumulative voting of shares is not permitted. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Simplex Solutions, Inc., the holders of our common stock are entitled to receive and share ratably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Our common stock has no preemptive rights and is not redeemable, assessable or entitled to the benefits of any sinking fund. Shares of our common stock are not convertible into any other security. All outstanding shares of our common stock are, and the common stock to be issued in this offering will be validly issued, fully paid and nonassessable.

  Preferred Stock

     Upon the closing of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock. Pursuant to an amended and restated certificate of incorporation to be filed upon the closing date, a total of 10,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further stockholder action, to authorize and issue any of the 10,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of us. We have no present plans to issue any preferred stock.

  Warrants

     In connection with debt arrangements, we issued to Comdisco Ventures warrants to purchase a total of 12,820 shares of Series B Preferred Stock before our 2-for-1 stock split at an exercise price of $1.56 per share on September 26, 1995 and 20,000 shares of Series C Preferred Stock at an exercise price of $1.75 per share on March 1, 1997. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Comdisco may exercise this amount in whole or in part at any time prior to the expiration of the warrant. The warrant issued in connection with the Series B Preferred Stock Financing shall terminate on the later of (i) September 26, 2002 or (ii) three years from the date of this offering. The warrant issued in connection with the Series C Preferred Stock Financing shall be exercisable for a period of one year from the effective date of this offering.

     In connection with our credit facility lease with Transamerica Business Credit Corporation, or TBCC Funding Trust II, on June 29, 1999 we issued to Transamerica a warrant to purchase 66,667 shares of Series E Preferred Stock at an exercise price of $3.75 per share. This warrant shall expire on June 29, 2006 or on the later of (i) thirty days after Transamerica receives written notice specifying the terms and conditions of a change of control or dissolution of us or (ii) the closing date of such change of control or dissolution.

     In connection with a guarantee for our new headquarters, on we issued to 525 Almanor LLC, a warrant to purchase a total of 20,000 shares of Series D Preferred Stock at an exercise price of $3.36 per share on March 21, 1997. Following the closing of this offering, the warrant automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. The warrant expires on the closing of this offering.

REGISTRATION RIGHTS

     Pursuant to registration rights agreements we entered into with holders of 16,174,081 shares of our common stock, assuming conversion of all outstanding shares of preferred stock, and the holders of all outstanding warrants, the holders of these shares are entitled to registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders certain of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate the earlier of five years after the effective date of this offering, the date on which all securities holding registration rights have been sold, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, AND BYLAWS AND OF DELAWARE LAW

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer

     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section entitled "Classified Board." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors' decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is LaSalle Bank N.A. National Association.

LISTING

     We have applied to list our common stock on the Nasdaq Stock Market's National Market under the symbol SPLX.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have                shares of
common stock outstanding. Of these shares, the                shares sold in
this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all shares of our stock outstanding prior to this offering are subject to the lock-up agreements described in "Underwriting." Upon the expiration of the lock-up agreements, approximately additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144. The following table shows when the shares will be available for sale in the public market.

NUMBER OF SHARES
ELIGIBLE FOR SALE                            COMMENT
-----------------                            -------
                     After the date of this prospectus, freely tradable shares
                   sold in this offering and shares saleable under Rule 144(k)
                   that are not subject to the 180-day lock-up.
                     After 180 days from the date of this prospectus, the
                   180-day lock-up terminates and these shares are saleable
                   under Rule 144 (subject in some cases to volume
                   limitations), Rule 144(k) or Rule 701 (subject in some cases to a restriction on transfer due to a right of repurchase by
                   us).
                     After 180 days from the date of this prospectus,
                   restricted securities that are held for less than one year and are not yet saleable under Rule 144.

RULE 144

     In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of

     - 1% of the then outstanding shares of our common stock, or approximately shares immediately after this offering, or

     - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

     A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

STOCK OPTIONS

     We intend to file a registration statement on Form S-8 under the Securities Act to register 6,456,755 shares of our common stock that are subject to outstanding options or reserved for issuance under our 1995 Stock Plan, 2000 Incentive Stock Plan and our 2000 Employee Stock Purchase Plan within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

WARRANTS

     Upon consummation of the initial public offering, warrants to purchase up to 132,307 shares of our common stock will remain outstanding all of which will have the registration rights described in the section entitled "Description of Capital Stock -- Registration Rights."

RULE 701

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of August 28, 2000, the holders of options exercisable for approximately 6,456,755 shares of our common stock will be eligible to sell their shares in reliance upon Rule 701 or pursuant to the Form S-8 upon the expiration of the 180-day lockup period.

REGISTRATION RIGHTS

     After this offering, the holders of 16,174,081 shares of our common stock will be entitled to rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. See "Description of Capital
Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Robertson Stephens, Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Robertson Stephens, Inc. ...................................
SG Cowen Securities Corporation.............................
                                                              ----------
  Total.....................................................
                                                              ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                        PER SHARE                           TOTAL
                                             -------------------------------   -------------------------------
                                                WITHOUT            WITH           WITHOUT            WITH
                                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                             --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions paid
  by us....................................     $                $                $                $
Expenses payable by us.....................     $                $                $                $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers and directors and certain other stockholders, including holders of our preferred stock and warrants, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transactions, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price up to                shares of the common stock for employees, directors
and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to have the shares of common stock quoted on The Nasdaq Stock Market's National Market under the symbol "SPLX".

     Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will include:

     - the information in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Morrison & Foerster LLP, Palo Alto, California. At the close of this offering, WS Investments, an investment partnership composed of some current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, a Professional Corporation, as well as an individual attorney at this firm, will beneficially own a total of 25,000 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of Simplex Solutions, Inc. as of June 30, 2000 and for the nine-period then ended and as of September 30, 1999 and 1998 for each of the three years in the period ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Snaketech S.A. as of December 31, 1999 and 1998 and for the two years then ended included in this prospectus have been so included in reliance on the report of Befec-Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Altius Solutions, Inc. as of and for the year ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offer hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

     We intend to provide our stockholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SIMPLEX SOLUTIONS, INC. AND ITS SUBSIDIARIES
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Convertible Preferred Stock and
  Stockholders' Deficit.....................................   F-5
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................   F-9

SNAKETECH S.A.
Report of Independent Accountants...........................  F-27
Consolidated Balance Sheets.................................  F-28
Consolidated Statements of Operations.......................  F-29
Consolidated Statements of Shareholders' Equity.............  F-30
Consolidated Statements of Cash Flows.......................  F-31
Notes to Consolidated Financial Statements..................  F-32

ALTIUS SOLUTIONS, INC.
Independent Auditors' Report................................  F-40
Balance Sheet...............................................  F-41
Statement of Operations.....................................  F-42
Statement of Stockholders' Equity...........................  F-43
Statement of Cash Flows.....................................  F-44
Notes to Financial Statements...............................  F-45

ALTIUS SOLUTIONS, INC.
Condensed Balance Sheet (unaudited).........................  F-51
Condensed Statements of Operations (unaudited)..............  F-52
Condensed Statements of Cash Flows (unaudited)..............  F-53
Notes to Condensed Financial Statements (unaudited).........  F-54

PRO FORMA COMBINED FINANCIAL STATEMENTS
Pro Forma Balance Sheet (unaudited).........................  F-59
Pro Forma Combined Statements of Operations (unaudited).....  F-60

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Simplex Solutions, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of convertible preferred stock and stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Simplex Solutions, Inc. and its subsidiaries as of September 30, 1998, 1999 and June 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 and for the nine months ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Simplex Solutions, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 16, 2000, except for Note 14 as to which the date is September 8, 2000

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                                   CONVERTIBLE
                                                                                                    PREFERRED
                                                                                                    STOCK AND
                                                                                                  STOCKHOLDERS'
                                                                 SEPTEMBER 30,                       EQUITY
                                                              --------------------    JUNE 30,      JUNE 30,
                                                                1998        1999        2000          2000
                                                              --------    --------    --------    -------------
                                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,041    $  4,204    $  6,745
  Short-term investments....................................        --         262          --
  Accounts receivable, net of allowance for doubtful
    accounts of $10, $171 and $185, respectively............     1,689       5,416       5,763
  Prepaid expenses and other current assets.................        91         350         300
                                                              --------    --------    --------
    Total current assets....................................     8,821      10,232      12,808
Property and equipment, net.................................     1,570       1,218       1,400
Other assets................................................       336         353         365
Intangible assets, net......................................        --          --       8,096
                                                              --------    --------    --------
    Total assets............................................  $ 10,727    $ 11,803    $ 22,669
                                                              ========    ========    ========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND WARRANTS AND
COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations..............  $    137    $    102    $     31
  Current portion of notes payable..........................        --          --          64
  Line of credit, net of discount...........................        --          --       2,422
  Accounts payable..........................................       219         315         719
  Accrued liabilities.......................................     1,124       2,072       2,317
  Deferred revenue..........................................       710       4,361       4,313
                                                              --------    --------    --------
    Total current liabilities...............................     2,190       6,850       9,866
Capital lease obligations, net of current portion...........        58          56          32
Line of credit, net of discount.............................        --       2,364          --
Notes payable...............................................        --          --         285
                                                              --------    --------    --------
    Total liabilities.......................................     2,248       9,270      10,183
                                                              --------    --------    --------
Commitments and contingencies (Note 10)
Convertible preferred stock and warrants, $0.001 par value:
  Authorized: 14,000,000 shares
  Issued and outstanding: 12,526,255 shares at September 30,
    1998 and 1999 and at June 30, 2000 (actual) and no
    shares at June 30, 2000 (pro forma) (Aggregate
    liquidation value $24,064)..............................    24,029      24,184      24,184      $     --
Notes receivable from stockholders..........................      (696)         --          --            --
                                                              --------    --------    --------      --------
                                                                23,333      24,184      24,184            --
                                                              --------    --------    --------      --------
Common stock and other stockholders' equity (deficit):
  Common stock, $0.001 par value:
  Authorized: 34,000,000 shares
  Issued and outstanding: 6,728,518 shares at September 30,
    1998, 7,324,638 shares at September 30, 1999, 10,697,293
    shares at June 30, 2000 (actual) and 23,223,548 shares
    at June 30, 2000 (pro forma)............................         7           7          11            23
  Additional paid-in capital................................       533       1,481      17,074        41,246
  Notes receivable from stockholders........................      (993)     (1,692)     (1,679)       (1,679)
  Unearned stock-based compensation.........................        (9)        (16)     (2,384)       (2,384)
  Accumulated other comprehensive income....................        --           2          --            --
  Accumulated deficit.......................................   (14,392)    (21,433)    (24,720)      (24,720)
                                                              --------    --------    --------      --------
    Total common stock and other stockholders' equity
      (deficit).............................................   (14,854)    (21,651)    (11,698)     $ 12,486
                                                              --------    --------    --------      ========
    Total liabilities, convertible preferred stock and
      warrants and common stock and other stockholders'
      equity (deficit)......................................  $ 10,727    $ 11,803    $ 22,669
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            YEAR ENDED                NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   JUNE 30,
                                                   -----------------------------    ----------------------
                                                    1997       1998       1999         1999         2000
                                                   -------    -------    -------    -----------    -------
                                                                                    (UNAUDITED)
Net revenue:
  License........................................  $ 2,751    $ 5,385    $ 7,704      $ 4,989      $10,329
  Services.......................................      250      1,152      3,177        1,688        5,216
                                                   -------    -------    -------      -------      -------
     Total revenue...............................    3,001      6,537     10,881        6,677       15,545
                                                   -------    -------    -------      -------      -------
Cost of revenue:
  License........................................      512        458         96           22           75
  Services.......................................      198        439      1,974        1,573        2,267
                                                   -------    -------    -------      -------      -------
     Total cost of revenue.......................      710        897      2,070        1,595        2,342
                                                   -------    -------    -------      -------      -------
Gross profit.....................................    2,291      5,640      8,811        5,082       13,203
                                                   -------    -------    -------      -------      -------
Operating expenses:
  Research and development.......................    3,166      5,038      6,378        4,964        3,457
  Sales and marketing............................    3,394      6,288      7,314        5,476        7,027
  General and administrative.....................    1,002      1,407      2,225        1,689        2,061
  Amortization of acquired goodwill and other
     intangibles.................................       --         --         --           --        1,261
  Stock-based compensation*......................        7         49         13           13        1,256
  In-process research and development............       --         --         --           --        1,100
                                                   -------    -------    -------      -------      -------
     Total operating expenses....................    7,569     12,782     15,930       12,142       16,162
                                                   -------    -------    -------      -------      -------
Operating loss...................................   (5,278)    (7,142)    (7,119)      (7,060)      (2,959)
Interest and other income (expense), net.........      125        343        211          198           25
Interest expense.................................      (25)       (31)      (133)         (14)        (353)
                                                   -------    -------    -------      -------      -------
Net loss.........................................  $(5,178)   $(6,830)   $(7,041)     $(6,876)     $(3,287)
                                                   =======    =======    =======      =======      =======

Basic and diluted net loss per share.............  $ (1.39)   $ (1.46)   $ (1.21)     $ (1.21)     $ (0.42)
                                                   =======    =======    =======      =======      =======
Number of shares used in calculation of basic and
  diluted net loss per share.....................    3,734      4,670      5,833        5,680        7,789
                                                   =======    =======    =======      =======      =======
Pro forma basic and diluted net loss per share...                        $ (0.38)                  $ (0.16)
                                                                         =======                   =======
Number of shares used in calculation of pro forma
  basic and diluted net loss per share...........                         18,359                    20,315
                                                                         =======                   =======

*Amortization of stock-based compensation expense
  is excluded from the following expenses:
  Research and development.......................  $     4    $    22    $     9      $     8      $   438
  Selling and marketing..........................       --         --         --           --          200
  General and administrative.....................        3         27          4            5          618
                                                   -------    -------    -------      -------      -------
     Total.......................................  $     7    $    49    $    13      $    13      $ 1,256
                                                   =======    =======    =======      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  CONVERTIBLE           NOTES                                            NOTES
                                PREFERRED STOCK       RECEIVABLE       COMMON STOCK      ADDITIONAL    RECEIVABLE      UNEARNED
                              --------------------       FROM       ------------------    PAID-IN         FROM       STOCK-BASED
                                SHARES     AMOUNT    STOCKHOLDERS    SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                              ----------   -------   ------------   ---------   ------   ----------   ------------   ------------
Balances, October 1, 1996...   7,059,138   $ 4,404      $  --       5,865,100    $ 6       $ 102         $  --           $ --
Issuance of Series D
  convertible preferred
  stock, net of issuance
  costs of $23..............   1,963,781     6,575         --              --     --          --            --             --
Issuance of common stock in
  exchange for services.....          --        --         --         100,000     --          26                           --
Issuance of warrants in
  connection with capital
  lease financing...........          --        65         --              --     --          --            --             --
Issuance of stock options to
  non-employees in exchange
  for services..............          --        --         --              --     --          20            --            (20)
Stock-based compensation
  expense...................          --        --         --              --     --          --            --              7
Repurchase of restricted
  common stock..............          --        --         --         (58,855)    --          (4)           --             --
Issuance of common stock
  pursuant to exercise of
  options...................          --        --         --          32,400     --           6            --             --
Issuance of restricted
  common stock in exchange
  for cash..................          --        --         --         231,000     --           5            --             --
Net loss....................          --        --         --              --     --          --            --             --
                              ----------   -------      -----       ---------    ---       -----         -----           ----
Balances, September 30,
  1997......................   9,022,919    11,044         --       6,169,645      6         155            --            (13)
Issuance of Series E
  convertible preferred
  stock, net of issuance
  costs of $55..............   3,503,336    12,985       (672)             --     --          --            --             --
Issuance of common stock in
  exchange for note
  receivable................          --        --         --         750,000      1         509          (509)            --
Amortization of stockholder
  note forgiven.............          --        --         --              --     --          --           101             --
Interest accrued from
  stockholder notes
  receivable................          --        --        (24)             --     --          --           (29)            --
Note receivable from
  stockholder...............          --        --         --              --     --          --          (556)            --
Issuance of common stock
  pursuant to exercise of
  stock options.............          --        --         --         145,369     --          44            --             --
Repurchase of restricted
  common stock..............          --        --         --         (43,856)    --          (3)           --             --
Repurchase of founder common
  stock.....................          --        --         --        (332,640)    --        (246)           --             --
Issuance of restricted
  common stock in exchange
  for cash..................          --        --         --          40,000     --          29            --             --
Issuance of stock options to
  non-employees in exchange
  for services..............          --        --         --              --     --          45            --            (45)
Stock-based compensation
  expense...................          --        --         --              --     --          --            --             49
Net loss....................          --        --         --              --     --          --            --             --
                              ----------   -------      -----       ---------    ---       -----         -----           ----
Balances, September 30,
  1998......................  12,526,255   $24,029      $(696)      6,728,518    $ 7       $ 533         $(993)          $ (9)
                              ----------   -------      -----       ---------    ---       -----         -----           ----

                               ACCUMULATED
                                  OTHER                                         TOTAL
                              COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                 INCOME         DEFICIT         LOSS           DEFICIT
                              -------------   -----------   -------------   -------------
Balances, October 1, 1996...     $   --        $ (2,384)       $    --        $ (2,276)
Issuance of Series D
  convertible preferred
  stock, net of issuance
  costs of $23..............         --              --             --              --
Issuance of common stock in
  exchange for services.....         --              --             --              26
Issuance of warrants in
  connection with capital
  lease financing...........         --              --             --              --
Issuance of stock options to
  non-employees in exchange
  for services..............         --              --             --              --
Stock-based compensation
  expense...................         --              --             --               7
Repurchase of restricted
  common stock..............         --              --             --              (4)
Issuance of common stock
  pursuant to exercise of
  options...................         --              --             --               6
Issuance of restricted
  common stock in exchange
  for cash..................         --              --             --               5
Net loss....................         --          (5,178)       $(5,178)         (5,178)
                                 ------        --------        =======        --------
Balances, September 30,
  1997......................         --          (7,562)                        (7,414)
Issuance of Series E
  convertible preferred
  stock, net of issuance
  costs of $55..............         --              --        $    --              --
Issuance of common stock in
  exchange for note
  receivable................         --              --             --               1
Amortization of stockholder
  note forgiven.............         --              --             --             101
Interest accrued from
  stockholder notes
  receivable................         --              --             --             (29)
Note receivable from
  stockholder...............         --              --             --            (556)
Issuance of common stock
  pursuant to exercise of
  stock options.............         --              --             --              44
Repurchase of restricted
  common stock..............         --              --             --              (3)
Repurchase of founder common
  stock.....................         --              --             --            (246)
Issuance of restricted
  common stock in exchange
  for cash..................         --              --             --              29
Issuance of stock options to
  non-employees in exchange
  for services..............         --              --             --              --
Stock-based compensation
  expense...................         --              --             --              49
Net loss....................         --          (6,830)       $(6,830)         (6,830)
                                 ------        --------        =======        --------
Balances, September 30,
  1998......................     $   --        $(14,392)                      $(14,854)
                                 ------        --------                       --------

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                  (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE           NOTES                                             NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       -------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ----------   ------   ----------   ------------   ------------
Balances, September 30,
  1998...................  12,526,255   $24,029      $(696)       6,728,518    $ 7      $   533       $  (993)       $    (9)
Repayment of stockholder
  note receivable........          --        --        696               --     --           --            --             --
Issuance of restricted
  common stock in
  exchange for note
  receivable.............          --        --         --          434,792     --          725          (725)            --
Interest accrued from
  stockholder notes
  receivable.............          --        --         --               --     --           --           (68)            --
Amortization of
  stockholder note
  forgiven...............          --        --         --               --     --           --            94             --
Repurchase of restricted
  common stock...........          --        --         --         (102,009)    --          (13)           --             --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --          223,337     --          166            --             --
Warrants granted in
  consideration for
  capital lease
  financing..............          --       155         --               --     --           --            --             --
Issuance of restricted
  common stock in
  exchange for cash......          --        --         --           40,000     --           50            --             --
Issuance of stock options
  to non-employees in
  exchange for
  services...............          --        --         --               --     --           20            --            (20)
Stock-based compensation
  expense................          --        --         --               --     --           --            --             13
Comprehensive income
Net income...............          --        --         --               --     --           --            --             --
Unrealized gains on
  securities, net of
  reclassification
  adjustment.............          --        --         --               --     --           --            --             --
                           ----------   -------      -----       ----------    ---      -------       -------        -------
Comprehensive loss.......
Balances September 30,
  1999...................  12,526,255   $24,184      $  --        7,324,638    $ 7      $ 1,481       $(1,692)       $   (16)
                           ==========   =======      =====       ==========    ===      =======       =======        =======

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, September 30,
  1998...................     $   --        $(14,392)      $     --        $(14,854)
Repayment of stockholder
  note receivable........         --              --             --              --
Issuance of restricted
  common stock in
  exchange for note
  receivable.............         --              --             --              --
Interest accrued from
  stockholder notes
  receivable.............         --              --             --             (68)
Amortization of
  stockholder note
  forgiven...............         --              --             --              94
Repurchase of restricted
  common stock...........         --              --             --             (13)
Issuance of common stock
  pursuant to exercise of
  stock options..........         --              --             --             166
Warrants granted in
  consideration for
  capital lease
  financing..............         --              --             --              --
Issuance of restricted
  common stock in
  exchange for cash......         --              --             --              50
Issuance of stock options
  to non-employees in
  exchange for
  services...............         --              --             --              --
Stock-based compensation
  expense................         --              --             --              13
Comprehensive income
Net income...............         --          (7,041)        (7,041)         (7,041)
Unrealized gains on
  securities, net of
  reclassification
  adjustment.............          2              --              2               2
                              ------        --------       --------        --------
Comprehensive loss.......                                  $ (7,039)
                                                           ========
Balances September 30,
  1999...................     $    2        $(21,433)                      $(21,651)
                              ======        ========                       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                  (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE           NOTES                                             NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       -------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ----------   ------   ----------   ------------   ------------
Balances, September 30,
  1999...................  12,526,255    24,184         --        7,324,638      7        1,481        (1,692)           (16)
Repayment of stockholder
  note receivable........          --        --         --               --     --           --            16             --
Interest accrued from
  stockholder notes
  receivable.............          --        --         --               --     --           --           (73)            --
Amortization of
  stockholder note
  forgiven...............          --        --         --               --     --           --            70             --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --          555,359      1          593            --             --
Issuance of common stock
  in connection with
  acquisition of
  Snaketech..............          --        --         --        2,786,996      3       10,727            --             --
Issuance of fully vested
  common stock options in
  connection with
  acquisition of
  Snaketech..............          --        --         --               --     --          609            --             --
Issuance of restricted
  common stock in
  exchange for cash......          --        --         --           20,000     --           40            --             --
Repurchase of restricted
  common stock...........          --        --         --             (300)    --           --            --             --
Issuance of restricted
  common stock in
  exchange for
  services...............          --        --         --           10,600     --           31            --            (31)
Unearned stock-based
  compensation...........          --        --         --               --     --        3,593            --         (3,593)
Stock-based compensation
  expense................          --        --         --               --     --           --            --          1,256
Comprehensive income.....
Net income...............          --        --         --               --     --           --            --             --
Unrealized gains on
  securities, net of
  reclassification
  adjustment.............          --        --         --               --     --           --            --             --
                           ----------   -------      -----       ----------    ---      -------       -------        -------
Comprehensive loss.......
Balances, June 30,
  2000...................  12,526,255   $24,184      $  --       10,697,293    $11      $17,074       $(1,679)       $(2,384)
                           ==========   =======      =====       ==========    ===      =======       =======        =======

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, September 30,
  1999...................          2         (21,433)      $     --         (21,651)
Repayment of stockholder
  note receivable........         --              --             --              16
Interest accrued from
  stockholder notes
  receivable.............         --              --             --             (73)
Amortization of
  stockholder note
  forgiven...............         --              --             --              70
Issuance of common stock
  pursuant to exercise of
  stock options..........         --              --             --             594
Issuance of common stock
  in connection with
  acquisition of
  Snaketech..............         --              --             --          10,730
Issuance of fully vested
  common stock options in
  connection with
  acquisition of
  Snaketech..............         --              --             --             609
Issuance of restricted
  common stock in
  exchange for cash......         --              --             --              40
Repurchase of restricted
  common stock...........         --              --             --              --
Issuance of restricted
  common stock in
  exchange for
  services...............         --              --             --              --
Unearned stock-based
  compensation...........         --              --             --              --
Stock-based compensation
  expense................         --              --             --           1,256
Comprehensive income.....
Net income...............         --          (3,287)        (3,287)         (3,287)
Unrealized gains on
  securities, net of
  reclassification
  adjustment.............         --              --             (2)             (2)
                              ------        --------       --------        --------
Comprehensive loss.......                                  $ (3,289)
                                                           ========
Balances, June 30,
  2000...................     $   --        $(24,720)                      $(11,698)
                              ======        ========                       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED              NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                 JUNE 30,
                                                              ---------------------------   ----------------------
                                                               1997      1998      1999        1999         2000
                                                              -------   -------   -------   -----------   --------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(5,178)  $(6,830)  $(7,041)    $(6,876)    $ (3,287)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Amortization of discount on lease financing.............       25        20        19          10           60
    Issuance of common stock in exchange for services.......       26        --        --          --           --
    Stock-based compensation................................        7        49        13          13        1,256
    Interest accrued on stockholder note receivable.........       --       (53)      (68)        (48)         (73)
    Allowance for doubtful accounts.........................       --        10       161          91           14
    Depreciation and amortization...........................      412       777       907         678          650
    Amortization of stockholder note forgiven...............       --       101        94          70           70
    Amortization of goodwill and other intangibles..........       --        --        --          --        1,261
    In-process research and development.....................       --        --        --          --        1,100
    Changes in operating assets and liabilities:
      Accounts receivable...................................   (1,317)     (383)   (3,888)     (1,998)         (30)
      Prepaid expenses and other current assets.............      (52)       (4)     (259)       (143)          56
      Other assets..........................................       (1)      (20)      (17)        282          (12)
      Accounts payable......................................       96       (60)       96         106          167
      Accrued liabilities...................................      918        87       948         257         (496)
      Deferred revenue......................................      927      (216)    3,651       2,821          (90)
                                                              -------   -------   -------     -------     --------
        Net cash (used in) provided by operating
          activities........................................   (4,137)   (6,522)   (5,384)     (4,737)         646
                                                              -------   -------   -------     -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received from acquisition of Snaketech...............       --        --        --          --        1,591
  Acquisition of property and equipment.....................   (1,080)     (782)     (436)       (403)        (509)
  Proceeds from available-for-sale securities...............       --        --       404          64        1,068
  Purchase of certificate of deposit........................       --      (300)       --          --           --
  Purchase of available-for-sale securities.................       --        --      (664)       (664)        (806)
                                                              -------   -------   -------     -------     --------
        Net cash (used in) provided by investing
          activities........................................   (1,080)   (1,082)     (696)     (1,003)       1,344
                                                              -------   -------   -------     -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit..............................       --        --     2,500       2,500           --
  Proceeds from issuance of convertible preferred stock.....    6,575    12,313        --          --           --
  Proceeds from issuance of common stock....................       11        73       216         158          634
  Repurchase of common stock................................       (4)     (249)      (13)        (10)          --
  Repayment of borrowings under capital lease obligations
    and line of credit......................................     (169)     (213)     (156)       (127)         (99)
  Payments from (loans to) stockholders.....................       --      (556)      696         696           16
                                                              -------   -------   -------     -------     --------
        Net cash provided by financing activities...........    6,413    11,368     3,243       3,217          551
                                                              -------   -------   -------     -------     --------
Net increase (decrease) in cash and cash equivalents........    1,196     3,764    (2,837)     (2,523)       2,541
Cash and cash equivalents at beginning of period............    2,081     3,277     7,041       7,041        4,204
                                                              -------   -------   -------     -------     --------
Cash and cash equivalents at end of period..................  $ 3,277   $ 7,041   $ 4,204     $ 4,518     $  6,745
                                                              =======   =======   =======     =======     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    25   $    31   $   106     $    14     $    384
  Assets acquired under capital lease.......................      293        --       119         119           --
  Issuance of common stock for stockholder note
    receivable..............................................       --       509       725         725           --
  Warrants granted for financing services...................       65        --       155          --           --
  Issuance of preferred stock in exchange for stockholder
    note....................................................       --       672        --          --           --
  Unearned stock-based compensation.........................       20        45        20          20        3,593
LIABILITIES ASSUMED IN CONNECTION WITH ACQUISITION OF
  SNAKETECH:
  Fair value of assets acquired.............................                                              $ 11,576
  In-process research and development.......................                                                 1,100
  Cash received.............................................                                                 1,591
  Common stock and fully vested common stock options
    issued..................................................                                               (11,339)
                                                                                                          --------
      Liabilities assumed...................................                                              $  2,928
                                                                                                          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

     Simplex Solutions, Inc. ("Simplex") was incorporated in the State of Delaware in April 1995. Simplex provides software and services that enable the design and first-time production success of complex integrated circuits, or ICs, for computer, communications, and consumer products. Simplex' products are designed to enable its customers to deliver timely, competitive systems-on-chip, or SoCs, implemented in deep submicron, or DSM, technologies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Simplex and its wholly owned subsidiaries, Simplex Solutions UK Ltd., Simplex Solutions S.A.R.L., Simplex Solutions GmbH, Simplex Solutions KK, Simplex Solutions, S.A. (together "Simplex"). All material intercompany balances and transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The consolidated statements of operations and of cash flows for the nine months ended June 30, 1999 are unaudited but have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by accounting principles generally accepted in the United States for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     The functional currency of Simplex' foreign subsidiaries is the U.S. dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars were not material for any period presented and are included in the consolidated statements of operations.

CASH AND CASH EQUIVALENTS

     Simplex considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents, except those held as security for Simplex' lease arrangement (Note 10).

SHORT-TERM INVESTMENTS

     Investments with original maturities greater than three months and less than one year are classified as short-term investments. Short-term investments, which are classified as available-for-sale, consist of

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES commercial paper and are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. At June 30, 2000, there were no short-term investments or investments with maturities greater than one year.

BUSINESS RISKS AND CONCENTRATION OF CREDIT RISK

     Simplex' licenses and services are concentrated in the area of enabling companies to design complex integrated circuits. This industry is characterized by rapid technological advances, changes in customer requirements and evolving industry standards.

     Any failure by Simplex to anticipate or respond adequately to technological changes in its industry, changes in customer requirements or changes in industry standards could have a material adverse effect on Simplex' business and operating results.

     Financial instruments which potentially subject Simplex to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Simplex places its cash and cash equivalents with two major financial institutions. Deposits at any time may exceed federally insured limits. For accounts receivable, Simplex performs ongoing credit evaluations of its customers' financial condition and does not require collateral. Simplex maintains allowances for potential credit losses and such losses have been within management's expectations.

     At September 30, 1998, three customers each accounted for 11%, 18% and 40%, respectively, of aggregate accounts receivable, at September 30, 1999, three customers each accounted for 10%, 11%, and 16%, respectively, of aggregate accounts receivable, at June 30, 2000, three customers each accounted for 10%, 11%, and 12%, respectively, of aggregate accounts receivable. Two customers each accounted for 13% and 11%, respectively, of total revenue for the year ended September 30, 1998. No customers accounted for greater than 10% of the total revenue for the years ended September 30, 1997 and 1999. Revenue from one customer accounted for 15% of total revenue for the nine months ended June 30, 2000, exclusive of revenue of 3% sold to this customer through a distributor.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of Simplex' financial instruments including cash and cash equivalents, accounts receivable, accounts payable, notes payable, and line of credit approximate fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term.

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets include goodwill, assembled workforce and acquired technology from the acquisition of Snaketech, S.A. ("Snaketech") (see Note 3). Goodwill and other intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which are as follow:

Goodwill..........................................    5 years
Acquired technology...............................  1-4 years
Assembled workforce...............................    7 years

IMPAIRMENT OF LONG-LIVED ASSETS

     Simplex evaluates the recoverability of long-lived assets and goodwill related to those assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets upon the occurrence of certain events and in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

REVENUE RECOGNITION

     Simplex' reports revenue in two categories; license and services revenue. License revenue is derived from product sales to end users and distributors. Services revenue is derived from providing consulting, training, maintenance and support services to end users and research and development services.

     Simplex recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, ("SOP 97-2") and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. License revenue is derived from term and time-based licenses. License revenue of term licenses and time-based licenses in excess of one year is recognized upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable and collection is deemed probable. Simplex does not generally include acceptance criteria or rights of return in its arrangements.

     For contracts with multiple obligations (e.g., product licenses, maintenance and other services), Simplex allocates revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is based on either the price when each component is sold separately, or the renewal rates for maintenance in future years as specified in the arrangement. Simplex recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

     License and maintenance revenue from time-based licenses for a period of one year or less are recognized ratably over the period of the license as vendor specific objective evidence of the fair value of the maintenance is not established, as maintenance for these licenses is never sold separately from the license.

     Services revenue from consulting, installation and training are recognized as the related services are performed, when collectibility is probable and the fee is fixed and determinable. Revenue from maintenance and support agreements is deferred and recognized on a straight-line basis over the period of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     Prior to the adoption of SOP 97-2, Simplex recognized revenue from the sale of products upon shipment if remaining obligations were insignificant, collections of resulting accounts receivable was probable and product returns reasonably estimable.

     Simplex recognizes service revenue derived from long-term development contracts in accordance with SOP 81-1, Contract Accounting, under the percentage-of-completion method of accounting based on the estimated stage of completion of individual contracts. To date, Simplex has only entered into one long-term development contract.

     Deferred revenue primarily consists of maintenance and support services under maintenance contracts and unearned revenue on time-based licenses.

ADVERTISING

     Simplex expenses advertising costs as they are incurred. For the years ended September 1997, 1998 and 1999, advertising expense was $81,476, $22,992 and $140,554, respectively. There was no advertising expense for the nine months ended June 30, 2000.

INCOME TAXES

     Simplex accounts for income taxes using the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax assets will not be realized.

STOCK-BASED COMPENSATION

     Simplex has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123"). Simplex accounts for stock-based compensation using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Simplex common stock and the exercise price of the option. Additionally, pursuant to Emerging Issues Task Force Issue 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in conjunction with Selling, Goods or Services, equity instruments issued to non-employees are measured at fair value over the period of performance using the Black-Scholes option pricing model.

RESEARCH AND DEVELOPMENT EXPENDITURES

     Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, attaining technological feasibility and general release have substantially coincided. As a result, Simplex has not capitalized any software development costs.

NET INCOME (LOSS) PER SHARE

     Simplex computes net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For all periods presented, options, warrants and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     A reconciliation of shares used in the calculation of basic and diluted net loss per share follows (in thousands, except per share amounts):

                                                         YEAR ENDED              NINE MONTHS ENDED
                                                        SEPTEMBER 30,                JUNE 30,
                                                 ---------------------------   ---------------------
                                                  1997      1998      1999        1999        2000
                                                 -------   -------   -------   -----------   -------
                                                                               (UNAUDITED)
Basic and diluted net loss per share:
  Numerator:
     Net loss..................................  $(5,178)  $(6,830)  $(7,041)    $(6,876)    $(3,287)
                                                 =======   =======   =======     =======     =======
  Denominator:
     Weighted average common shares
       outstanding.............................    5,752     6,411     7,106       7,001       8,606
     Weighted average unvested common shares
       subject to repurchase...................   (2,018)   (1,741)   (1,273)     (1,321)       (817)
                                                 -------   -------   -------     -------     -------
     Denominator for basic and diluted
       calculation.............................    3,734     4,670     5,833       5,680       7,789
                                                 =======   =======   =======     =======     =======
     Basic and diluted net loss per share
       attributable to common stockholders.....  $ (1.39)  $ (1.46)  $ (1.21)    $ (1.21)    $ (0.42)
                                                 =======   =======   =======     =======     =======
     Antidilutive securities including options,
       warrants and preferred stock not
       included in net loss per share
       calculations............................   10,191    15,134    15,908      15,731      19,115
                                                 =======   =======   =======     =======     =======

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma basic and diluted net loss per share for the nine months ended June 30, 2000 and the year ended September 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of convertible preferred stock into common stock on an as-if-converted basis. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     The following table sets forth the computation of pro forma basic and diluted net loss per share (in thousands, except per share amounts):

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             SEPTEMBER 30,     JUNE 30,
                                                                 1999            2000
                                                             -------------    -----------
                                                                     (UNAUDITED)
Numerator:
  Net loss.................................................     $(7,041)        $(3,287)
                                                                =======         =======
Denominator:
  Shares used in computing basic and diluted net loss per
     share.................................................       5,833           7,789
  Adjustment to reflect assumed conversion of all preferred
     stock from date of issuance...........................      12,526          12,526
                                                                -------         -------
  Shares used in computing pro forma basic and diluted net
     loss per share........................................      18,359          20,315
                                                                =======         =======
Basic and diluted pro forma net loss per share.............     $ (0.38)        $ (0.16)
                                                                =======         =======
Antidilutive securities including options and warrants not
  included in pro forma net loss per share calculation.....       3,382           6,589
                                                                =======         =======

PRO FORMA JUNE 30, 2000 (UNAUDITED)

     Pro forma convertible preferred stock and stockholders' equity includes the pro forma effect of the conversion of convertible preferred stock and warrants into common stock and warrants effective prior to the closing of the offering on an as-if-converted basis.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes unrealized gains and losses on available for sale securities that are excluded from net income (loss) and reflected instead in stockholders' equity (deficit).

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the financial statements, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Simplex is assessing the potential impact of this pronouncement on the financial statements; however, Simplex does not expect any significant impact.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. Simplex believes that it currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Simplex is assessing the potential impact of this Interpretation on the consolidated financial statements.

NOTE 3 -- ACQUISITION:

     In March 2000, Simplex acquired all of the common stock and outstanding options to purchase common stock of Snaketech for a purchase price of approximately $11.8 million, which consisted of 2,786,996 shares of Simplex' common stock, options to purchase 311,003 shares of Simplex common stock, and related acquisition expenses totaling approximately $422,000. Snaketech was incorporated in 1996 in France as a developer and marketer of high-performance physical design solutions for integrated circuits. The acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective values on the acquisition date. The fair values of the intangible assets acquired and the common stock and options of Simplex were determined by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

Intangible assets...........................................  $ 5,800
Goodwill....................................................    3,557
In-process research and development.........................    1,100
Property and equipment......................................      303
Net current assets..........................................    1,014
                                                              -------
          Total purchase price..............................  $11,774
                                                              =======

     Intangible assets include assembled workforce and acquired technology. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill.

     The following unaudited pro forma financial information reflects the results of operations for the nine months ended June 30, 2000 and the year ended September 30, 1999 as if the acquisition of Snaketech had occurred on October 1, 1999 and 1998, respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on October 1, 1999 and 1998, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                                      NINE MONTHS
                                                      YEAR ENDED         ENDED
                                                     SEPTEMBER 30,     JUNE 30,
                                                         1999            2000
                                                     -------------    -----------
                                                             (UNAUDITED)
Net revenue........................................    $ 11,708         $16,236
Operating loss.....................................     (14,435)         (2,996)
Pro forma basic and diluted net loss per share.....       (1.66)          (0.34)

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

NOTE 4 -- IN-PROCESS RESEARCH AND DEVELOPMENT:

     In connection with the acquisition of Snaketech in March 2000 (see Note 3), Simplex incurred purchased in-process research and development costs of $1.1 million. The fair values of Snaketech's existing products, as well as the technology currently under development were determined by an independent appraiser using the income approach, which discounts expected future cash flows from the acquired in-process technology to present value. The discount rates used in the present value calculations were derived from a weighted average cost of capital of 21%, adjusted upward by a premium of 5% for the in-process project from the Snaketech acquisition to reflect additional risks inherent in the development lifecycle. Although Simplex expects to achieve certain expense reductions as a result of integrating the acquired in-process technology, the valuation assumptions do not include any expense reductions in the amounts allocated to in-process research and development. The percent complete, the estimated cost to complete and the value assigned for the Snaketech project that included in-process research and development is as follows:

                                                   ESTIMATED     ESTIMATED
                                                    PERCENT       COST TO       VALUE
                     PROJECT                       COMPLETION    COMPLETE      ASSIGNED
                     -------                       ----------    ---------    ----------
A................................................     80.8%      $300,000     $1,100,000

NOTE 5 -- PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                          SEPTEMBER 30,
                                                        ------------------    JUNE 30,
                                                         1998       1999        2000
                                                        -------    -------    --------
Land and buildings....................................  $    --    $    --    $    94
Computer equipment....................................    2,393      2,770      3,310
Furniture and fixtures................................      292        292        377
Leasehold improvements................................      147        175        312
                                                        -------    -------    -------
                                                          2,832      3,237      4,093
Less: Accumulated depreciation and amortization.......   (1,262)    (2,019)    (2,693)
                                                        -------    -------    -------
                                                        $ 1,570    $ 1,218    $ 1,400
                                                        =======    =======    =======

     Depreciation expense was $269,201, $535,716, $704,006 and $575,048 for the
years ended September 30, 1997, 1998 and 1999 and for the nine months ended June 30, 2000, respectively.

NOTE 6 -- INTANGIBLE ASSETS:

     Intangible assets consist of the following (in thousands):

                                                             JUNE 30,
                                                               2000
                                                             --------
Acquired technology........................................  $ 5,100
Assembled workforce........................................      700
Goodwill...................................................    3,557
                                                             -------
                                                               9,357
Less: Accumulated amortization.............................   (1,261)
                                                             -------
                                                             $ 8,096
                                                             =======

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

NOTE 7 -- LINE OF CREDIT AND NOTES PAYABLE:

     At June 30, 2000, Simplex had $2,422,368 outstanding under a $5,000,000 revolving line of credit which consists of a $2,500,000 non-formula based amount and a $2,500,000 amount available based on 85% of Simplex's eligible accounts receivable, as defined and determined by the lender. The $2,422,368 outstanding balance, which is presented net of discount of $77,632, is due May 31, 2001, subject to automatic renewal. Interest is due monthly at 2.0% and 3.75% above the highest base rate for the formula-based amount and the non-formula-based amount, respectively, with a minimum interest rate of 9.0%, (13.25% for non-formula and 11.5% for formula at June 30, 2000). The line of credit is collateralized by all of Simplex' assets.

     In connection with the revolving line of credit, Simplex granted the lender a warrant to purchase 66,667 shares of Series E preferred stock at $3.75 per share as described more fully in Note 8.

     At June 30, 2000, Simplex had a note payable of $249,220 which had been assumed from Snaketech. Snaketech had been granted two interest free advances from the French government for software development projects, repayable in three non-equal installments commencing March 31, 2001. If the development project is unsuccessful as determined by the Agence Nationale de Valorisation de la Recherche ("ANVAR"), repayment of all or a portion of the advances will not be required. Conversely, if the development project is successful, Simplex is obligated to repay the loan. Simplex believes these projects were successful and therefore reported these advances as repayable loans at June 30, 2000.

     At June 30, 2000, Simplex also had $99,164 outstanding for a $107,206 note entered into in September 1999 by Snaketech. This note is repayable in monthly installments over 15 years at a fixed interest rate of 4.25% per annum. This loan is guaranteed by Snaketech and collateralized by a building owned by a subsidiary of Snaketech.

     Future maturities for the line of credit and notes payable as of June 30, 2000 are as follows (in thousands):

                        YEAR ENDING
                          JUNE 30,
                        -----------
  2001......................................................  $ 2,486
  2002......................................................      116
  2003......................................................       87
  2004......................................................        7
  2005......................................................        7
  Thereafter................................................       68
                                                              -------
                                                                2,771
  Less: current portion.....................................   (2,486)
                                                              -------
  Long-term portion.........................................  $   285
                                                              =======

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

NOTE 8 -- CONVERTIBLE PREFERRED STOCK:

     At June 30, 2000, the proceeds, terms and liquidation values of Series A, B, C, D and E preferred stock are as follows:

                                                        COMMON STOCK
                   NET                    ISSUED AND    RESERVED FOR   LIQUIDATION
   SERIES       PROCEEDS     AUTHORIZED   OUTSTANDING    CONVERSION       VALUE
   ------      -----------   ----------   -----------   ------------   -----------
A              $ 1,101,561    4,278,854    4,278,854      4,278,854    $ 1,112,502
B                1,244,797    1,625,924    1,600,284      1,600,284      1,248,222
C                2,056,936    1,200,000    1,180,000      1,180,000      2,065,000
D                7,415,262    2,250,000    2,213,781      2,213,781      7,438,304
E               12,145,180    4,000,000    3,253,336      3,253,336     12,200,010
Warrants           220,459           --           --             --
Undesignated            --      645,222           --             --             --
               -----------   ----------   ----------     ----------    -----------
               $24,184,195   14,000,000   12,526,255     12,526,255    $24,064,038
               ===========   ==========   ==========     ==========    ===========

VOTING RIGHTS

     Simplex' Series A, B, C, D and E preferred stock have voting rights equal to the number of common shares into which each preferred share converts. Each share of Series A, B, C, D and E preferred stock is convertible into common stock on a one-for-one basis, subject to certain adjustments as described in the Preferred Stock Purchase Agreements. Conversion is automatic upon the effective date of an initial public offering of common stock for which the aggregate proceeds are not less than $7,500,000 and the offering price is not less than $5.50 per share of common stock.

DIVIDENDS

     The holders of the Series A, B, C, D and E preferred stock are also entitled to registration rights as described in the preferred stock purchase agreement and receive annual dividends of $0.0208, $0.0624, $0.14, $0.2688 and $0.30 per share for Series A, B, C, D and E preferred stock, respectively, whenever funds are legally available and when declared by the Board of Directors. Preferred dividends are noncumulative and are in preference to any common stock dividends. As of June 30, 2000, no dividends have been declared.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of Simplex, either voluntary or involuntary, the holders of the then outstanding Series A, B, C, D and E preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the common stock, the amount of $0.26, $0.78, $1.75, $3.36 and $3.75 per share for Series A, B, C, D and E preferred stock, respectively, plus all declared but unpaid dividends for each share of preferred stock. If, upon occurrence of such event, the assets and funds thus distributed among the holders of the preferred stock shall be insufficient to permit the payment to such holders to the full preferential amount, then the entire assets and funds of Simplex legally available for distribution will be distributed ratably among the holders of the preferred stock in proportion to their liquidation preference (as defined). Any reorganization, merger or consolidation which results in the transfer of 50% or more of the then outstanding voting power of Simplex shall be treated as a liquidation event.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

WARRANTS

     Simplex has issued warrants in connection with the extension of its capital equipment lease line and facility lease, to purchase up to 25,640 shares of Series B preferred stock, 20,000 shares of Series C preferred stock and 20,000 shares of Series D preferred stock, at $0.78, $1.75 and $3.36 per share, respectively. As of June 30, 2000, these warrants are exercisable at any time and generally expire upon execution of an initial public offering.

     Simplex valued the warrants using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, volatility of 55%, risk-free interest rates of 6.42% and 6.58% and terms of 5 years. The fair value of their warrants was recorded as a discount against the leases and are being amortized over the life of the leases using the effective interest method.

     On June 29, 1999, in conjunction with the revolving line of credit, Simplex granted warrants to purchase 66,667 shares of Simplex' Series E preferred stock at $3.75 per share. Using the Black-Scholes pricing model, Simplex determined that the fair value of the warrants was $155,268 at the date of grant. The significant assumptions made in determining fair value were volatility of 55%, risk-free interest rate of 6.05%, dividend yield of 0% and an expected life of 7 years. The warrants have been recorded as a discount on the borrowing under the line of credit and will be amortized to interest expense over the term of the line of credit. For the nine months ended June 30, 2000 and the year ended September 30, 1999, Simplex recorded an expense of $58,228 and $19,408, respectively. The total unamortized discount at June 30, 2000 was $77,632. The warrant expires the earlier of June 29, 2006 or thirty days after a substantial change of control as defined in the agreement. If the current market price (as defined by the agreement) at the date of exercise is greater than the exercise price, in lieu of exercising the warrants, the lender may elect to receive shares of preferred stock equal to the value of equivalent shares as determined by a formula in the agreement subject to adjustment for stock splits and other recapitalizations.

NOTE 9 -- STOCKHOLDERS' EQUITY (DEFICIT):

NOTES RECEIVABLE FROM STOCKHOLDERS

     On February 12, 1998, Simplex entered into a promissory note agreement with an employee in the amount of $509,250 which bears interest at the rate of 6% per annum with principal and interest due on February 12, 2002, unless forgiven by Simplex. Under the terms of the note, Simplex shall forgive up to a total of $375,000 of the outstanding principal of this note at the rate of $93,750 one year from the vesting date (August 1997) and $7,813 each month thereafter until a total of $375,000 has been forgiven. This note is a full recourse note collateralized by certain shares of Simplex' common stock. The note becomes due and payable immediately upon termination of the employment relationship.

     Also on February 12, 1998 Simplex issued 200,000 shares of Series D preferred stock in exchange for a note receivable for $671,800. This note was repaid on March 5, 1999.

     On May 26, 1998, Simplex entered into a settlement agreement with a former employee, under which Simplex loaned $556,191 to the former employee. The loan bears interest at the rate of 5.69% per annum, is a full recourse obligation and is due on the earlier of May 15, 2002 or one year after the closing of Simplex' initial public offering in one lump sum of cash or shares of Simplex common stock. The loan is collateralized by 170,000 shares of Simplex common stock owned by the former employee. In addition, Simplex paid the former employee approximately $106,000 in consideration for an option granted by the former employee to Simplex to purchase up to 100,000 shares of common stock of Simplex from the former employee at $3.375 per share. The option terminates on the earlier of May 15, 2002 or the closing of Simplex' initial public offering. The fair value of the option was determined to be $41,445 which was recognized as compensation expense during the year ended September 30, 1998.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     In January 1999, Simplex accepted a full recourse promissory note from an executive of Simplex in the amount of $241,406 collateralized by 193,125 shares of restricted common stock. Such note is due no later than January 19, 2004 and bears interest at 4.63% per annum.

     In March 1999, Simplex accepted full recourse promissory notes from two executives of Simplex in the amounts of $283,334 and $200,000 collateralized by 141,667 and 100,000 shares of restricted common stock. Such notes are due no later than March 30, 2004 and bear interest at 4.83% per annum.

COMMON STOCK

     Simplex issued shares of its common stock to the founders and others under stock purchase agreements. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

COMMON STOCK SUBJECT TO REPURCHASE

     Simplex, since inception, has issued 5,116,892 shares of common stock to the founders and others that were subject to repurchase by Simplex. Simplex has the right to repurchase unvested shares at book value, or the value paid per share by the original purchaser, which is intended to approximate fair value at the time of issuance. Vesting is generally over four years on a monthly basis. All common stock subject to repurchase has been issued out of the 1995 Stock Option Plan (the "Plan") except the founder's shares. Stock purchase rights of 474,792 and 30,600 were granted under the Plan during the year ended September 30, 1999 and the nine months ended June 30, 2000, respectively. As of June 30, 2000, 647,969 shares were subject to repurchase by the Company.

     At June 30, 2000, Simplex had reserved shares of common stock for future issuance as follows (in thousands):

Convertible preferred stock.................................  12,526
Warrants....................................................     132
Stock option plan...........................................   6,457
                                                              ------
                                                              19,115
                                                              ======

STOCK OPTION PLAN

     In 1995, Simplex adopted the 1995 Stock Option Plan, which was subsequently amended and restated as of March 2000 by the Board of Directors to include a sub-division called the 2000 Stock Plan (together "the Plans").

     Under the Plans, Simplex has reserved 11,756,205 shares of common stock for the grant of stock purchase rights and stock options to employees, directors or consultants under the terms and provisions established by the Board of Directors.

     Options granted under the Plans have a term of ten years measured from the grant date and are initially unvested. Participants either vest in the option shares granted over a four-year period with (i) twenty-five percent of the option shares vesting upon the completion of one year of service and (ii) the balance of the option shares in thirty-six successive equal monthly installments upon the completion of each additional month of service, over a four year period with forty-eight successive equal monthly installments upon the completion of additional month of service, or over a five-year period with (i) twenty percent of the option shares vesting upon the completion of one year of service and (ii) the balance of the

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES option shares in forty-eight successive equal monthly installments upon the completion of each additional month of service.

     Under the Plan, incentive stock options may be granted at prices not lower than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities. Nonstatutory options may be granted at prices not lower than 85% of fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities. Stock options granted under the Plan are exercisable and vest at such times and under such conditions as determined by the Board of Directors. Stock options generally expire from five to ten years from date of grant. Stock purchase rights are subject to repurchase by Simplex at such times as determined by the Board of Directors, typically four years.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     A summary of the status of Simplex' stock option plans as of September 30, 1997, 1998 and 1999 and June 30, 2000, and changes during the periods ended on these dates is presented below:

                                                                           OPTIONS OUTSTANDING
                                                                         ------------------------
                                                                                        WEIGHTED
                                                                                         AVERAGE
                                                            OPTIONS        NUMBER       EXERCISE
                                                           AVAILABLE     OF OPTIONS       PRICE
                                                           FOR GRANT     OUTSTANDING    PER SHARE
                                                           ----------    -----------    ---------
Balances, October 1, 1996................................     771,200       554,200       $0.05

Additional shares reserved...............................   1,600,000
Restricted stock granted.................................    (231,000)                    $0.22
Options granted..........................................    (750,000)      750,000       $0.36
Options canceled.........................................     169,000      (169,000)      $0.10
Options exercised........................................                   (32,400)      $0.09
Restricted stock repurchased.............................      58,855                     $0.07
                                                           ----------     ---------

Balances, September 30, 1997.............................   1,618,055     1,102,800       $0.25

Additional shares reserved...............................   1,000,000
Restricted stock granted.................................    (790,000)                    $0.68
Options granted..........................................  (1,941,000)    1,941,000       $0.99
Options canceled.........................................     356,526      (356,526)      $0.34
Options exercised........................................                  (145,369)      $0.30
Restricted stock repurchased.............................      43,856                     $0.07
                                                           ----------     ---------

Balances, September 30, 1998.............................     287,437     2,541,905       $0.80

Additional shares reserved...............................   2,000,000
Restricted stock granted.................................    (474,792)                    $1.63
Options granted..........................................  (1,539,667)    1,539,667       $1.82
Options canceled.........................................     608,141      (608,141)      $1.46
Options exercised........................................                  (223,337)      $0.75
Restricted stock repurchased.............................     102,009                     $0.14
                                                           ----------     ---------

Balances, September 30, 1999.............................     983,128     3,250,094       $1.16

Additional shares reserved...............................   4,203,005
Restricted stock granted.................................     (30,600)                    $2.18
Options granted..........................................  (3,985,504)    3,985,504       $2.85
Options canceled.........................................     223,484      (223,484)      $1.58
Options exercised........................................                  (555,359)      $1.07
Restricted stock repurchased.............................         300                     $2.00
                                                           ----------     ---------
Balances, June 30, 2000..................................   1,393,813     6,456,755       $2.20
                                                           ==========     =========

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     The options outstanding and currently exercisable by exercise price at June 30, 2000 are as follows:

                  OPTIONS OUTSTANDING AT JUNE 30, 2000               OPTIONS
                ----------------------------------------   EXERCISABLE AT JUNE 30, 2000
                                 WEIGHTED                  ----------------------------
                                  AVERAGE       WEIGHTED                     WEIGHTED
                                 REMAINING      AVERAGE                       AVERAGE
  EXERCISE        NUMBER        CONTRACTUAL     EXERCISE       NUMBER        EXERCISE
    PRICE       OUTSTANDING   LIFE (IN YEARS)    PRICE      EXERCISABLE        PRICE
  --------      -----------   ---------------   --------   --------------   -----------
$0.03 - $0.18      322,511         6.02          $0.116        126,165        $ 0.089
$0.34 - $0.68      765,700         7.15          $0.587        336,306        $ 0.634
$0.75 - $1.00       63,064         7.87          $0.993        160,659        $ 0.973
    $1.25        1,172,892         7.09          $1.25         293,865        $ 1.25
    $2.00        2,686,917         9.25          $2.00         385,138        $ 2.00
    $3.85        1,445,671         9.82          $3.85         289,390        $ 3.85
                 ---------                                   ---------
                 6,456,755                                   1,591,523        $ 0.94
                 =========                                   =========

     Options exercisable at September 30, 1997, 1998 and 1999 were 133,393, 364,749, and 977,965, respectively.

STOCK-BASED COMPENSATION

     In connection with certain stock option grants during the nine months ended June 30, 2000, Simplex recorded stock-based compensation totaling $3,622,517, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the nine months ended June 30, 2000 totaled $1,256,104.

FAIR VALUE DISCLOSURE

     The following information concerning Simplex stock option plans is provided in accordance with SFAS No. 123. Simplex accounts for such plans in accordance with APB No. 25.

     The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants:

                                                              YEAR ENDED              NINE MONTHS
                                                             SEPTEMBER 30,               ENDED
                                                     -----------------------------     JUNE 30,
                                                      1997       1998       1999         2000
                                                     -------    -------    -------    -----------
Risk-free interest rate............................    6.45%      5.23%      4.74%        6.52%
Expected life......................................  5 years    5 years    5 years      5 years
Dividend yield.....................................       --         --         --           --
Expected volatility................................       0%         0%         0%           0%
Weighted average fair value........................  $  0.06    $  0.23    $  0.46      $  1.71

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options are amortized over the option's vesting period. Pro forma information follows (in thousands, except per share amounts):

                                                            YEAR ENDED              NINE MONTHS
                                                           SEPTEMBER 30,               ENDED
                                                   -----------------------------     JUNE 30,
                                                    1997       1998       1999         2000
                                                   -------    -------    -------    -----------
Net loss.........................................  $(5,178)   $(6,830)   $(7,041)     $(3,287)
                                                   =======    =======    =======      =======
Net loss -- SFAS 123 adjusted....................  $(5,197)   $(6,946)   $(7,413)     $(4,663)
                                                   =======    =======    =======      =======
Net loss per share -- as reported basic and
  diluted........................................  $ (1.39)   $ (1.46)   $ (1.21)     $ (0.42)
                                                   =======    =======    =======      =======
Net loss per share -- SFAS 123 adjusted basic and
  diluted........................................  $ (1.39)   $ (1.49)   $ (1.27)     $ (0.60)
                                                   =======    =======    =======      =======

     The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future periods are anticipated.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     Simplex leases administrative, engineering and sales facilities in the United States, United Kingdom, France and Japan under noncancelable operating leases that expire at various dates through 2005. Simplex is generally responsible for insurance and property taxes. Simplex' primary lease in Sunnyvale, California is subject to annual payment increases based on the consumer price index. Simplex also leases computer equipment under leases classified as capital leases.

     Simplex leases its office facilities and certain office equipment under noncancelable operating leases which expire through May 2002. Simplex is responsible for certain taxes, maintenance costs and insurance under the leases. Under the terms of the facility lease agreement, Simplex is obligated to provide the lessor with a letter of credit of approximately $300,000. The letter of credit is collateralized by a certificate of deposit, which is included in other assets.

     At June 30, 2000, the aggregate future minimum lease payments under all noncancelable leases are as follows (in thousands):

                                                              CAPITAL    OPERATING
                    YEAR ENDING JUNE 30,                      LEASES      LEASES
                    --------------------                      -------    ---------
     2001...................................................   $ 43       $  199
     2002...................................................     33          692
     2003...................................................     --          461
                                                               ----       ------
Total minimum lease payments................................     76       $1,352
                                                                          ======
Less: Amount representing interest..........................     (7)
Amount representing discount................................     (6)
                                                               ----
Present value of capital lease obligations..................     63
Current portion.............................................    (31)
                                                               ----
Long-term portion...........................................   $ 32
                                                               ====

     Rent expense in the years ended September 30, 1997, 1998 and 1999 and the nine months ended June 30, 2000 was $468,860, $671,521, $744,167 and $566,580,
respectively.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

NOTE 11 -- INCOME TAXES:

     Net income (loss) allocable to United States and foreign sources are as follows (in thousands):

                                                    YEAR ENDED              NINE MONTHS
                                                   SEPTEMBER 30,               ENDED
                                           -----------------------------     JUNE 30,
                                            1997       1998       1999         2000
                                           -------    -------    -------    -----------
United States............................  $(5,178)   $(6,830)   $(7,100)     $(2,955)
Foreign..................................       --         --         59         (332)
                                           -------    -------    -------      -------
                                           $(5,178)   $(6,830)   $(7,041)     $(3,287)
                                           =======    =======    =======      =======

     The components of deferred tax assets as of September 30, 1997, 1998, 1999 and June 30, 2000 are as follows (in thousands):

                                                     SEPTEMBER 30,
                                             -----------------------------    JUNE 30,
                                              1997       1998       1999        2000
                                             -------    -------    -------    --------
Capitalized costs..........................  $   470    $   307    $   424    $    259
Accrued liabilities........................      329        316        672         325
Research and development credit............      224        676      1,525       2,074
Net operating loss.........................    1,495      3,956      7,091       7,258
Property and equipment.....................        4         99        176          75
Other......................................        8         20         --         339
                                             -------    -------    -------    --------
Total deferred tax assets..................    2,530      5,374      9,888      10,330
Valuation allowance........................   (2,530)    (5,374)    (9,888)    (10,330)
                                             -------    -------    -------    --------
                                             $    --    $    --    $    --    $     --
                                             =======    =======    =======    ========

     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. Simplex has established a valuation allowance to the full extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to Simplex's recurring operating losses.

     The change in the valuation allowance was $1,411,000, $2,844,000, $4,514,000 and $442,000 for the years ended September 30, 1997, 1998 and 1999 and the nine months ended June 30, 2000, respectively.

     Simplex had federal and state net operating loss carryforwards of approximately $18.7 million at June 30, 2000. Simplex's federal and state net operating loss carryforwards will expire beginning in the year 2010 and 2002, respectively, if not utilized. Simplex also has federal and state research and development credits of approximately $1.1 million and $957,000, respectively, which expire in years commencing 2010 through 2020 if not used.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event Simplex has a change in ownership, utilization of the carryforwards could be restricted.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

     The expected U.S. Federal statutory income tax rate (34%) differs from the effective tax rate as follows:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
U.S. Federal income tax benefit at statutory rates..........  (34.0)%  (34.0)%  (34.0)%
Permanent differences/Research and development credits......    1.0     (2.0)   (24.0)
State income tax benefit, net of federal benefit............   (6.0)    (6.0)    (6.0)
Change in valuation allowance...............................   39.0     42.0     64.0
                                                              -----    -----    -----
                                                                0.0%     0.0%     0.0%
                                                              =====    =====    =====

NOTE 12 -- EMPLOYEE RETIREMENT PLAN:

     Simplex maintains a 401(k) plan for its employees. The plan allows eligible employees to defer up to 15% of their earnings, not to exceed the statutory amount per year on a pretax basis through contributions to the plan. The plan provides for employer contributions at the discretion of the Board of Directors; however, no such contributions were made during the years ended September 30, 1997, 1998 and 1999 and the nine months ended June 30, 2000.

NOTE 13 -- SEGMENT INFORMATION:

     Simplex operates in a single business segment, the development and licensing of software products and the provision of services to companies which are used to verify the design of integrated circuits. Simplex uses only one measure of profitability. Operations of Simplex' overseas subsidiaries consist of license revenue and services.

     Information regarding geographic areas at September 30, 1997, 1998, and 1999 and for each of the years then ended, along with at June 30, 2000 and for the nine months then ended, is as follows:

                                                UNITED STATES   EUROPE    ASIA    ELIMINATIONS    TOTAL
                                                -------------   ------   ------   ------------   -------
September 30, 1997 and for the year then
  ended:
  Revenue from unaffiliated customers.........     $ 2,791          --   $  210          --      $ 3,001
                                                   =======      ======   ======     =======      =======
  Long-lived assets...........................     $ 1,565          --       --          --      $ 1,565
                                                   =======      ======   ======     =======      =======
September 30, 1998 and for the year then
  ended:
  Revenue from unaffiliated customers.........     $ 5,864      $  407   $  266          --      $ 6,537
                                                   =======      ======   ======     =======      =======
  Long-lived assets...........................     $ 1,906          --       --          --      $ 1,906
                                                   =======      ======   ======     =======      =======
September 30, 1999 and for the year then
  ended:
  Revenue from unaffiliated customers.........     $ 8,325      $1,665   $  891          --      $10,881
                                                   =======      ======   ======     =======      =======
  Long-lived assets...........................     $ 1,535      $   28   $    8          --        1,571
                                                   =======      ======   ======     =======      =======
June 30, 2000 and for the nine months then
  ended:
  Revenue from unaffiliated customers.........     $10,687      $2,344   $2,514          --      $15,545
                                                   =======      ======   ======     =======      =======
  Long-lived assets...........................     $ 9,532      $  260   $   69          --      $ 9,861
                                                   =======      ======   ======     =======      =======

     Revenue from external customers are attributed based upon the geographic location of the customer. European revenue is principally from the United Kingdom, and revenue in Asia is principally from Japan.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

NOTE 14 -- SUBSEQUENT EVENTS:

ACQUISITION

     In September 2000, Simplex entered into a definitive agreement to acquire Altius Solutions, Inc., which provides SoC design foundry services. Simplex expects to issue approximately 6.5 million shares of common stock, subject to adjustment, to Altius stockholders in exchange for their shares of Altius common and preferred stock. Simplex also assumed approximately 2.3 million of Altius' options. The transaction is subject to a number of contingencies including approval of the merger by Altius stockholders. This transaction will be accounted for under the purchase method of accounting.

2000 EMPLOYEE STOCK PURCHASE PLAN

     In September 2000, the Board of Directors of Simplex approved the adoption of the 2000 Employee Stock Purchase Plan under which 500,000 shares of common stock are available for issuance.

2000 INCENTIVE STOCK PLAN

     Also in September 2000, the Board of Directors of Simplex approved the adoption of the 2000 Incentive Stock Plan under which 4,800,000 shares of common stock were reserved for issuance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Snaketech S.A.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Snaketech S.A. and its subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of Snaketech S.A.'s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

August 17, 2000
Befec-Price Waterhouse

Olivier Auscher

                                 SNAKETECH S.A.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 376,151    $ 2,284,141
  Accounts receivable.......................................    217,541        333,752
  Prepaid expenses and other current assets.................     26,993        115,781
                                                              ---------    -----------
     Total current assets...................................    620,685      2,733,674
Property and equipment, net.................................     87,089        318,929
                                                              ---------    -----------
                                                              $ 707,774    $ 3,052,603
                                                              =========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings, current.......................................  $ 124,509    $     5,566
  Accounts payable..........................................    210,557        330,811
  Accrued liabilities.......................................     14,530         30,133
  Deferred revenue..........................................    249,618        853,979
                                                              ---------    -----------
     Total current liabilities..............................    599,214      1,220,489
Borrowings, non current.....................................         --        360,999
                                                              ---------    -----------
                                                                599,214      1,581,488
                                                              ---------    -----------
Commitments (see Note 5)
Shareholders' equity:
  Common stock (4,275 and 6,015,000 shares issued and
     outstanding in 1998 and 1999 respectively).............     71,833        130,141
  Additional paid in capital................................    661,367      3,488,730
  Unearned stock compensation...............................         --        (48,623)
  Accumulated deficit.......................................   (648,325)    (1,966,819)
  Other comprehensive income (loss).........................     23,685       (132,314)
                                                              ---------    -----------
     Total shareholders' equity.............................    108,560      1,471,115
                                                              ---------    -----------
                                                              $ 707,774    $ 3,052,603
                                                              =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------    -----------
Revenue:
  Software licenses.........................................  $  380,784    $   597,433
  Services..................................................      32,302        102,302
  Development fee...........................................     175,914        159,524
                                                              ----------    -----------
     Total revenue..........................................     589,000        859,259
                                                              ----------    -----------
Cost of revenue:
  Cost of software licenses.................................       5,827          5,330
  Cost of services..........................................      17,301         46,827
  Cost of development fee...................................          --             --
                                                              ----------    -----------
     Cost of revenue........................................      23,128         52,157
                                                              ----------    -----------
Gross profit................................................     565,872        807,102
                                                              ----------    -----------
Operating expenses:
  Research and development (exclusive of stock based
     compensation of $0 in 1998 and $1950 in 1999)..........     567,844        747,981
  Sales and marketing (exclusive of stock based compensation
     of $0 in 1998 and $659 in 1999.........................     195,032        516,228
  General and administrative (exclusive of stock based
     compensation of $0 in 1998 and $258 in 1999)...........     365,044        962,193
  Stock-based compensation expense..........................          --          2,867
                                                              ----------    -----------
     Total operating expenses...............................   1,127,920      2,229,269
                                                              ----------    -----------
Loss from operations........................................    (562,048)    (1,422,167)
Interest income (expense)...................................        (670)       103,849
Other expenses, net.........................................        (148)          (176)
                                                              ----------    -----------
Net loss....................................................    (562,866)    (1,318,494)
Other comprehensive income (loss)...........................      23,685       (155,999)
                                                              ----------    -----------
Comprehensive loss..........................................  $ (539,181)   $(1,474,493)
                                                              ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                    COMMON STOCK                           UNEARNED                       OTHER
                                --------------------     ADDITIONAL      STOCK-BASED    ACCUMULATED   COMPREHENSIVE
                                 SHARES      AMOUNT    PAID-IN CAPITAL       COST         DEFICIT     INCOME (LOSS)      TOTAL
                                ---------   --------   ---------------   ------------   -----------   -------------   -----------
Balances, December 31, 1997...      2,500   $ 41,749     $       --        $     --     $   (85,459)    $      --     $   (43,710)
Issuance of common stock......      1,775     30,084        661,367              --              --            --         691,451
Net loss......................         --         --             --              --        (562,866)           --        (562,866)
Other comprehensive income....         --         --             --              --              --        23,685          23,685
                                ---------   --------     ----------        --------     -----------     ---------     -----------
Balances, December 31, 1998...      4,275     71,833        661,367              --        (648,325)       23,685         108,560
Issuance of common stock......  6,010,725     58,308      2,775,873              --              --            --       2,834,181
Deferred compensation cost....         --         --         51,490         (51,490)             --            --              --
Amortization of unearned
  compensation................         --         --             --           2,867              --            --           2,867
Net loss......................         --         --             --              --      (1,318,494)           --      (1,318,494)
Other comprehensive loss......         --         --             --              --              --      (155,999)       (155,999)
                                ---------   --------     ----------        --------     -----------     ---------     -----------
Balances, December 31, 1999...  6,015,000   $130,141     $3,488,730        $(48,623)    $(1,966,819)    $(132,314)    $ 1,471,115
                                =========   ========     ==========        ========     ===========     =========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(562,866)   $(1,318,494)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................     25,777         53,702
     Profit on disposal of fixed assets.....................         --           (815)
     Changes in operating assets and liabilities:
       Increase in accounts receivable......................   (180,597)      (227,572)
       Increase in prepaid expenses and other current
        assets..............................................    (17,318)       (14,409)
       Increase in accounts payable.........................     84,746        133,807
       Increase in accrued liabilities......................     14,040         26,296
       Increase in deferred revenue.........................    156,436        635,313
                                                              ---------    -----------
          Net cash used in operating activities.............   (479,782)      (712,172)
                                                              ---------    -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (78,023)      (301,415)
  Sale of property and equipment............................         --          1,845
                                                              ---------    -----------
          Net cash used in investing activities.............    (78,023)      (299,570)
                                                              ---------    -----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    691,451      2,834,181
  Cash received from new borrowings.........................    119,195        274,114
  Loan repayments...........................................    (44,023)        (1,353)
                                                              ---------    -----------
          Net cash provided by financing activities.........    766,623      3,106,942
                                                              ---------    -----------
Effect of exchange rate differences on cash and cash
  equivalents...............................................     34,392       (187,210)
Net increase in cash and cash equivalents...................    243,210      1,907,990
Cash and cash equivalents at the beginning of the year......    132,941        376,151
                                                              ---------    -----------
Cash and cash equivalents at the end of the year............  $ 376,151    $ 2,284,141
                                                              =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

     Snaketech S.A. ("Snaketech") was founded in Voiron, France in January 1996 to develop products and deliver services to companies which develop integrated circuit designs in the deep submicron era. These products and services enable Snaketech's customers to verify the design of integrated circuits. Snaketech's customers are mainly located in Europe and Asia.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Snaketech and its wholly owned subsidiaries, Snaketech Corporation and SCI Parvimmo. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Snaketech considers all highly liquid debt instruments including commercial paper, money market funds and certificates of deposits with an original maturity of three months or less at the date of purchase to be cash equivalents.

     The portfolio of cash and cash equivalents consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1998         1999
                                                       --------    ----------
Cash.................................................  $376,151    $  579,309
Money market funds...................................        --     1,704,832
                                                       --------    ----------
                                                       $376,151    $2,284,141
                                                       ========    ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported amounts of certain of Snaketech's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The reported amounts of loans payable approximate fair value due to their current market interest rates.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the company to concentrations of credit risk consist primarily of cash, money market accounts and accounts receivable. Cash and money market funds are held primarily in one financial institution.

     Snaketech performs ongoing credit evaluations within the context of the industry in which it operates, does not require collateral and maintains reserves for potential credit losses on customer accounts when

                                 SNAKETECH S.A.

deemed necessary. To date, such losses have been within management's expectations. Revenue and receivables are concentrated among a limited number of customers.

     The following table sets forth customers comprising 10% or more of Snaketech's total revenue for each of the period presented:

               YEAR ENDED
              DECEMBER 31,
              ------------
CUSTOMER      1998    1999
--------      ----    ----
   A           17%     12%
B.......       17%    -- ....
   C           17%    -- ....
   D           10%    -- ....
E.......       --      23%

     At December 31, 1998, two customers accounted for 21% of total accounts receivable. At December 31, 1999, three customers accounted for 34% of total accounts receivable.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, 20 years for building and generally 3 to 5 years for other fixed assets. Gains and losses upon asset disposal are taken into income in the year of disposal. Maintenance and repairs are charged to operations as incurred.

REVENUE RECOGNITION

     Snaketech derives revenue from two sources as follows: (i) software license revenue and (ii) services revenue which include consulting, training services and customer support. Effective January 1, 1998, Snaketech adopted SOP 97-2, Software Revenue Recognition, with the exception of the provision deferred by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. In accordance with the adopted provisions of SOP 97-2, Snaketech records revenue from licensing of software products to end-users when a license agreement is signed by both parties, the fee is fixed and determinable, collection is probable and delivery of the product has occurred. Snaketech's business practice is to provide payment terms that range from thirty days to one year from the invoice date. Accordingly, payment terms that exceed one year are not considered fixed and determinable and revenue is recognized as payments become due. When contracts contain multiple elements, and for which vendor specific objective evidence ("VSOE") of fair value exists for the undelivered elements, Snaketech recognizes revenue for the delivered elements based upon the residual method. Undelivered elements consist primarily of postcontract customer support ("PCS") and other services such as consulting and training. VSOE is established based on the price charged when the element is sold separately. Snaketech recognizes revenue allocated to maintenance and support ratably over the period of the maintenance and the support contracts, respectively, which is generally twelve months. For revenue allocated to consulting services, such as training, Snaketech recognizes revenue as the related services are performed. To date, Snaketech has not been able to establish VSOE for undelivered elements. Therefore, revenues for license contracts with multiple elements have been recognized ratably over the term of the PCS period.

     Snaketech also received non refundable funds from governmental and nongovernmental organizations. Each payment received is recognized ratably over the period of the project.

                                 SNAKETECH S.A.

COMPREHENSIVE INCOME (LOSS)

     For the years ended December 31, 1998 and 1999, comprehensive income (loss) represents net income (loss) plus foreign currency translation adjustments which are included in shareholders' equity but not in net income (loss).

INCOME TAXES

     Snaketech has accounted for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Snaketech's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

SOFTWARE DEVELOPMENT COSTS

     Costs related to research, design and development of products are charged to research and development expenses as incurred. Under Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. During the years ended December 31, 1998 and 1999, the establishment of technological feasibility of the Snaketech's product and general release substantially coincided. As a result, no software production costs were capitalized since costs meeting the requirements of SFAS No. 86 were not significant.

STOCK-BASED COMPENSATION

     Snaketech accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosures provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of Snaketech's common stock and the exercise price of the option. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in
Note 9.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign operations where the functional currency is the local currency, are translated into French franc at the balance sheet date exchange rate. Revenues and expenses are translated at the average rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of shareholders' equity.

     Although the French Franc is the functional currency of Snaketech, these financial statements have been presented using the U.S. Dollar as the reporting currency.

ADVERTISING COSTS

     Snaketech expenses advertising costs as they are incurred. Advertising expense was $14,500 and $17,358 for the year ended December 31, 1998 and 1999, respectively.

                                 SNAKETECH S.A.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting of derivatives and hedging activities and supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 deferred the effective date until the quarter ending June 30, 2000. Snaketech does not believe that the adoption of this pronouncement will have a material impact on its financial condition or results of operations.

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 (SOP 98-9), Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 requires use of the "residual method" when there is vendor-specific objective evidence of fair value of all undelivered elements in a multiple element arrangement, vendor-specific objective evidence of fair value does not exist for the delivered element(s) and all other revenue criteria of SOP 97-2 are met. SOP 98-9 is effective December 15, 1998 to the extent that it extends the deferral of certain passages of SOP 97-2, Software Revenue Recognition, previously extended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Snaketech believes that it currently complies with SOP 98-9.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. This Interpretation is not expected to affect Snaketech due to its acquisition (Note 12).

NOTE 3 -- PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1999
                                                         --------    --------
Land and buildings.....................................  $     --    $101,080
Computer equipment.....................................    87,940     159,713
Software...............................................    21,044      48,030
Office furniture and other assets......................    15,752      89,726
                                                         --------    --------
                                                          124,736     398,549
Less: Accumulated depreciation and amortization........   (37,647)    (79,620)
                                                         --------    --------
                                                         $ 87,089    $318,929
                                                         ========    ========

     Depreciation and amortization expense was $25,777 and $53,702 for the years ended December 31, 1998 and 1999, respectively.

                                 SNAKETECH S.A.

NOTE 4 -- BORROWINGS:

     Snaketech had a line of credit of $124,509 and $259,359 at December 31, 1998 and 1999, respectively. Snaketech was granted two interest-free government advances for software development projects, repayable in three non-equal installments commencing March 31, 2001. If the development project is deemed successful, as determined by the Agence Nationale de Valorisation de la Recherche ("ANVAR"), the funds received will not be entirely repayable. Conversely, if the development project is successful, Snaketech is obligated to repay the loan. Such determination should be made after June 30, 2000. Snaketech expects that these projects will be deemed successful. Snaketech has reported these advances as repayable loans.

     In September 1999, SCI Parvimmo obtained a loan of $107,206, repayable in monthly installments over 15 years at a fixed interest rate of 4.25% per annum. This loan is guaranteed by Snaketech and collateralized by the building owned by SCI Parvimmo.

     Future maturities for the loan and the line of credit as of December 31, 1999 are as follows:

                       YEAR ENDING
                       DECEMBER 31,
                       ------------
2000......................................................  $  5,566
2001......................................................    66,767
2002......................................................   120,609
2003......................................................    90,228
2004......................................................     6,254
Thereafter................................................    77,141
                                                            --------
                                                             366,565
Less: Current portion.....................................    (5,566)
                                                            --------
Long-term portion.........................................  $360,999
                                                            ========

NOTE 5 -- COMMITMENTS:

     Snaketech leases part of its office facilities under noncancelable operating leases which expire through July 2008. Future minimum rental payments as of December 31, 1999 are $14,592 per annum (excluding taxes), indexed to inflation.

     Rent expense was $2,644 and $14,621 for the years ended December 30, 1998 and 1999, respectively.

NOTE 6 -- SHAREHOLDERS' EQUITY:

     Snaketech's common stock consists of 4,275 shares and 6,015,000 shares at December 31, 1998 and 1999 respectively. These shares are all of the same class and were converted from French francs to Euro during 1999, at which point the number of shares was multiplied by 1000.

                                 SNAKETECH S.A.

NOTE 7 -- INCOME TAXES:

     The components of deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1998          1999
                                                       ----------    ----------
Capitalized start-up costs...........................  $   3,249     $   2,469
Net operating loss...................................    110,584       827,847
Depreciation.........................................        785         4,300
                                                       ---------     ---------
Net deferred tax assets..............................    114,618       834,616
Valuation allowance..................................   (114,618)     (834,616)
                                                       ---------     ---------
Net..................................................  $      --     $      --
                                                       =========     =========

     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. Snaketech has established a valuation allowance to the full extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to Snaketech's recurring operating losses.

     The change in the valuation allowance was $114,618 and $719,998 for the years ended December 31, 1998 and 1999, respectively.

     Snaketech has loss carryforwards of $45,335, $341,939 and $418,320 expire in 2003, 2004 and 2013, respectively, if not used beforehand to offset taxable income. Additionally, Snaketech had operating loss of $22,253 at December 31, 1999, which can be carryforwarded indefinitely.

NOTE 8 -- EMPLOYEE RETIREMENT PLAN:

     The costs of retirement for the employees of the Snaketech and SCI Parvimmo are covered by the State Pension system and any additional costs to be borne by Snaketech are not considered significant.

     There is no employee retirement plan for the employees of Snaketech.

NOTE 9 -- STOCK OPTION PLAN:

     Snaketech has a stock option plan (the "Plan") under which 925,000 shares of Snaketech's common stock could be issued following the exercise of stock options to employees, directors, or consultant under terms and provisions established by the Board of Directors.

     Under the Plan, incentive options may be granted at prices not lower than 95% and no higher than 100% of the price set up as the basis of the last capital increase voted by the Board of Directors prior to the grant. Stock options granted under the Plan vest during the four year period with a maximum of 25% per year after the date of grant. Stock options expire four years from date of grant.

     In addition to the stock option plan, 125,250 stock purchase rights and none were granted during the year ended December 31, 1999 and 1998 respectively. The exercise price of these stock purchase rights is $1.55 per share. Stock purchase rights are exercisable and vest at such times and under such conditions as determined by the Board of Directors.

                                 SNAKETECH S.A.

     The following table summarizes activity under Snaketech's stock option plan:

                                                                        OPTIONS OUTSTANDING
                                                                 ---------------------------------
                                                                              WEIGHTED
                                                     OPTIONS                  AVERAGE
                                                    AVAILABLE    NUMBER OF    EXERCISE
                                                    FOR GRANT     SHARES       PRICE       AMOUNT
                                                    ---------    ---------    --------    --------
Balances, December 31, 1998.......................        --           --      $   --     $     --

Additional shares to be issued....................   925,000
Options granted...................................        --      701,500       1,395      978,747
Options cancelled.................................        --           --          --           --
Options repurchased...............................        --           --          --           --
Options exercised.................................        --           --          --           --
                                                     -------      -------      ------     --------
Balances, December 31, 1999.......................   925,000      701,500      $1,395     $978,747
                                                     =======      =======      ======     ========

     The following table summarizes information concerning outstanding vested and exercisable options as of December 31, 1999:

                                                          OPTIONS OUTSTANDING
                                                     ------------------------------
                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       REMAINING
                     EXERCISE                          NUMBER         CONTRACTUAL
                       PRICE                         OUTSTANDING    LIFE (IN YEARS)
                     --------                        -----------    ---------------
$0.615.............................................     61,200            3.1
$1.469.............................................    430,000            3.8
$1.469.............................................    210,300            3.9
                                                       -------
                                                       701,500
                                                       =======

     At December 31, 1999, there are no options vested or exercisable.

FAIR VALUE DISCLOSURES

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if Snaketech has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

     Snaketech calculated the minimum fair value of each option grant on the date of grants using the Black-Scholes option pricing method as prescribed by SFAS No. 123 using the following assumptions:

                                                              1999
                                                              ----
Risk-free rates.............................................  4.88%
Expected lives (in years)...................................   4.0
Dividend yield..............................................   0.0%
Expected volatility.........................................   0.0%

     The weighted average fair value of the options granted in 1999 was $0.30.

                                 SNAKETECH S.A.

     Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, Snaketech's pro forma net loss under SFAS No. 123 would have been (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
Net loss
  As reported...............................................  $(562,866)   $(1,318,494)
  Pro forma.................................................  $(562,866)   $(1,330,306)

UNEARNED STOCK-BASED COMPENSATION

     In connection with certain stock option grants, Snaketech recognized unearned compensation which is being amortized over the vesting periods of the related options, usually 48 months. The total unearned compensation recorded by Snaketech from January 1, 1998 through December 31, 1999 was $51,490. Amortization expense recognized during the year ended December 31, 1998 and 1999 was $nil and $2,867, respectively.

NOTE 10 -- SUBSEQUENT EVENT:

     In March 2000, Simplex Solutions, Inc. ("Simplex") acquired all of the common stock and outstanding options of Snaketech for a purchase price of approximately $11.8 million, which consisted of 2,786,966 shares of Simplex common stock and 311,003 options to purchase Simplex common stock, exclusive of acquisition expenses.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders' of Altius Solutions, Inc.:

     We have audited the accompanying balance sheet of Altius Solutions, Inc. (the "Company") as of December 31, 1999, and the related statements of income, stockholders' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Altius Solutions, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

San Jose, California
September 8, 2000

                             ALTIUS SOLUTIONS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1999

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $1,600,965
  Accounts receivable.......................................   1,384,833
  Prepaid expenses and other current assets.................     193,643
  Deferred tax assets.......................................       8,500
                                                              ----------
          Total current assets..............................   3,187,941
SOFTWARE AND EQUIPMENT, Net.................................     766,665
OTHER ASSETS................................................      28,667
                                                              ----------
          TOTAL.............................................  $3,983,273
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  456,166
  Current portion of long-term obligations..................      38,817
  Accrued expenses..........................................     366,699
  Deferred revenue..........................................     344,686
  Other current liabilities.................................      29,687
                                                              ----------
          Total current liabilities.........................   1,236,055
LONG-TERM OBLIGATIONS.......................................     150,218
COMMITMENTS (Note 7)........................................          --
STOCKHOLDERS' EQUITY:
  Series A preferred stock -- $0.26 par value; 11,250,000
     shares authorized; 8,812,500 shares issued and
     outstanding (liquidation preference $2,350,000)........   2,350,000
  Common stock -- $0.01 par value; 22,500,000 shares
     authorized; 6,140,625 shares issued and outstanding....     653,750
  Deferred stock compensation...............................    (558,000)
  Accumulated other comprehensive income....................      51,804
  Retained earnings.........................................      99,446
                                                              ----------
          Total stockholders' equity........................   2,597,000
                                                              ----------
          TOTAL.............................................  $3,983,273
                                                              ==========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

REVENUE:
  Design services...........................................  $2,036,900
  Licenses..................................................     441,379
  Maintenance and other services............................     540,979
                                                              ----------
          Total revenues....................................   3,019,258
COST OF REVENUE.............................................   1,761,858
                                                              ----------
GROSS MARGIN................................................   1,257,400
                                                              ----------
OPERATING EXPENSES:
  Research and development (exclusive of non-cash
     compensation shown below)..............................     497,037
  Sales and marketing (exclusive of non-cash compensation
     shown below)...........................................     363,420
  General and administrative (exclusive of non-cash
     compensation shown below)..............................     179,799
  Stock-based compensation(*)...............................      63,000
                                                              ----------
          Total operating expenses..........................   1,103,256
Operating profit............................................     154,144
OTHER INCOME:
  Interest income, net......................................      25,293
  Other income..............................................      15,009
                                                              ----------
          Total other income................................      40,302
                                                              ----------
INCOME BEFORE TAXES.........................................     194,446
PROVISION FOR INCOME TAXES..................................      95,000
                                                              ----------
NET INCOME..................................................  $   99,446
                                                              ==========
(*)Stock-based compensation:
   Cost of revenues.........................................  $   40,000
   Research and development.................................      11,000
   Sales and marketing......................................       8,000
   General and administrative...............................       4,000
                                                              ----------
          Total.............................................  $   63,000
                                                              ==========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

           STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                          YEAR ENDED DECEMBER 31, 1999

                               SERIES A                                                 ACCUMULATED
                           PREFERRED STOCK           COMMON STOCK         DEFERRED         OTHER
                        ----------------------   --------------------      STOCK       COMPREHENSIVE   RETAINED
                         SHARES       AMOUNT      SHARES      AMOUNT    COMPENSATION      INCOME       EARNINGS     TOTAL
                        ---------   ----------   ---------   --------   ------------   -------------   --------   ----------
BALANCE, January 1,
  1999................         --   $       --          --   $     --    $      --        $    --      $    --    $       --
Issuance of stock.....  8,812,500    2,350,000   6,140,625     32,750                          --           --     2,382,750
Stock option grants...         --           --          --    621,000     (621,000)            --           --            --
Amortization of
  deferred stock
  compensation........         --           --          --         --       63,000             --           --        63,000
Currency translation
  adjustment..........         --           --          --         --                      51,804           --        51,804
  Net income..........         --           --          --         --           --             --       99,446        99,446
                        ---------   ----------   ---------   --------    ---------        -------      -------    ----------
BALANCE, December 31,
  1999................  8,812,500   $2,350,000   6,140,625   $653,750    $(558,000)       $51,804      $99,446    $2,597,000
                        =========   ==========   =========   ========    =========        =======      =======    ==========
Comprehensive
  income..............                                                                    $51,804      $99,446    $  151,250
                                                                                          =======      =======    ==========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    99,446
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................       69,856
     Deferred taxes.........................................       (8,500)
     Stock-based compensation expense.......................       63,000
     Changes in assets and liabilities:
       Accounts receivable..................................   (1,363,529)
       Prepaid expenses and other current assets............     (192,956)
       Accounts payable.....................................      449,421
       Accrued expenses.....................................      347,604
       Deferred revenue.....................................      332,343
       Other current liabilities............................       47,324
                                                              -----------
          Net cash used in operating activities.............     (155,991)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (798,314)
  Increase in other assets..................................      (28,667)
                                                              -----------
          Net cash used in investing activities.............     (826,981)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock........................       32,750
  Proceeds from sale of preferred stock.....................    2,350,000
  Proceeds from equipment loan..............................      189,035
                                                              -----------
          Net cash provided by financing activities.........    2,571,785
                                                              -----------
CASH EFFECTS OF FOREIGN CURRENCY TRANSLATION................       12,152
                                                              -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................  $ 1,600,965
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $       689
                                                              ===========
  Income taxes paid.........................................  $    85,800
                                                              ===========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999

1. ORGANIZATION

     Altius Solutions, Inc. ("Altius") was incorporated in California on December 17, 1998. Altius provides SOC design foundry services, focused on first-to-market and first-to-volume system-on-chip ("SOC") design delivery and software products which enable accelerated development of complex SOC's. Altius is headquartered in Santa Clara, California. In addition, Altius operates a sales and research and development office in Yokohama, Japan.

2. SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION -- Software revenue is recognized upon delivery of a software license file, which allows the customer to use software downloaded from Altius' website. Revenue from optional software maintenance contracts are recognized on a straight line basis over the life of the maintenance agreement. Engineering consulting services represent (i) engineering contracts with the objective of completion of specific tasks, or (ii) engineering contracts committing Altius engineering capacity for specified periods of time. For those engineering contracts relating to the completion of specific tasks, revenue is recognized based on the percentage of completion of the overall contract. For engineering contracts representing commitment of Altius engineering capacity, revenue is recognized as services are rendered over the length of the contract. When the amount invoiced exceeds the revenue recognized, the excess is reported as deferred revenue in the financial statements.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates used in the financial statements include the estimates of (i) collectibility of accounts receivable and (ii) revenue recognition as a percentage of completion method.

     SEGMENT INFORMATION -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS 131, Altius has determined that it does not have separately reportable operating segments.

     CONCENTRATIONS -- Financial instruments that potentially subject Altius to concentration of credit risk consist principally of cash and cash equivalents, which are on deposit with financial institutions, and accounts receivable, with two customers representing 43% and 25% of the balance at December 31, 1999. In addition, Altius had two customers which represented 10% or more of the total revenues (42% and 17%) for the year ended December 31, 1999.

     SOFTWARE AND EQUIPMENT -- Software and equipment purchased is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to five years.

                             ALTIUS SOLUTIONS, INC.

                          YEAR ENDED DECEMBER 31, 1999

     INCOME TAXES -- Altius accounts for income taxes using an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

     RESEARCH AND DEVELOPMENT -- Research and development costs relate to the development of a computer software product. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," costs are expensed as incurred until technological feasibility has been established, at which point costs are capitalized and expensed as the product is sold. No software development costs were capitalized during 1999.

     TRANSLATION OF FOREIGN CURRENCIES -- The Japanese yen is the functional currency for Altius' international operations. Gains and losses from translation of the foreign division's financial statements are reported as other comprehensive income within the statement of stockholders' equity. Net gains and losses from foreign currency transactions are included in the determination of net income.

     STOCK-BASED COMPENSATION -- Altius accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Altius provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," ("SFAS 123").

     COMPREHENSIVE INCOME -- Altius adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), for the year ended December 31, 1999. SFAS No. 130 requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources. Altius has presented its total comprehensive income in the statements of stockholders' equity.

  Recent accounting pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Altius is assessing the potential impact of this pronouncement on the financial statements; however, Altius does not expect any significant impact.

     In December 1999, the SEC issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. Altius believes that it currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective

                             ALTIUS SOLUTIONS, INC.

                          YEAR ENDED DECEMBER 31, 1999

July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation will be applied prospectively. Altius does not expect that the adoption of the provisions of this Interpretation will have a material impact on the financial statements.

3. SOFTWARE AND EQUIPMENT

     Software and equipment at December 31, 1999 consists of:

Software....................................................  $584,040
Computer equipment..........................................   193,608
Office furniture and fixtures...............................    59,770
                                                              --------
Total software and equipment................................   837,418
Less accumulated depreciation...............................   (70,753)
                                                              --------
          Software and equipment, net.......................  $766,665
                                                              ========

4. INCOME TAXES

     The provision for income taxes as of December 31, 1999 consists of the following:

Current:
  Federal...................................................  $ 82,500
  State.....................................................    21,000
                                                              --------
                                                               103,500
Deferred:
  Federal benefit...........................................    (7,500)
  State benefit.............................................    (1,000)
                                                              --------
          Total provision...................................  $ 95,000
                                                              ========

     Altius' actual effective tax rate differs from the U.S. statutory income tax rate as follows:

U.S. federal statutory rate.................................   35%
Stock-based compensation expense............................   11
State taxes net of federal tax benefit......................    2
Other.......................................................    1
                                                              ---
                                                               49%
                                                              ===

     Altius' deferred tax balances at December 31, 1999 are as follows:

Deferred tax assets:
  Accrued liabilities and reserves..........................  $6,500
  Research and development credits..........................   2,500
                                                              ------
  Total deferred tax assets.................................   9,000
Deferred tax liabilities....................................    (500)
                                                              ------
          Deferred tax assets -- net........................  $8,500
                                                              ======

     At December 31, 1999, Altius has not recorded a valuation allowance. Realization of the deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of such benefits.

                             ALTIUS SOLUTIONS, INC.

                          YEAR ENDED DECEMBER 31, 1999

Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized. The deferred tax assets considered realizable could be reduced if estimates of future taxable income during the carryforward periods are reduced.

     At December 31, 1999, Altius had federal research tax credits of $2,500 which expire beginning in 2020.

5. LONG TERM OBLIGATIONS

EQUIPMENT LOAN

     At December 31, 1999, Altius had $189,035 outstanding on a $700,000 equipment line of credit. Borrowings under the equipment line of credit bear interest at the bank's prime rate (8.5% at December 31, 1999) plus 0.5% and are secured by substantially all of Altius' software and equipment. Repayment terms of the equipment loan require 36 equal monthly installments of principal, plus accrued interest, beginning May 1, 2000. The equipment loan requires maintenance of certain financial covenants. Altius was in compliance with these financial covenants at December 31, 1999. Future minimum principal payments due under the equipment loan are as follows:

2000........................................................  $ 38,817
2001........................................................    60,553
2002........................................................    66,234
2003........................................................    23,431
                                                              --------
          Total.............................................  $189,035
                                                              ========

6. STOCKHOLDERS' EQUITY

     PREFERRED STOCK -- Altius' Series A preferred stock is convertible, at the option of the holder, into an equivalent number of common shares at the conversion price ($0.26 at December 31, 1999). In addition, the holders of Series A preferred shares are entitled to receive, prior to the holders of the Altius' common stock, payment of dividends or, upon liquidation, return of contributed capital. Significant terms of the outstanding preferred stock are as follows:

     - Each share of Series A preferred stock is convertible into shares of common stock on a one-for-one basis, subject to adjustment in certain instances, at the option of the shareholder. Such shares will be converted automatically upon the sale of Altius' common stock pursuant to a registration statement under the Securities Act of 1933 meeting certain criteria or the affirmative vote of the holders of a majority of the shares of preferred stock outstanding at the time of such vote.

     - Each share of Series A preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

     - Series A preferred shareholders are entitled to receive noncumulative dividends as declared by the Altius Board of Directors out of any assets legally available, prior to and in preference to any declaration or payment of any dividend on the common stock. No dividends have been declared as of December 31, 1999.

     COMMON STOCK -- Common stock issued to the Altius' founders is subject to repurchase agreements whereby Altius has the option to repurchase unvested shares at the original price upon termination of employment. 1,535,156 shares were vested upon issuance and the remaining shares, 4,605,469, vest equally over three years. At December 31, 1999, 3,965,820 shares of common stock were subject to repurchase by the Company.

                             ALTIUS SOLUTIONS, INC.

                          YEAR ENDED DECEMBER 31, 1999

     In November 1999, the Altius Board of Directors authorized a 1.5 to 1 split of common and preferred stock authorized and issued. Additionally, in March 2000, the Altius Board of Directors authorized a 5 to 4 split of common and preferred stock authorized and issued. All share amounts have been restated to give effect to such stock splits.

     COMMON STOCK RESERVED -- At December 31, 1999, Altius has reserved the following number of shares of common stock for future issuance:

Conversion of Series A preferred stock......................  11,250,000
Exercise of stock options...................................   5,109,375
                                                              ----------
          Total.............................................  16,359,375
                                                              ==========

     STOCK OPTION PLAN -- Under Altius' 1999 Stock Option Plan (the "1999 Plan"), Altius may grant options to purchase up to 5,109,375 shares of common stock to employees, directors and consultants with exercise prices at the fair market value of the common stock for incentive stock options. The options generally expire ten years from the date of issuance, depending on the recipient, and vest over four years.

     A summary of stock option activity is as follows:

                                                              OPTIONS OUTSTANDING
                                                              --------------------
                                                                          WEIGHTED
                                                               NUMBER     AVERAGE
                                                                 OF       EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Balance, January 1, 1999....................................         --    $  --
Options granted (weighted average fair value $0.22).........  2,956,875    $0.03
                                                              ---------    -----
Balance, December 31, 1999..................................  2,956,875    $0.03
                                                              =========    =====

     There were no vested options to purchase shares of common stock outstanding at December 31, 1999.

     DEFERRED STOCK COMPENSATION -- During the year ended December 31, 1999, in connection with the grant of certain stock options to employees, Altius recorded deferred stock compensation which represents the difference between the exercise price of the options and the estimated fair value of Altius's common stock on the date of grant. Such amounts are being amortized over the vesting period of the related options, generally 48 months.

     The following table summarizes information as of December 31, 1999 concerning currently outstanding options:

                                                        OPTIONS OUTSTANDING
                                                -----------------------------------    OPTIONS VESTED
                                                              WEIGHTED                -----------------
                                                              AVERAGE      WEIGHTED            WEIGHTED
                                                 NUMBER      REMAINING     AVERAGE    NUMBER   AVERAGE
                   EXERCISE                        OF       CONTRACTUAL    EXERCISE     OF     EXERCISE
                    PRICE                        SHARES     LIFE (YEARS)    PRICE     SHARES    PRICE
                   --------                     ---------   ------------   --------   ------   --------
$0.02.........................................  2,775,000        9.5        $0.02      --       $0.02
$0.08.........................................    181,875        9.9        $0.08      --       $0.08

     ADDITIONAL STOCK PLAN INFORMATION -- SFAS 123 requires the disclosure of pro forma net income and earnings per share had Altius adopted the fair value method as of the beginning of fiscal 1999. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though these models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Altius' stock option awards. These models also require subjective assumptions, including the expected time to exercise, which greatly

                             ALTIUS SOLUTIONS, INC.

                          YEAR ENDED DECEMBER 31, 1999

affect the calculated values. Altius' calculations were made using the minimum value method with the following weighted average assumptions: expected life, 2.5 years; risk free interest rates, averaging 5.9% in 1999; and no dividends during the expected term. Altius' calculations are based on a single option valuation approach and forfeitures are recognized as they occur. Pro forma net income, had the computed fair values of the 1999 awards been amortized to expense over the vesting period of the awards, is $94,446.

7. COMMITMENTS AND CONTINGENCIES

          Altius leases its facilities under a noncancelable operating lease expiring in 2002. Rent expense was approximately $110,000 for the year ended December 31, 1999. In addition, Altius is committed to payments under certain noncancelable software license agreements which expire through 2002.

          Future minimum payments for the operating lease and software license agreements are as follows:

2000........................................................  $415,881
2001........................................................   351,051
2002........................................................   106,549
                                                              --------
          Total.............................................  $873,481
                                                              ========

8. SUBSEQUENT EVENTS

     Subsequent to December 31, 1999, Altius entered into a five-year noncancelable lease for 30,000 square feet of office space beginning August 1, 2000. Aggregate payments over the five-year period are $6,047,784. Altius does not anticipate incurring a penalty from early termination of its existing office lease.

     On September 8, 2000, Altius entered into a definitive purchase and sale agreement with Simplex Solutions, Inc. ("Simplex"). Under terms of the agreement, Altius shareholders will receive approximately 20% of the fully diluted Simplex equity measured as of the closing date in exchange for substantially all of the outstanding common and preferred stock and options of Altius.

                             ALTIUS SOLUTIONS, INC.

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               JUNE 30,
                                                                 2000
                                                              -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $2,537
  Accounts receivable, net..................................     2,462
  Prepaid expenses and other current assets.................       204
                                                                ------
     Total current assets...................................     5,203
Property and equipment, net.................................     1,433
Deposits and other assets...................................       137
                                                                ------
     Total assets...........................................    $6,773
                                                                ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................    $2,556
  Current portion of long term obligation...................       183
  Deferred revenue..........................................       605
                                                                ------
     Total current liabilities..............................     3,344
Long-term liabilities:
  Long-term obligation, net of current portion..............       349
                                                                ------
     Total liabilities......................................     3,693
                                                                ------
Commitments and contingencies
Stockholders' equity:
  Capital stock.............................................     3,298
  Accumulated other comprehensive income....................       (10)
  Unearned stock-based compensation.........................      (665)
  Retained earnings.........................................       457
                                                                ------
     Total stockholders' equity.............................     3,080
                                                                ------
Total liabilities and stockholders' equity..................    $6,773
                                                                ======

    The accompanying notes are an integral part of these condensed financial statements.

                             ALTIUS SOLUTIONS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1999          2000
                                                              ----------    ----------
                                                                    (UNAUDITED)
Net revenue:
  Design service............................................  $      478    $    4,558
  Software sales............................................         164            --
  Maintenance and other.....................................          29           290
                                                              ----------    ----------
     Total revenue..........................................         671         4,848
                                                              ----------    ----------
Cost of revenue:
  Design service............................................         384         2,510
  Software sales............................................          32            --
  Maintenance and other.....................................          --           149
                                                              ----------    ----------
     Total cost of revenue..................................         416         2,659
                                                              ----------    ----------
Gross profit................................................         255         2,189
                                                              ----------    ----------
Operating expenses:
  Research and development..................................         203           337
  Sales and marketing.......................................         186           584
  General and administrative................................          66           540
  Stock-based compensation..................................          --           108
                                                              ----------    ----------
     Total operating expenses...............................         455         1,569
                                                              ----------    ----------
Operating income/(loss).....................................        (200)          620
Interest expense............................................          --           (23)
Other income and (expense), net.............................           5            52
                                                              ----------    ----------
Net income/(loss) from operations before income taxes.......        (195)          649
Provision for income taxes..................................           1           291
                                                              ----------    ----------
Net income/(loss)...........................................  $     (196)   $      358
                                                              ==========    ==========

    The accompanying notes are an integral part of these condensed financial statements.

                             ALTIUS SOLUTIONS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1999      2000
                                                              ------    -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ (196)   $   358
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................       6        149
  Amortization of stock-based compensation..................      --        108
  Changes in assets and liabilities:
     Accounts receivable....................................    (626)    (1,077)
     Prepaid expenses and other assets......................     (55)        (3)
     Accounts payable and accrued expenses..................      93      1,705
     Deferred revenue.......................................      --        260
     Deposits and other assets..............................      --       (109)
                                                              ------    -------
       Net cash provided by (used in) operating
        activities..........................................    (778)     1,391
                                                              ------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (125)      (815)
                                                              ------    -------
       Net cash used in investing activities................    (125)      (815)
                                                              ------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Series A preferred stock issued for cash......   1,730         --
Proceeds from equipment loan................................                359
Payments of principal under equipment loan..................      --        (15)
Proceeds from issuance of common stock......................      33         78
                                                              ------    -------
       Net cash provided by financing activities............   1,763        422
                                                              ------    -------
Effect of exchange rate changes in cash.....................     (16)       (62)
                                                              ------    -------
Net increase in cash and cash equivalents...................     844        936
Cash and cash equivalents at beginning of period............      --      1,601
                                                              ------    -------
Cash and cash equivalents at end of period..................  $  844    $ 2,537
                                                              ======    =======
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unearned stock-based compensation...........................  $   --    $   215

    The accompanying notes are an integral part of these condensed financial statements.

                             ALTIUS SOLUTIONS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY

     Altius Solutions, Inc. ("Altius") was incorporated in California in December 1998. Altius provides system-on-chip ("SoC") design services focused on first-to-market and first-to-volume SoC design delivery and software products which enable accelerated development of complex SoCs. Altius is headquartered in Santa Clara, California. In addition, Altius operates a sales and research and development office in Yokohama, Japan.

NOTE 2 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Statements

     The financial results and related information as of June 30, 2000 and for the six month periods ended June 30, 2000 and 1999 are unaudited. In the opinion of management, the accompanying unaudited financial statements include all necessary adjustments, consisting of normal recurring adjustments, to fairly state Altius' financial position, results of operations, and cash flows for the periods indicated. The results of Altius' operations for the interim periods presented are not necessarily indicative of operating results for the full fiscal year or any future interim periods.

  Revenue Recognition

     Software revenue is recognized in accordance with SOP 97-2, Software Revenue Recognition, as amended upon delivery of a software license file, which allows the customer to use software downloaded from Altius' website. Software maintenance revenue is recognized on a straight line basis over the life of the maintenance agreement. Engineering consulting services represent (i) engineering contracts with the objective of completion of specific tasks, or (ii) engineering contracts committing Altius engineering capacity for specified periods of time. For those engineering contracts relating to the completion of specific tasks, revenue is recognized based on the percentage of completion of the overall contract. For engineering contracts representing the commitment of Altius engineering capacity, revenue is recognized as incurred over the length of the contract. When the amount invoiced exceeds the revenue recognized, the excess is reported as deferred revenue in the financial statements.

  Research and Development

     Research and development costs relate to the development of a computer software product. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," costs are expensed as incurred until technological feasibility has been established, at which point costs are capitalized and expensed as the product is sold. During the six months ended June 30, 2000, $306,409 of research and development costs were capitalized.

  Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Recent accounting pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities

                             ALTIUS SOLUTIONS, INC.

("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Altius is assessing the potential impact of this pronouncement on the financial statements; however, Altius does not expect any significant impact.

     In December 1999, the SEC issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. Altius believes that it currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation will be applied prospectively. Altius does not expect that the adoption of the provisions of this Interpretation will have a material impact on the financial statements.

NOTE 3 -- SEGMENT INFORMATION

     Altius operates in a single business segment, offers SoC design services and products that are targeted to system and chip companies doing complex SoC designs in deep sub-micron processes in such markets as telecommunications, and networking system electronics. Operations of Altius overseas subsidiary consist of research and development and a sales office.

     Information regarding geographic areas at June 30, 2000 and 1999, and for each of the six months then ended, is as follows (in thousands):

                      GEOGRAPHIC AREA                         UNITED STATES   JAPAN   TOTAL
                      ---------------                         -------------   -----   ------
June 30, 2000 and for the six months then ended:
  Sales to unaffiliated customers...........................     $4,543       $305    $4,848
                                                                 ------       ----    ------
     Long-lived assets......................................     $1,505         65     1,570
                                                                 ======       ====    ======
June 30, 1999 and for the six months then ended:
  Sales to unaffiliated customers...........................     $  671       $       $  671
                                                                 ------       ----    ------
     Long-lived assets......................................     $   99       $ 19    $  118
                                                                 ======       ====    ======

                             ALTIUS SOLUTIONS, INC.

NOTE 4. SUBSEQUENT EVENT

     In September 2000, Simplex Solutions, Inc. (Simplex) entered into a definitive agreement to acquire Altius, under which Simplex expects to issue approximately 6.5 million shares of common stock and assume options to purchase
2.3 million shares of common stock, subject to adjustment, to Altius stockholders in exchange for their shares of Altius common and preferred stock and options. The transaction is subject to a number of contingencies including approval of the merger by Altius stockholders. This transaction will be accounted for under the purchase method of accounting.

                            SIMPLEX SOLUTIONS, INC.

             PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

OVERVIEW

     Simplex completed the acquisition of all the outstanding capital stock of Snaketech in March 2000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of Snaketech have been included in Simplex' consolidated financial statements since the acquisition date.

     The purchase consideration was approximately $11.8 million which consisted of approximately 2.8 million shares of Simplex' common stock, options to purchase 311,003 shares of Simplex' common stock and related acquisition expenses totaling approximately $422,000.

     The total purchase price was allocated as follows (in thousands):

Intangible assets...........................................  $ 5,800
Goodwill....................................................    3,557
In-process research and development.........................    1,100
Property and equipment......................................      303
Net current assets..........................................    1,014
                                                              -------
                                                              $11,774
                                                              =======

     In September 2000, Simplex entered into a definitive agreement to acquire Altius, under which Simplex expects to issue approximately 6.5 million shares of common stock and assume options to purchase 2.3 million shares of common stock, subject to adjustment, to Altius stockholders in exchange for their shares of Altius common and preferred stock and options. The transaction is subject to a number of contingencies including approval of the merger by Altius stockholders. This transaction will be accounted for under the purchase method of accounting.

     The purchase consideration was approximately $34.9 million, excluding $4.6 million for the intrinsic value of unvested stock options, and consisted of approximately 6.5 million shares of Simplex' common stock and options to purchase 2.3 million shares of Simplex' common stock.

     In respect of the proposed acquisition of Altius, the purchase price allocation, which is based on management's best estimates, is preliminary and is subject to change. These estimates are as follows (in millions):

Goodwill and acquired technology............................  $32.0
Net assets..................................................    2.9
                                                              -----
                                                              $34.9
                                                              =====

     The above estimates are exclusive of any allocation to in-process research and development. Simplex believes some portion of the purchase price may be allocable to in-process research and development but has not yet completed the necessary study to determine this amount.

     The following unaudited pro forma consolidated balance sheet as at June 30, 2000 includes the historical balance sheet of Simplex, which includes the net assets acquired from Snaketech, and gives effect to the acquisition of Altius as if it had occurred on June 30, 2000.

     The following unaudited pro forma combined consolidated financial statements of operations for the year ended September 30, 1999 and for the nine-months ended June 30, 2000 gives effect to the acquisitions of Snaketech and of Altius as if they had occurred on October 1, 1998 and December 17, 1998 (date of incorporation for Altius), respectively.

     The unaudited pro forma combined consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented ad should not be construed as being representative of future operating results.

     The historical financial statements of Simplex, Snaketech and Altius are included elsewhere in this prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                            SIMPLEX SOLUTIONS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                       JUNE 30, 2000
                                                       ---------------------------------------------
                                                                                            SIMPLEX
                                                        SIMPLEX     ALTIUS   ADJUSTMENTS   PRO FORMA
                                                       ---------    ------   -----------   ---------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  6,745     $2,537     $    --     $  9,282
  Accounts receivable, net of allowance for doubtful
     accounts........................................     5,763      2,462          --        8,225
  Prepaid expenses and other current assets..........       300        204          --          504
                                                       --------     ------     -------     --------
     Total current assets............................    12,808      5,203          --       18,011
Property and equipment, net..........................     1,400      1,433          --        2,833
Other assets.........................................       365        137          --          502
Intangible assets, net...............................     8,096         --      31,861       39,957
                                                       --------     ------     -------     --------
     Total assets....................................  $ 22,669     $6,773     $31,861     $ 61,303
                                                       ========     ======     =======     ========
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND WARRANTS
  AND CAPITAL STOCK AND OTHER STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations and
     notes payable...................................  $    236     $  183     $    --     $    419
  Line of credit, net of discount....................     2,422         --          --        2,422
  Accounts payable and accrued liabilities...........     3,036      2,556         500        6,092
  Deferred revenue...................................     4,313        605          --        4,918
                                                       --------     ------     -------     --------
     Total current liabilities.......................    10,007      3,344         500       13,851
Capital lease obligations and notes payable, net of
  current portion....................................       176        349          --          525
                                                       --------     ------     -------     --------
     Total liabilities...............................    10,183      3,693         500       14,376
                                                       --------     ------     -------     --------
Convertible preferred stock..........................    24,184         --          --       24,184
                                                       --------     ------     -------     --------
Capital stock and other stockholders' equity:
  Capital Stock......................................    15,406      3,298      35,746       54,450
  Accumulated and comprehensive income...............        --        (10)         10           --
  Unearned stock-based compensation..................    (2,384)      (665)     (3,938)      (6,987)
  Accumulated deficit................................   (24,720)       457        (457)     (24,720)
                                                       --------     ------     -------     --------
     Total capital stock and other stockholders'
       equity (deficit)..............................   (11,698)     3,080      31,361       22,743
                                                       --------     ------     -------     --------
     Total liabilities, convertible preferred stock
       and warrants and capital stock and other
       stockholders' equity..........................  $ 22,669     $6,773     $31,861     $ 61,303
                                                       ========     ======     =======     ========

     The following adjustments were applied to Simplex' historical financial statements and those of Altius to arrive at the pro forma financial information.

          (A) The assumed purchase price of $34.9 million consists of the fair value of Simplex common stock and options of $34.4 million, based upon assumed issuance of 6.5 million shares of Simplex common stock and 2.3 million options for the purchase of Simplex stock, plus estimated closing costs of $500,000. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB 25, the intrinsic value of option awards of $4.6 million for which vesting is dependent on future service has been separately allocated from the fair value of the options and will be amortized over the service period.

                            SIMPLEX SOLUTIONS, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             YEAR ENDED
                                                         SEPTEMBER 30, 1999
                         ----------------------------------------------------------------------------------
                                                               SIMPLEX                             SIMPLEX
                         SNAKETECH   SIMPLEX   ADJUSTMENTS    PRO FORMA   ALTIUS   ADJUSTMENTS    PRO FORMA
                         ---------   -------   -----------    ---------   ------   -----------    ---------
Net revenue............   $   827    $10,881     $    --      $ 11,708    $1,812     $    --      $ 13,520
Cost of revenue........        43      2,070          --         2,113       900          --         3,013
                          -------    -------     -------      --------    ------     -------      --------
Gross profit...........       784      8,811          --         9,595       912          --        10,507
                          -------    -------                  --------    ------                  --------
Operating expenses:
  Research and
     development.......       694      6,378          --         7,072       396          --         7,468
  Sales and
     marketing.........       496      7,314          --         7,810       288          --         8,098
  General and
     administrative....       762      2,225          --         2,987       103          --         3,090
  Amortization of
     acquired goodwill
     and other
     intangibles.......        --         --       5,045(A)      5,045        --       4,791         9,836
  Stock-based
     compensation......         3         13          --            16        31       1,828(E)      1,875
  In-process research
     and development...        --         --       1,100(B)      1,100        --          --         1,100
                          -------    -------     -------      --------    ------     -------      --------
     Total operating
       expenses........     1,955     15,930       6,145        24,030       818       6,619        31,467
                          -------    -------     -------      --------    ------     -------      --------
Operating (loss)
  income...............    (1,171)    (7,119)     (6,145)      (14,435)       94          --       (20,960)
Interest and other
  income (expense),
  net..................        47        211          --           258        15          --           273
Interest expense.......        (1)      (133)         --          (134)       --          --          (134)
                          -------    -------     -------      --------    ------     -------      --------
Net loss...............   $(1,125)   $(7,041)    $(6,145)     $(14,311)   $  109     $(6,619)     $(20,821)
                          =======    =======     =======      ========    ======     =======      ========
Pro forma basic and
  diluted net loss per
  share................                                                                              (1.38)(C)
Number of shares used
  in calculation of pro
  forma basic and
  diluted net loss per
  share................                                                                             15,120

                            SIMPLEX SOLUTIONS, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS ENDED
                                                                  JUNE 30, 2000
                                ----------------------------------------------------------------------------------
                                                                      SIMPLEX                             SIMPLEX
                                SNAKETECH   SIMPLEX   ADJUSTMENTS    PRO FORMA   ALTIUS   ADJUSTMENTS    PRO FORMA
                                ---------   -------   -----------    ---------   ------   -----------    ---------
Net revenue...................   $   691    $15,545     $    --       $16,236    $6,056     $    --       $22,292
Cost of revenue...............        17      1,313          --         1,330     3,606          --         4,936
                                 -------    -------     -------       -------    ------     -------       -------
Gross profit..................       674     14,232          --        14,906     2,450          --        17,356
                                 -------    -------     -------       -------    ------     -------       -------
Operating expenses:
  Research and development....       429      4,486          --         4,915       597          --         5,512
  Sales and marketing.........       918      7,027          --         7,945       660          --         8,605
  General and
    administrative............       578      2,061          --         2,639       458          --         3,097
  Amortization of goodwill and
    other intangibles.........        --      1,261        (116)(A)     1,145        --       4,791(D)      5,936
  Stock-based compensation....         2      1,256          --         1,258       140       1,228(E)      2,626
  In-process research and
    development...............        --      1,100      (1,100)(B)        --        --          --            --
                                 -------    -------     -------       -------    ------     -------       -------
    Total operating
      expenses................     1,927     17,191      (1,216)       17,902     1,855       6,019        25,776
                                 -------    -------     -------       -------    ------     -------       -------
Operating loss................    (1,253)    (2,959)      1,216        (2,996)      595      (6,019)       (8,420)
Interest and other income
  (expense), net..............        78         25          --           103        26          --           129
Interest expense..............         7       (353)         --          (346)       28          --          (318)
                                 -------    -------     -------       -------    ------     -------       -------
Net loss......................   $(1,168)   $(3,287)    $ 1,216       $(3,239)   $  649     $(6,019)      $(8,609)
                                 -------    -------     -------       -------    ------     -------       -------
Pro forma basic and diluted...
  net loss per share..........                                                                              (0.53)(C)
Number of shares used in
  calculation of pro forma
  basic and diluted net loss
  per share...................                                                                             16,140

     The following adjustments were applied to Simplex' historical financial statements and those of Snaketech to arrive at the pro forma financial information.

        (A) The pro forma Simplex statements of operations for the year ended September 30, 1999 and the nine-months ended June 30, 2000 were adjusted to record the amortization of goodwill and other intangible assets related to Simplex' acquisition of Snaketech as if the transaction occurred on October 1, 1998 as follows (in thousands):

                                                            AMORTIZATION EXPENSE
                                                        ----------------------------
                                                                         NINE MONTHS
                                                         YEAR ENDED         ENDED
                                        AMORTIZATION    SEPTEMBER 30,     JUNE 30,
                              AMOUNT       PERIOD           1999            2000
                              ------    ------------    -------------    -----------
Assembled workforce.........  $  700        7 years        $  100           $ 75
Acquired technology.........   5,100    1 - 4 years         4,234            334
Goodwill....................   3,557        5 years           711            534
                                                           ------           ----
                                                           $5,045           $934
                                                           ======           ====

        (B) The pro forma Simplex financial information for the year ended for September 30, 1999 was adjusted to remove the in-process research and development expense of $1.1 million related to Simplex' acquisition of Snaketech since such charge is not reflective of on-going expenses.

        (C) The pro forma statements of operations statement for the year ended September 30, 1999 and for the nine months ended June 30, 2000 was adjusted to record the amortization of goodwill related to Simplex acquisition of Altius as if the transaction occurred on October 1, 1998. The purchase price allocation, which is based on management's best estimates at this time, is preliminary and is subject to change. To account for the proposed acquisition the following assumptions have been made:

           (a) the issuance of 6.5 million shares of Simplex' common stock.

           (b) the grant of vested and unvested options to purchase 2.3 million shares of Simplex' common stock which, in accordance with Financial Accounting Standards Board, Interpretation No. 44, have been valued at their fair value, using the Black-Scholes option pricing model, and recorded as part of the purchase price. Excluded from this valuation and included in unearned stock based compensation is the intrinsic value of unvested options to purchase 2.3 million shares of Simplex' common stock.

           (c) the excess of purchase price over fair value of assets acquired is reflected as goodwill and is amortized over an estimated life of five years.

               Goodwill of $31.9 million amortized on a straight-line basis is as follows for each period:

                                NINE MONTHS
                 YEAR ENDED        ENDED
                SEPTEMBER 30,    JUNE 30,
                    1999           2000
                -------------   -----------
                   $4,791*        $4,791

               * Represents nine-months due to actual incorporation date.

        (D) Pro forma basic and diluted net loss per share for the year ended September 30, 1999 and the nine-months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the proforma effects of the conversion of Simplex's convertible preferred stock as if such conversion occurred on October 1, 1998.

        (E) Represents amortization of unearned stock-based compensation arising from the allocation of the intrinsic value of the unvested options issued in connection with the acquisition of Altius pursuant to FIN 44.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC Registration Fee........................................   $13,200
NASD Fee....................................................     5,500
Nasdaq National Market Listing Fee..........................         *
Printing and Engraving......................................         *
Legal Fees and Expenses.....................................         *
Accounting Fees and Expenses................................         *
Blue Sky Fees and Expenses..................................         *
Transfer Agent Fees.........................................         *
Miscellaneous...............................................         *
                                                               -------
  Total.....................................................   $     *
                                                               =======

---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee to enforce rights to indemnification (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, Bylaws or any statute or law, or as otherwise required under
Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, the Company is not obligated to indemnify the indemnified party for
(i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 1.1       Form of Underwriting Agreement
 3.1       Amended and Restated Certificate of Incorporation of the
           Registrant
           Form of Amended and Restated Certificate of Incorporation of
           the Registrant
10.1       Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive officers
 3.3       Bylaws of the Registrant

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, we have issued the following unregistered securities:

          (a) On April 6, May 6 and June 6, 1998, we sold an aggregate of 3,253,336 shares of our Series E Preferred Stock to a group of six (6) private investors for an aggregate purchase price of $12,200,010 which was paid in cash. We believe the sale of the shares were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers (i) represented to us that they were accredited investors within the definition of Rule 501 of Regulation D, (ii) represented to us that they understood that the securities were restricted and must be held for an indefinite period of time, (iii) represented to us that they were acquiring the shares for investment for their own account and not with a view to the distribution thereof and (iv) were afforded the opportunity to ask questions of our management.

          (b) On February 12, 1998, we sold 750,000 shares of our common stock to Aki Fujimura, our President, Chief Operating Officer and Director, at a purchase price of $0.68 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $509,250 and $750 in cash. On March 30, 1999, we sold 141,667 shares of our common stock to Mr. Fujimura at a purchase price of $2.00 per share. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchase: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.

          (c) On January 19, 1999, we sold 193,125 shares of our common stock to Steven L. Teig, our Chief Technical Officer, at a purchase price of $1.25 per share. Mr. Teig paid for his shares with a promissory note in the amount of $241,406. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchase: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.

          (d) On March 30, 1999, we sold 100,000 shares of our common stock to Luis P. Buhler, our Chief Financial Officer, at a purchase price of $2.00 per share. Mr. Buhler paid for his shares with a promissory note in the amount of $200,000. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchase: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.

          (e) From September 1999 through September 2000, we sold an aggregate of 1,087,219 shares of our common stock for an aggregate consideration of $827,817 pursuant to the exercise of options granted to certain of our employees, directors and consultants under our 1995 Stock Plan. We believe the sales were exempt from registration by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act because they were each transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

          (f) From September 1999 through September 2000, we sold an aggregate of 1,261,224 shares of our common stock for an aggregate consideration of $1,441,979 pursuant to the exercise of options granted to certain of our directors and officers under our 1995 Stock Plan. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers were accredited investors within the meaning of Rule 501 of Regulation D.

          (g) On June 29, 1999, we granted a warrant to purchase aggregate of 66,667 shares of our Series E Preferred Stock to TBCC Funding Trust II. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers were accredited investors within the meaning of Rule 501 of Regulation D.

          (h) On March 31, 2000, we issued an aggregate of 2,786,996 shares of our common stock in conjunction with the acquisition of all of the outstanding capital stock of Snaketech S.A. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about the Company.

     In particular, the securities described in the Preferred Stock financings and warrant issuances are owned in their entirety by individuals or large institutional investors who (A) represented to us that they were "accredited investors" within the definition of Rule 501 of Regulation D, familiar with investing in private companies, (B) represented to us that they understood that the securities they were purchasing were restricted and the risk of possible loss associated with their investment, (C) represented to us that they were familiar with our history and business, (D) received our recent financial information and (E) were afforded the opportunity to ask questions of our management. Each of the investors had expressed previous interest to our officers and directors in making an investment in us when an opportunity was available, and such investors were contacted only on a one-on-one basis without any general solicitation or advertising of the investment opportunity. Accordingly, we believe that the each of the foregoing transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1*      Form of Underwriting Agreement
 3.1       Amended and Restated Certificate of Incorporation of the
           Registrant
 3.2       Form of Amended and Restated Certificate of Incorporation of
           the Registrant
 3.3       Bylaws of the Registrant
 4.1*      Form of Registrant's Common Stock Certificate
 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation regarding legality of the securities being
           issued
10.1       Form of Indemnification Agreement entered into by and
           between the Registrant and each of its directors and
           executive officers
10.2       Form of Management Continuity Agreement entered into by and between the Registrant and certain of its officers
10.3       1995 Stock Plan
10.4       2000 Incentive Stock Plan
10.5       Employee Stock Purchase Plan 2000
10.6       Series E Preferred Stock Agreement of the Registrant dated
           April 6, 1998
10.7       Fourth Amended and Restated Rights Agreement of the
           Registrant dated April 6, 1998
10.8       Registration Rights Agreement dated March 31, 2000 by and
           between the Registrant and Shareholders of SnakeTech S.A.
10.9*      Promissory Note of Aki Fujimira
10.10      Form of Promissory Note of the Registrant
23.1       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
23.2       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
23.3       Consent of Befec-Price Waterhouse, Independent Accountants
23.4       Consent of Deloitte & Touche LLP, Independent Auditors
24.1       Power of Attorney (see page II-8)
27.1       Financial Data Schedule

---------------
* To be filed by amendment.

     (B) FINANCIAL STATEMENT SCHEDULES

        Schedule II -- Valuation and Qualifying Accounts.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Simplex Solutions, Inc.

     In connection with our audits of the consolidated financial statements of Simplex Solutions, Inc. as of and for the nine months ended June 30, 2000 and as of September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

San Jose, California
August 16, 2000

                            SIMPLEX SOLUTIONS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  BALANCE AT                                  BALANCE AT
                                                  BEGINNING      ADDITIONS                       END
                                                   OF YEAR      (DEDUCTIONS)    WRITE-OFFS     OF YEAR
                                                  ----------    ------------    ----------    ----------
Allowance for doubtful accounts:
  Year ended September 30, 1997.................    $    0         $    0          $--          $    0
  Year ended September 30, 1998.................         0             10           --              10
  Year ended September 30, 1999.................        10            161           --             171
  Nine months ended June 30, 2000...............       171             14           --             185
Valuation allowance for deferred tax assets:
  Year ended September 30, 1997.................    $1,119         $1,411          $--          $2,530
  Year ended September 30, 1998.................     2,530          2,844           --           5,374
  Year ended September 30, 1999.................     5,374          3,756           --           9,130
  Nine months ended June 30, 2000...............     9,130            857           --           9,987

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of
California, on the      day of September, 2000.

                                          SIMPLEX SOLUTIONS, INC.

                                          By:   /s/ PENELOPE A. HERSCHER
                                            ------------------------------------
                                                   Penelope A. Herscher,
                                            Chief Executive Officer and Chairman
                                                              of
                                                   the Board of Directors

     KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Penny Herscher and Luis Buhler and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                 TITLE                    DATE
                      ---------                                 -----                    ----
              /s/ PENELOPE A. HERSCHER                     Chief Executive      September 8, 2000
-----------------------------------------------------        Officer and
                Penelope A. Herscher                       Chairman of the
                                                         Board of Directors
                                                             (Principal
                                                         Executive Officer)

                  /s/ AKI FUJIMURA                        President, Chief      September 8, 2000
-----------------------------------------------------     Operating Officer
                    Aki Fujimura                            and Director

                 /s/ LUIS P. BUHLER                        Chief Financial      September 8, 2000
-----------------------------------------------------    Officer (Principal
                   Luis P. Buhler                           Financial and
                                                         Accounting Officer)

               /s/ JOSEPH B. COSTELLO                         Director          September 8, 2000
-----------------------------------------------------
                 Joseph B. Costello

              /s/ HARVEY C. JONES, JR.                        Director          September 8, 2000
-----------------------------------------------------
                Harvey C. Jones, Jr.

                      SIGNATURE                                 TITLE                    DATE
                      ---------                                 -----                    ----
              /s/ F. GIBSON MYERS, JR.                        Director          September 8, 2000
-----------------------------------------------------
                F. Gibson Myers, Jr.

                /s/ A. RICHARD NEWTON                         Director          September 8, 2000
-----------------------------------------------------
                  A. Richard Newton

                /s/ LARRY W. SONSINI                          Director          September 8, 2000
-----------------------------------------------------
                  Larry W. Sonsini

                                 EXHIBIT INDEX

                                                                        SEQUENTIAL PAGE
EXHIBIT                       EXHIBIT DESCRIPTION                           NUMBER
-------                       -------------------                       ---------------
 1.1*     Form of Underwriting Agreement..............................
 3.1      Amended and Restated Certificate of Incorporation of the
          Registrant..................................................
 3.2      Form of Amended and Restated Certificate of Incorporation of
          the Registrant..............................................
 3.3      Bylaws of the Registrant....................................
 4.1*     Form of Registrant's Common Stock Certificate...............
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation regarding legality of the securities being
          issued......................................................
10.1      Form of Indemnification Agreement entered into by and
          between the Registrant and each of its directors and
          executive officers..........................................
10.2      Form of Management Continuity Agreement entered into by and between the Registrant and certain of its officers..........
10.3      1995 Stock Plan.............................................
10.4      2000 Incentive Stock Plan...................................
10.5      Employee Stock Purchase Plan 2000...........................
10.6      Series E Preferred Stock Agreement of the Registrant dated
          April 6, 1998
10.7      Fourth Amended and Restated Rights Agreement of the
          Registrant dated April 6, 1998
10.8      Registration Rights Agreement dated March 31, 2000 by and
          between the Registrant and Shareholders of SnakeTech S.A.
10.9*     Promissory Note of Aki Fujimira
10.10     Form of Promissory Note of the Registrant
23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).......................
23.2      Consent of PricewaterhouseCoopers LLP
23.3      Consent of Befec-Price Waterhouse, Independent
          Accountants.................................................
23.4      Consent of Deloitte & Touche LLP, Independent Auditors......
24.1      Power of Attorney (see page II-8)...........................
27.1      Financial Data Schedule.....................................

---------------
* To be filed by amendment